UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CARTESIAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
common stock, par value $0.005 per share, of Cartesian, Inc.
	(2)	Aggregate number of securities to which transaction applies:
9,447,069 shares of common stock as of May 25, 2018
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.40
	(4)	Proposed maximum aggregate value of transaction:
$898,148.40*
	(5)	Total fee paid:
$111.82**
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
$467.48
	(2)	Form, Schedule or Registration Statement No.:
Schedule TO File Number 005-58049
	(3)	Filing Party:
Cartesian Holdings, Inc.
	(4)	Date Filed:
April 10, 2018
*	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated by subtracting 7,201,698 common stock, par value $0.005 (the “Shares”), of Cartesian, Inc., a Delaware corporation (“Cartesian”) that were tendered in the tender offer, from 9,447,069 issued and outstanding Shares, multiplied by the merger consideration of $0.40 per Share.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2018, issued August 24, 2017, by multiplying the transaction valuation by 0.0001245.

PRELIMINARY PROXY STATEMENT DATED MAY 25, 2018
SUBJECT TO COMPLETION

CARTESIAN, INC.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210

[            ], 2018

Dear Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of CARTESIAN, INC., a Delaware corporation (the “Company”), will be held on June 28, 2018, at 9:00 a.m. local time, at the Company’s offices at 7300 College Boulevard, Suite 302 Overland Park, Kansas 66210, to consider and vote upon the following matters:

(1)	Approve an Agreement and Plan of Merger, dated as of March 21, 2018 (the “Merger Agreement”), among Cartesian, Inc. (the “Company” or “Cartesian”), Cartesian Holdings, LLC (“Parent”), and Cartesian Holdings, Inc. (a wholly-owned subsidiary of Parent) (“Merger Sub”), pursuant to which, Merger Sub will merge with and into Cartesian (the “Merger”), and Cartesian will become a wholly-owned subsidiary of Parent (the “Merger Proposal”).
(2)	Approve one or more adjournments of the special meeting, if necessary or appropriate, to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”).

If the Merger is completed, you will be entitled to receive $0.40 in cash, without interest, for each share of Cartesian’s common stock you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 135% to Cartesian’s closing stock price on March 21, 2018, the last trading day prior to the public announcement of the Merger Agreement.

Cartesian’s Board of Directors, after considering the reasons more fully described in the enclosed proxy statement, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Cartesian and its stockholders, and approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to approve the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Cartesian from documents we file with the United States Securities and Exchange Commission (the “SEC”), from time to time. They are available at www.cartesian.com on the “Investor Relations — Corporate Governance”.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless a quorum is present and the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The failure of any stockholder of record to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” both proposals.

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Jim Serafin
Jim Serafin
Chief Executive Officer

[•], 2018

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [•], 2018 and, together with the enclosed form of proxy card, is first being mailed to Cartesian’s stockholders as of [•], 2018.

CARTESIAN, INC.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
Telephone: (913) 345-9315

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on June 28, 2018

Notice is hereby given that a special meeting of the stockholders of Cartesian, Inc., which we refer to as the Company or Cartesian, will be held on June 28, 2018, beginning at 9:00 a.m. local time, at the Company’s offices at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210 for the following purposes:

(1)	Approve an Agreement and Plan of Merger, dated as of March 21, 2018 (the “Merger Agreement”), among Cartesian, Inc. (the “Company” or “Cartesian”), Cartesian Holdings, LLC (“Parent”), and Cartesian Holdings, Inc. (a wholly-owned subsidiary of Parent) (“Merger Sub”), pursuant to which, Merger Sub will merge with and into Cartesian (the “Merger”), and Cartesian will become a wholly-owned subsidiary of Parent (the “Merger Proposal”).
(2)	Approve one or more adjournments of the special meeting, if necessary or appropriate, to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”).

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote, present and voting, in person or represented by proxy at the special meeting, is required to approve Adjournment Proposal. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” both proposals.

Only stockholders of record as of the close of business on May 25, 2018 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. On that date there were 9,447,069 shares outstanding and each share is entitled to one vote. A list of stockholders entitled to vote at the special meeting will be available at our offices located at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210 during regular business hours for a period of at least 10 days before the special meeting and at the place of the special meeting during the special meeting.

Stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of Cartesian common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all applicable requirements under Delaware law, which are summarized herein and reproduced in their entirety in Annex B to the accompanying proxy statement.

The Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to approve the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

By Order of the Board of Directors,

/s/ Jim Serafin
Jim Serafin
Chief Executive Officer
[•], 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including Merger Proposal, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone, or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into it, and its annexes, carefully and in their entirety.

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the Merger of Merger Sub with and into Cartesian, with Cartesian surviving as a wholly-owned subsidiary of Parent, which transaction we refer to as the Merger, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information”. The Merger Agreement is attached as Annex A to this proxy statement.

Parties Involved in the Merger (page 19)

Cartesian, Inc.

Cartesian was incorporated under the laws of the State of Delaware in January 1990. Cartesian is a leading specialist provider of consulting services and managed solutions to the global leaders in the communications, digital media, and technology sectors. The Company offers a portfolio of strategy, management, marketing, operational, and technology consulting services to help its clients build and execute strategies that transform their products, services and organizations and enhance the effectiveness and efficiency of their business operations. Cartesian’s common stock is quoted on the OTCQB Marketplace under the symbol “CRTN.” Its principal executive offices are located at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, and its telephone number is (913) 345-9315.

Parent and Merger Sub

Each of Parent, a Delaware limited liability company, and Merger Sub, a Delaware corporation, were formed on March 21, 2018 solely for the purpose of effecting the tender offer contemplated by the Merger Agreement and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the tender offer and the Merger. Each of Parent and Merger Sub have no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Merger Sub’s separate corporate existence will cease and Cartesian will continue as the surviving corporation. Until Merger Sub accepted for payment shares of Cartesian’s common stock pursuant to the tender offer, Merger Sub did not have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Merger Agreement, the tender offer and the Merger. Merger Sub is a wholly-owned direct subsidiary of Parent.

Parent is a wholly-owned direct subsidiary of Blackstreet Capital Holdings, LLC, a Delaware limited liability company (“BCH”). BCH Investors, LLC, a Delaware limited liability company (“BCH Investors”), is the controlling equityholder of BCH. Blackstreet Capital Investors, LLC, a Delaware limited liability company (“BCI”, and together with BCH, BCH Investors, Parent and Merger Sub, the “Purchaser Group”), is the controlling equityholder of BCH Investors, and is controlled by Murry N. Gunty. BCH, BCI and BCH Investors are private companies that are engaged in owning and operating privately held businesses.

The address of Purchaser Group’s principal executive offices is 5425 Wisconsin Ave, Suite 701, Chevy Chase, MD 20815 and their telephone number is (240) 223-1333.

Tender Offer and Change in Control (page 19)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub conducted a tender offer to purchase for cash all of the outstanding shares of Cartesian common stock at a purchase price of $0.40 per Share net to the seller in cash (the “Offer Price”), without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 10, 2018, and the related Letter of Transmittal (collectively, the “Offer”). The offering period (the “Offering Period”) of the Offer and the withdrawal rights expired at one minute after 11:59 p.m., New York City time, on May 11, 2018 at which time, based on the information provided to Parent by Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer (the “Depositary”), 7,201,698 shares of Cartesian common stock were validly tendered and not properly withdrawn prior to the expiration of the Offering Period. As all conditions to the Offer had been satisfied (or waived), Merger Sub accepted all validly tendered and not properly withdrawn shares of Cartesian common stock for payment. The shares of Cartesian common stock that were validly tendered and not properly withdrawn represented approximately 76.7% percent of the Company’s outstanding shares. Parent and Merger Sub provided the Depositary with sufficient funds to purchase all shares of Company common stock that were validly tendered in the Offer and not properly withdrawn. Because less than 90% of the Company’s outstanding shares were purchased in the Offer, the Company is calling this special stockholder meeting to approve the Merger Agreement.

Certain Effects of the Merger on Cartesian (page 20)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Cartesian, with Cartesian continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result, Cartesian expects to remove its common stock from the OTCQB Marketplace and de-register under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable following the effective time of the Merger, and thereafter Cartesian will no longer be a publicly traded company or file periodic reports with the SEC. Throughout this proxy statement, we use the term surviving corporation to refer to Cartesian as the surviving corporation following the Merger. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation and will, instead, be paid $0.40 in cash, without interest for each share of Cartesian common stock that you own immediately prior to the effective time of the Merger (unless you have properly exercised your appraisal rights with respect to such shares).

The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Cartesian if the Merger is Not Completed (page 20)

If the Merger Agreement is not adopted by Cartesian’s stockholders, or if the Merger is not completed for any other reason, Cartesian stockholders will not receive any payment for their shares of common stock. Instead, Cartesian will remain a public company, our common stock will continue to be traded on the OTCQB Marketplace and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

In addition, under specified circumstances, Cartesian may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination”.

Merger Consideration (page 20)

At the Effective Time, each outstanding share of our common stock (other than shares (i) owned by the Company, Parent, Merger Sub or any direct or indirect subsidiary of any of the Company, Parent or Merger Sub immediately prior to the effective time of the Merger and (ii) with respect to which stockholders have properly exercised and perfected appraisal rights, which we refer to as dissenting shares, under the General Corporation Law of the State of Delaware (the “DGCL”)) shall be converted automatically into the right to receive $0.40 in cash, without interest (the “Merger Consideration”), and, without any action by the holders of such shares, they will cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist.

At the closing of the Merger, Parent will deposit or cause to be deposited, sufficient funds to pay the aggregate Merger Consideration payable in connection with the Merger with Broadridge Corporate Issuer Solutions, Inc. (the “Paying Agent”). Following completion of the Merger, once a stockholder has provided the Paying Agent with his or her stock certificates or book-entry shares, as applicable, and the other items specified by the Paying Agent, the Paying Agent will promptly pay the stockholder the Merger Consideration.

After the Merger is completed, under the terms of the Merger Agreement, the holders of share certificates and/or book-entry shares, which immediately prior to the Effective Time represented Company common stock, will cease to have any rights with respect to such Company common stock other than the right to receive, upon surrender of such certificates or book-entry shares (or affidavit of loss in lieu thereof) in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration payable in respect thereof, or, with respect to Company common stock of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL, as described under “The Merger—Appraisal Rights”.

The Special Meeting (page 15)

Date, Time and Place

The special meeting of our stockholders will be held on June 28, 2018, at the Company’s offices at 7300 College Boulevard, Suite 302 Overland Park, Kansas 66210, beginning at 9:00 a.m. local time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 25, 2018, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our stockholders entitled to vote as of the record date to vote on proposals: (i) to approve the Merger Agreement, and (ii) to approve one or more adjournments of the special meeting to a later date to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

Quorum

As of the record date, there were 9,447,069 shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to take action on the proposals at a special meeting. The presence (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. As a result, 4,723,535 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. For purposes of determining whether a quorum is present, shares voted “FOR,” “AGAINST,” or “ABSTAIN,” as well as broker non-votes, will be considered shares that are present.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve the Merger Agreement. The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock that is present and voting, in person or represented by proxy at the special meeting, is required to approve the proposal to approve one or more adjournments of the special meeting. As of May 25, 2018, the record date, Merger Sub beneficially owned and was entitled to vote, in the aggregate, 7,201,698 shares of our common stock, representing approximately 76.2% of the outstanding shares of our common stock.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” both proposals.

Share Ownership of Our Directors, Executive Officers and Merger Sub

As a condition to entering into the Merger Agreement, Parent required that each of the Company’s then existing officers and directors enter into a Tender and Support Agreement (“Support Agreement”) in favor of Parent and Merger Sub. The Support Agreement includes, among other things, an agreement by the Company’s officers and directors to irrevocably tender all of their Company common stock in the Offer, subject to the terms and conditions of the Support Agreement. However, the Support Agreement acknowledged that the officers and directors were entering into such agreement solely in their capacity as stockholders and therefore did not limit their fiduciary duties or taking any action in their capacity as an officer or director of the Company. Upon completion of the Offer, each director and officer that was party to the Support Agreement tendered their shares to Merger Sub and ceased to beneficially own their respective Company common stock.

As of May 25, 2018, the record date, Merger Sub beneficially owned and was entitled to vote, in the aggregate, 7,201,698 shares of our common stock, representing approximately 76.2% of the outstanding shares of our common stock. Merger Sub has informed us that it currently intends to vote all of its shares of Cartesian common stock (i) “FOR” the Merger Proposal, and (ii) “FOR” the Adjournment Proposal.

Voting of Proxies

Any Cartesian stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Cartesian common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Cartesian common stock using the instructions provided by your broker, bank or other nominee.

As both of the proposals included in this proxy statement are non-routine matters, brokers, banks and other nominees cannot vote on these proposals without your instructions, resulting in what we refer to as a broker non-vote. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

Recommendation of Our Board of Directors and Reasons for the Merger (page 29)

Our Board of Directors as composed at the time of execution of the Merger Agreement (the “Prior Board”), after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Cartesian and its stockholders, and approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Prior Board unanimously recommended that you vote (i) “FOR” the Merger Proposal, and (ii) “FOR” the Adjournment Proposal.

Opinion of Armory Securities, LLC (page 36)

On March 21, 2018, Armory Securities, LLC (“Armory”) rendered its written opinion to the Company’s Strategic Review Committee (the “SRC” or the “Committee”) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price and Merger Consideration to be received by the holders of Company common stock (other than Excluded Shares (as defined in the Merger Agreement)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Armory’s written opinion, dated March 21, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Armory, is attached as Annex C and is incorporated by reference herein. Holders of Company common stock are urged to read Armory’s opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the Merger Agreement or the relative merits of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Offer and the Merger, as compared with any other strategic alternative that may have been, or may be, available to the Company. The opinion does not constitute a recommendation as to how any holder of Company common stock should act with respect to the proposed Transactions or any other matter. Armory provided its opinion for the information and assistance of the Committee in connection with, and for the purposes of its evaluation of, the Transactions. This summary is qualified in its entirety by reference to the full text of the opinion.

Financing of the Merger (page 50)

Parent plans to provide Merger Sub with the necessary funds to pay for the Merger with Parent’s or its affiliates’ cash on hand. Parent will receive a contribution in the amount of the aggregate Merger Consideration from its equity holders.

Treatment of Company Equity Awards (page 44)

Stock Options. Pursuant to the Merger Agreement, at the Effective Time each option to acquire Company common stock granted by the Company pursuant to the Company’s equity plans (“Company Option”) that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, will be canceled and converted into the right to receive from the surviving corporation an amount in cash (the “Option Payment Amount”), if any, without interest, equal to (a) the excess, if any, of the Merger Consideration (as defined below) over the per Share exercise price of the applicable Company Option, multiplied by (b) the aggregate number of Company common stock subject to such Company Option immediately before the Effective Time, which Option Payment Amount will be paid, as soon as practicable following the Effective Time. Notwithstanding the foregoing, any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock Awards. Pursuant to the Merger Agreement, at the Effective Time, each award of restricted stock under any Company stock plan that is outstanding immediately before the Effective Time whether or not vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder thereof, will be canceled and converted into the right to receive from the surviving corporation an amount in cash equal to (i) the product of the Merger Consideration and the number of shares of Company common stock subject to such award plus (ii) all dividends, if any, accrued but unpaid as of the Effective Time with respect to such award regardless of any prior election the holder of any such award may have made with respect to the payment of such accrued but unpaid dividends. The payment of such amount shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended or any applicable state, local or non-U.S. tax law. To the extent that any amounts are so withheld and paid to the appropriate governmental authorities, those amounts shall be treated as having been paid or provided to the holder of that award.

For more information, see “Past Contacts, Transactions, Negotiations and Agreements - Interests of Cartesian’s Directors and Executive Officers in the Merger - Quantification of Cash Out of Company Compensatory Awards.”

Future Employee Benefits (page 48)

Pursuant to the Merger Agreement, Parent agreed that it will or will cause the surviving corporation and its subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its subsidiaries (the “Continuing Employees”) full credit for purposes of determining eligibility and vesting (but not for purposes of any benefit accruals) under any employee benefit plans or arrangements maintained by Parent, the surviving corporation or any subsidiary of Parent or the surviving corporation (other than any defined benefit or equity-based plans), including, but not limited to, vacation and paid time off accruals, (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its subsidiaries or otherwise not subject to a limitation by the Company and its subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.

Interests of Cartesian’s Directors and Executive Officers in the Merger (page 42)

In considering the recommendation of the Prior Board with respect to the proposal to approve the Merger Agreement, you should be aware that our previous or existing directors and executive officers may have interests in the Merger that may be deemed to be different from, or in addition to, the interests of our stockholders generally. The Prior Board was aware of and considered these interests (to the extent such interests existed at the time), among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Cartesian. For a description of the interests of our directors and executive officers in the Merger, see “The Merger — Past Contracts, Transactions, Negotiations and Agreements – Interests of Cartesian’s Directors and Executive Officers in the Merger.”

Appraisal Rights (page 50)

If the Merger Agreement is approved by Cartesian’s stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal of their shares, and do not withdraw such demand, will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of Cartesian common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cartesian common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Cartesian before the vote is taken on the proposal to approve the Merger Agreement (and not withdraw such demand), you must not submit a blank proxy or otherwise vote in favor of the proposal to approve the Merger Agreement and you must continue to hold the shares of Cartesian common stock of record through the Effective Time of the Merger. Your failure to follow the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex B to this proxy statement. If you hold your shares of Cartesian common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or nominee.

U.S. Federal Income Tax Consequences of the Merger (page 54)

The receipt of cash for shares of Cartesian common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a “U.S. Holder” (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of Cartesian common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Cartesian common stock surrendered in the Merger. A “Non-U.S. Holder” (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 57)

The Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

No Solicitation (page 66)

The Merger Agreement contains a customary “no solicitation” provision that, subject to certain exceptions, restricts the Company’s ability to (i) solicit, initiate or knowingly encourage or facilitate any inquiries or submission that could lead to a third-party takeover proposal or (ii) enter into, engage or participate in discussions or negotiations with, furnish any nonpublic information relating to the Company to, or execute any agreement with, third parties in connection with a third-party takeover proposal. The no solicitation provision is subject to a “fiduciary out” that permits the Company, under certain circumstances and in compliance with certain obligations, to terminate the Merger Agreement and accept a Superior Proposal (as defined in the Merger Agreement) upon payment to Parent of a termination fee of $400,000. In addition, we have agreed to certain procedures that we must follow in the event we receive an unsolicited acquisition proposal. See “The Merger Agreement – No Solicitation; Change of Company Recommendation.”

Conditions to the Closing of the Merger (page 71)

The respective obligations of the parties to effect the Merger are subject to satisfaction (or waiver by Parent and the Company, if permitted by law) at or prior to the closing of certain closing conditions, see “The Merger Agreement – The Merger.”

Termination of the Merger Agreement and Termination Fee (page 71)

The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the receipt of stockholder approval, under certain circumstances and in accordance with the terms and conditions of the Merger Agreement. In the event that the Merger Agreement is properly and validly terminated pursuant to the termination rights above, the Merger Agreement will become void and of no force or effect without liability or obligation (with certain limited exceptions) on the part of Parent, Merger Sub or the Company or their respective representatives, except that certain provisions of the Merger Agreement will survive any termination of the Merger Agreement in accordance with their respective terms. In addition, under specified circumstances, Cartesian may be required to pay Parent a termination fee upon the termination of the Merger Agreement. See “The Merger Agreement – Termination.”

Fees and Expenses (page 73)

Whether or not the Merger is consummated, each party to the Merger Agreement is responsible for all of its respective costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

Market Prices and Dividend Data (page 76)

Our common stock is listed on the OTCQB Marketplace under the symbol “CRTN.” On March 21, 2018, the last trading day prior to the public announcement of the Merger Agreement, the closing price of our common stock was $0.17 per share. On [•], 2018, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on the OTCQB Marketplace was $[•] per share. You are encouraged to obtain current market quotations for our common stock.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, we may not declare, set aside, establish a record date for, make or pay any dividends on our common stock without Parent’s prior written consent. Under our current dividend policy, we have never declared or paid any cash dividends on our capital stock and have retained any future earnings to support operations and to finance the growth and development of our business.

QUESTIONS AND ANSWERS REGARDING THE MERGER,
MERGER AGREEMENT AND SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Cartesian stockholder so we encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the Merger Agreement (attached as Annex A), and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information”.

Q:	Why am I receiving these materials?
A:	The Board is furnishing this proxy statement and form of proxy card to the holders of Cartesian common stock in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.
Q:	When and where is the special meeting?
A:	The special meeting will take place at 9:00 a.m. local time, on June 28, 2018 at the Company’s offices at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210.
Q:	Who is entitled to vote at the special meeting?
A:	All stockholders of record as of the close of business on May 25, 2018 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of Cartesian common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Cartesian common stock that such holder owned as of the record date.
Q:	May I attend the special meeting and vote in person?
A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. Stockholders will need to present proof of ownership of Cartesian common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.
Q:	What am I being asked to vote on at the special meeting?
A:	You are being asked to consider and vote on the following proposals:
1.	To approve the Merger Agreement, pursuant to which Merger Sub will merge with and into Cartesian, and Cartesian will become a wholly-owned subsidiary of Parent; and
2.	To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

You are not being asked to approve the Offer, which has been completed as of the date of this proxy statement.

Q:	What is the proposed Merger and what effects will it have on Cartesian?
A:	The Merger Agreement contemplates the proposed merger of Merger Sub with and into Cartesian, whereby Cartesian will be acquired by and become a wholly-owned subsidiary of Parent in accordance with the terms of the Merger Agreement. If the Merger Proposal is approved by the holders of Cartesian common stock and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Cartesian, with Cartesian continuing as the surviving corporation. Cartesian would also remove its common stock from the OTCQB Marketplace and de-register it under the Exchange Act as soon as reasonably practicable following the Effective Time of the Merger and would thereafter no longer be a publicly traded company or file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Q:	What will I receive if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive the per share Merger Consideration of $0.40 in cash, without interest, for each share of common stock that you own, unless you have properly exercised and perfected and not withdrawn a demand for appraisal under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $40.00 in cash in exchange for your shares of common stock. In either case, you will not own shares in the surviving corporation.
Q:	How does the per share merger consideration compare to the market price of Cartesian common stock prior to the public announcement of the Merger Agreement?
A:	The per share merger consideration represents a premium of approximately 135% over Cartesian’s closing stock price on March 21, 2018, the last trading day prior to the public announcement of the execution of the Merger Agreement.
Q:	What do I need to do now?
A:	We encourage you to read this proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we refer to in this proxy statement carefully and consider how the Merger affects you, and then to complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.
Q:	Should I send in my stock certificates now?
A:	No. Please do not send in your stock certificates now. After the Merger is completed, under the terms of the Merger Agreement, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the per share merger consideration for each share of our common stock represented by the stock certificates. You should not send in your Cartesian stock certificates until you receive such transmittal materials after the Merger is completed.
Q:	What happens if I sell or otherwise transfer my shares of Cartesian common stock after the record date, but before the special meeting?
A:	The record date for the special meeting is earlier than the date of the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Cartesian in writing of such special arrangements, you will transfer the right to receive the per share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these Company common stock at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.
Q:	How does Cartesian’s Board of Directors recommend that I vote?
A:	The Prior Board, after considering the various factors described under “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Cartesian and its stockholders, and approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Prior Board unanimously recommended that you vote (i) “FOR” the proposal to approve the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

Q:	What happens if the Merger is not completed?
A:	If the Merger Agreement is not adopted by Cartesian stockholders, or if the Merger is not completed for any other reason, Cartesian’s stockholders will not receive any payment for their shares of common stock. Instead, Cartesian will remain a public company, our common stock will continue to be traded on the OTCQB Marketplace and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, Cartesian may be required to pay a termination fee upon the termination of the Merger Agreement as described under “The Merger Agreement—Termination.”
Q:	Do any of Cartesian’s directors or executive officers have interests in the Merger that may differ from those of Cartesian stockholders generally?
A:	In considering the recommendation of the Prior Board with respect to the Merger Proposal, you should be aware that our previous or existing directors and executive officers may have interests in the Merger that may be deemed to be different from, or in addition to, the interests of our stockholders generally. The Prior Board was aware of and considered these interests (to the extent such interests existed at the time), among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Cartesian. For a description of the interests of our directors and executive officers in the Merger, see “The Merger — Interests of Cartesian’s Directors and Executive Officers in the Merger.”
Q:	What vote is required to approve the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the Merger Proposal. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. As of the record date for determining who is entitled to vote at the special meeting, there were 9,447,069 shares of Cartesian common stock issued and outstanding. Each holder of Cartesian common stock is entitled to one vote per share of stock owned by such holder as of the record date.
Q:	What vote is required to approve the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies?
A:	The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote, present and voting, in person or represented by proxy at the special meeting, is required to approve the Adjournment Proposal. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. As of May 25, 2018, the record date, Merger Sub beneficially owned and was entitled to vote, in the aggregate, 7,201,698 shares of our common stock, representing approximately 76.2% of the outstanding shares of our common stock.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Cartesian. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Cartesian common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	How may I vote?
A:	If you are a stockholder of record, there are four ways to vote:
1.	By attending the special meeting and voting in person by ballot;
2.	By visiting the Internet at the address on your proxy card;
3.	By calling the toll-free (within the U.S. or Canada) phone number on your proxy card; or
4.	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:	Not without your direction. Your broker, bank or other nominee will be permitted to vote your shares on any proposal only if you instruct your broker, bank or other nominee on how to vote. As both proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Cartesian common stock. If you do not follow these procedures, and do not provide voting instructions to your broker, bank or other nominee, a broker non-vote will result, and your shares will not be voted. A broker non-vote will have the same effect as if you voted against the Merger Proposal, but will have no effect on the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:
1.	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

2.	Delivering a written notice of revocation to our Secretary;
3.	Signing another proxy card with a later date and returning it to us prior to the special meeting; or
4.	Attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Cartesian common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Cartesian common stock is called a “proxy card.” The Board has designated Jim Serafin with full power of substitution as proxy for the special meeting.
Q:	If a stockholder submits a proxy, how are the shares voted?
A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.
Q:	Where can I find the voting results of the special meeting?
A:	Cartesian intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Cartesian files with the SEC are publicly available when filed and available at www.cartesian.com under the “Investor Relations” page. See “Where You Can Find More Information” of this proxy statement.
Q:	Will I be subject to U.S. federal income tax upon the exchange of Cartesian common stock for cash pursuant to the Merger?
A:	If you are a U.S. Holder, the exchange of Cartesian common stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash you receive pursuant to the Merger and your adjusted tax basis in the shares of our common stock exchanged for cash in the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided under “The Merger—US. Federal Income Tax Consequences of the Merger” of this proxy statement.

Q:	What will the holders of Cartesian equity awards receive in the Merger?
A:	Stock Options. Pursuant to the Merger Agreement, at the Effective Time each Company Option that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, will be canceled and converted into the right to receive from the surviving corporation the Option Payment Amount, which Option Payment Amount will be paid, as soon as practicable following the Effective Time. Notwithstanding the foregoing, any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock Awards. Pursuant to the Merger Agreement, at the Effective Time, each award of restricted stock under any Company stock plan that is outstanding immediately before the Effective Time whether or not vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder thereof, will be canceled and converted into the right to receive from the surviving corporation an amount in cash equal to (i) the product of the Merger Consideration and the number of shares of Company common stock subject to such award plus (ii) all dividends, if any, accrued but unpaid as of the Effective Time with respect to such award regardless of any prior election the holder of any such award may have made with respect to the payment of such accrued but unpaid dividends. The payment of such amount shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended or any applicable state, local or non-U.S. tax law. To the extent that any amounts are so withheld and paid to the appropriate governmental authorities, those amounts shall be treated as having been paid or provided to the holder of that award.

Q:	When do you expect the Merger to be completed?
A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the late second or early third quarter of 2018. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions over which we have limited control, including adoption of the Merger Agreement by our stockholders and the receipt of regulatory approvals.
Q:	Am I entitled to appraisal rights under the DGCL?
A:	Yes. If the Merger is adopted by Cartesian’s stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the Merger Agreement and who properly exercise and perfect, and do not withdraw, their demand for appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of Cartesian common stock who follow the prescribed procedures provided in Section 262 are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cartesian common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex B to this proxy statement.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “goal” and other words of similar import. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K and Form 10-K/A and subsequent periodic and interim reports, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	The risk that the Merger Agreement may be terminated in certain circumstances that require us to pay Parent a termination fee of $400,000;
•	Risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•	The effect of the announcement of the Merger on Cartesian’s business relationships (including, without limitation, dealers, customers, distributors and suppliers), operating results and business generally;
•	The amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	Risks related to the proposed Merger diverting management’s or employees’ attention from ongoing business operations or financial matters;
•	The risk that our stock price may decline significantly if the Merger is not completed;
•	The risk that the Merger may not be consummated in a timely manner, if at all;
•	The risk that competing offers will be made;
•	Risks related to other business effects, including the effects of industry, economic or political conditions outside of the parties’ control;
•	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others; and
•	The fact that Cartesian’s stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Cartesian’s current strategy as an independent company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the heading “Risk Factors” and in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find More Information”). No assurance can be given that these are all of the factors that could cause actual results to vary materially from those expressed or implied by the forward-looking statements.

Cartesian stockholders are cautioned not to place undue reliance on the forward-looking statements we make in this proxy statement, which speak only as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Cartesian stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

The special meeting of our stockholders will be held on June 28, 2018, at the Company’s offices at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, beginning at 9:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders entitled to vote as of the record date to vote on proposals: (i) to approve the Merger Agreement, and (ii) to approve one or more adjournments of the special meeting to a later date to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on May 25, 2018 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available at our offices located at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, during regular business hours for a period of at least 10 days before the special meeting and at the location where the special meeting is held during the special meeting.

As of the record date, there were 9,447,069 shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to take action on the proposals at a special meeting. The presence (in person or by proxy) of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. As a result, 4,723,535 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. For purposes of determining whether a quorum is present, shares voted “FOR,” “AGAINST,” or “ABSTAIN,” as well as broker non-votes, will be considered shares that are present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve the Merger Agreement. The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock that is present and voting, in person or represented by proxy at the special meeting, is required to approve the proposal to approve one or more adjournments of the special meeting.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement, but will have no effect on the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement, but will have no effect on the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” both proposals.

Shares Held by Cartesian’s Directors and Executive Officers and Merger Sub

As a condition to entering into the Merger Agreement, Parent required that each of the Company’s officers and directors enter into a Tender and Support Agreement (“Support Agreement”) in favor of Parent and Merger Sub. The Support Agreement includes, among other things, an agreement by the Company’s officers and directors to irrevocably tender all of their Company common stock in the Offer, subject to the terms and conditions of the Support Agreement. However, the Support Agreement acknowledged that the officers and directors were entering into such agreement solely in their capacity as stockholders and therefore did not limit their fiduciary duties or taking any action in their capacity as an officer or director of the Company. Upon completion of the Offer, each director and officer that was party to the Support Agreement tendered their shares to Merger Sub and ceased to beneficially own their respective Company common stock.

As of May 25, 2018, the record date, Merger Sub beneficially owned and was entitled to vote, in the aggregate, 7,201,698 shares of our common stock, representing approximately 76.2% of the outstanding shares of our common stock. Merger Sub has informed us that it currently intends to vote all of its shares of Cartesian common stock (i) “FOR” the proposal to approve the Merger Agreement, and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to approve the Merger Agreement and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. As both proposals in this proxy statement are non-routine matters, brokers, banks and other nominees cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the proposal to approve the Merger Agreement, but will have no effect on the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by any of the following methods:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	Delivering a written notice of revocation to our Secretary;
•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or
•	Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received by 11:59 p.m., Eastern time, on June 28, 2018. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Cartesian stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Board of Directors’ Recommendation

The Prior Board, after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Cartesian and its stockholders, and approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Prior Board unanimously recommended that you vote (i) “FOR” the proposal to approve the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, and (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including, but not limited to, the approval by our stockholders of the proposal to approve the Merger Agreement, we anticipate that the Merger will be consummated in the late second or early third quarter of 2018.

Rights of Stockholders Who Seek Appraisal

If the Merger is adopted by Cartesian’s stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect, and do not withdraw, their demand for appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of Cartesian common stock who follow the prescribed procedures provided in Section 262 are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Cartesian common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Cartesian before the vote is taken on the adoption of the Merger Agreement (and not withdraw such demand), you must not submit a proxy or otherwise vote in favor of the proposal to approve the Merger Agreement and you must continue to hold the shares of Cartesian common stock of record through the effective time of the Merger. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex B to this proxy statement. If you hold your shares of Cartesian common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank firm or nominee.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 28, 2018

This proxy statement is available at www.cartesian.com on the “Investors Relations” page and at www.proxyvote.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Householding of Special Meeting Materials

We may send a single copy of this proxy statement to any household at which two or more stockholders reside, in accordance with SEC rules, unless we have received contrary instructions. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses in connection with distributing the proxy.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Cartesian, Inc., Investor Relations, 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, or contact our Investor Relations department at (949) 574-3860. We will promptly deliver a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered upon their written or oral request. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully, as it is the legal document that governs the Merger.

Parties Involved in the Merger

Cartesian, Inc.

Cartesian was incorporated under the laws of the State of Delaware in January 1990. Cartesian is a leading specialist provider of consulting services and managed solutions to the global leaders in the communications, digital media, and technology sectors. The Company offers a portfolio of strategy, management, marketing, operational, and technology consulting services to help its clients build and execute strategies that transform their products, services and organizations and enhance the effectiveness and efficiency of their business operations. Cartesian’s common stock is quoted on the OTCQB Marketplace under the symbol “CRTN.” Its principal executive offices are located at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, and its telephone number is (913) 345-9315.

Parent and Merger Sub

Each of Parent, a Delaware limited liability company, and Merger Sub, a Delaware corporation, were formed on March 21, 2018 solely for the purpose of effecting the tender offer contemplated by the Merger Agreement (the “Offer”) and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Each of Parent and Merger Sub have no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Merger Sub’s separate corporate existence will cease and Cartesian will continue as the surviving corporation. Until Merger Sub accepted for payment shares of Cartesian’s common stock pursuant to the Offer, Merger Sub did not have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Merger Agreement, the Offer and the Merger. Merger Sub is a wholly owned direct subsidiary of Parent.

Parent is a wholly owned direct subsidiary of Blackstreet Capital Holdings, LLC, a Delaware limited liability company (“BCH”). BCH Investors, LLC, a Delaware limited liability company (“BCH Investors”), is the controlling equityholder of BCH. Blackstreet Capital Investors, LLC, a Delaware limited liability company (“BCI”, and together with BCH, BCH Investors, Parent and Merger Sub, the “Purchaser Group”), is the controlling equityholder of BCH Investors, and is controlled by Murry N. Gunty. BCH, BCI and BCH Investors are private companies that are engaged in owning and operating privately held businesses.

The address of Purchaser Group’s principal executive offices is 5425 Wisconsin Ave, Suite 701, Chevy Chase, MD 20815 and their telephone number is (240) 223-1333.

Tender Offer and Change in Control

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub conducted a tender offer to purchase for cash all of the outstanding shares of Cartesian common stock at a purchase price of $0.40 per Share net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 10, 2018, and the related Letter of Transmittal (collectively, the “Offer”). The offering period (the “Offering Period”) of the Offer and the withdrawal rights expired at one minute after 11:59 p.m., New York City time, on May 11, 2018 at which time, based on the information provided to Parent by Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer (the “Depositary”), approximately 7,200,990 shares of Cartesian common stock were validly tendered and not properly withdrawn prior to the expiration of the Offering Period, not including 1,465 shares of Cartesian common stock subject to guaranteed delivery procedures. All conditions to the Offer having been satisfied (or waived), Merger Sub accepted all validly tendered and not properly withdrawn shares of Cartesian common stock for payment. The shares of Cartesian common stock that were validly tendered and not properly withdrawn represented approximately 76.7% percent of the Company’s outstanding shares. Parent and Merger Sub provided the Depositary with sufficient funds to purchase all shares of Company common stock that were validly tendered in the Offer and not properly withdrawn. Parent provided Merger Sub with the necessary funds to pay for the Merger with Parent’s or its affiliates’ cash on hand. Parent received a contribution in the amount of the aggregate Offer Price from its equity holders._ Because less than 90% of the Company’s outstanding shares were purchased in the Offer, the Company is calling a special stockholder meeting to approve the Merger Agreement.

Certain Effects of the Merger on Cartesian

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Cartesian, with Cartesian continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result, Cartesian expects to remove its common stock from the OTCQB Marketplace and de-register under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable following the effective time of the Merger, and thereafter Cartesian will no longer be a publicly traded company or file periodic reports with the SEC. Throughout this proxy statement, we use the term surviving corporation to refer to Cartesian as the surviving corporation following the Merger. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation and will, instead, be paid $0.40 in cash, without interest for each share of Cartesian common stock that you own immediately prior to the effective time of the Merger (unless you have properly exercised your appraisal rights with respect to such shares).

The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Cartesian if the Merger is Not Completed

If the Merger Agreement is not adopted by Cartesian’s stockholders, or if the Merger is not completed for any other reason, Cartesian stockholders will not receive any payment for their shares of common stock. Instead, Cartesian will remain a public company, our common stock will continue to be traded on the OTC Marketplace and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

In addition, under specified circumstances, Cartesian may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination.”

Merger Consideration

At the Effective Time of the Merger, each outstanding share of our common stock (other than shares (i) owned by the Company, Parent, Merger Sub or any direct or indirect subsidiary of any of the Company, Parent or Merger Sub immediately prior to the effective time of the Merger and (ii) with respect to which stockholders have properly exercised and perfected appraisal rights, which we refer to as dissenting shares, under the General Corporation Law of the State of Delaware (the “DGCL”) shall be converted automatically into the right to receive $0.40 in cash, without interest (the “Merger Consideration”), and, without any action by the holders of such shares, they will cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist.

At the closing of the Merger, Parent will deposit or cause to be deposited, sufficient funds to pay the aggregate Merger Consideration payable in connection with the Merger with Broadridge Corporate Issuer Solutions, Inc. (the “Paying Agent”). Following completion of the Merger, once a stockholder has provided the Paying Agent with his or her stock certificates or book-entry shares, as applicable, and the other items specified by the Paying Agent, the Paying Agent will promptly pay the stockholder the Merger Consideration.

After the Merger is completed, under the terms of the Merger Agreement, the holders of share certificates and/or book-entry shares which immediately prior to the Effective Time represented shares will cease to have any rights with respect to such Company common stock other than the right to receive, upon surrender of such certificates or book-entry shares (or affidavit of loss in lieu thereof) in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration payable in respect thereof, or, with respect to Company common stock of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL, as described under “The Merger—Appraisal Rights.”

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, members of Company management or the Company’s representatives and other parties. References to the Board of Directors or the Board in this section refer to the Prior Board.

The Company is a leading provider of consulting services and managed solutions to the global leaders in the communications, digital media and technology sectors. The Company has segmented its operations primarily on a geographic basis. The Company offers operational, technology and software consulting services inside North America (referred to herein as the “North America Business”) and offers the same type of services in Europe, the Middle East and Asia (referred to herein as the “EMEA Business”).

As part of its ongoing evaluation of the Company’s business, the Company’s board of directors, or Board, together with management, regularly reviews and evaluates the Company’s business, operations, strategy and prospects as an independent company, with a view toward enhancing stockholder value. As part of this evaluation, the Board has, from time to time, considered various strategic alternatives to the Company’s business strategies as an independent company, including potential changes to the Company’s strategy and direction, strategic transactions, potential acquisitions and a possible sale of the Company.

At a meeting of the Board held on April 11 and 12, 2016, the Board established a Special Committee, comprised of independent directors Micky Woo and Bob Currey, to consider and recommend to the Board various strategic alternatives to improve stockholder value and protect against future and financial risks. The Special Committee also determined that Stinson Leonard Street LLP (“Stinson”) would advise the Special Committee in view of its expertise in mergers and acquisitions, securities and corporate law and knowledge of the Company and its industry gained through its long-standing role as outside counsel to the Company.

At a Special Committee meeting held on June 6, 2016, Stinson advised the Committee regarding its fiduciary duties in connection with the review of strategic alternatives and a possible sale of control of the Company. Also at that meeting the Special Committee determined to recommend to the Board that the Board (1) adopt a proposed charter for the committee prepared by Stinson; (2) change the name of committee to the “Strategic Review Committee” (the “SRC” or the “Committee”); (3) appoint additional independent directors, Don Tringali and Tom Williams, as members of the SRC; and (4) appoint Mr. Tringali as chairman of the SRC. The SRC also determined that it was prudent to begin a search for a financial advisor to assist and advise the SRC in the undertaking of its duties, including evaluating and pursuing one or more strategic alternatives that the SRC determined to explore. The Committee recognized that one of the strategic alternatives that might be proposed could involve a potential conflict of interest, including one or more members proposing a buyout of the Company’s stockholders that would be financially supported by a private equity firm or other financial sponsor (“MBO”). To be prepared for that contingency, the Charter of the Committee being recommended to the Board called for the Board to delegate all of its authority, to the extent legally permissible, to the SRC: (i) to identify and evaluate all strategic alternatives that are reasonably available to the Company; (ii) to select a time frame and process for pursuing implementation of the strategic alternative that the SRC determined to be fair to, and in the best interests of, the Company and its stockholders; (iii) to negotiate, and accept or reject, any proposed transaction; (iv) to retain financial and legal advisers at the Company’s expense and determine their fee arrangements; and (v) if Board approval of a proposed transaction was required by applicable law, to recommend to the Board whether the directors should or should not vote in favor of it. The Charter contemplated evaluation by the SRC of the following types of strategic alternatives: (i) remaining independent and implementing the Company’s strategic plan; (ii) selling the Company; (iii) a MBO or going private transaction; or (iv) a leveraged recapitalization.

At a meeting of the Board held on June 6 and 7, 2016, the Board adopted all of the recommendations of the SRC described above.

Beginning in June 2016, Mr. Tringali and other members of the SRC contacted, interviewed and/or met with nine different investment banking firms, including firms based in North America as well as the United Kingdom (“UK”), for the purpose of determining the best candidate to serve as financial advisor to the SRC. The status of these discussions was reported on and discussed at SRC meetings held on July 22, August 5, August 16, and August 30, 2016.

At a meeting of the SRC held September 6, 2016, the SRC determined that, based on its experience, industry knowledge, execution plan, and willingness to commit resources to the objective, Armory Securities, LLC (“Armory”) was the preferred firm, and authorized Mr. Tringali to negotiate an engagement letter with Armory. The engagement letter, dated September 29, 2016, was approved by the SRC at a meeting held October 5, 2016.

At a meeting of the SRC held November 15, 2016, Armory gave a presentation to the Committee regarding strategic alternatives for the Company and reviewed with the Committee the written materials that had previously been provided to and commented upon by members of the Committee. Armory discussed the due diligence that had been conducted by Armory, and then outlined the three principal strategic alternatives for consideration: (1) remaining independent and pursuing the Company’s growth strategy; (2) exploring a possible sale of the Company, including potentially a buyout by management of the EMEA Business or a sale of the entire Company; and (3) engaging in a leveraged recapitalization. Armory provided a summary of each of these alternatives and noted that each involved unique advantages, disadvantages and execution risks. The Committee determined that a potential sale of the Company was the strategic alternative likely to produce the highest value for stockholders and therefore would explore it through a competitive sale process, which would be directed and controlled by the Committee with assistance from its financial and legal advisers. The Committee also authorized and directed management and Armory to prepare a targeted list of potential buyers for review by the Committee.

At a meeting of the SRC held January 13, 2017, Armory reported on, among other things, the declining performance of the Company. Armory noted that declines in top-line revenue and access to cash could have a significant adverse impact on the strategic review and outreach process. The Committee addressed this with management and asked that a definitive plan to address these issues be presented at the next meeting of the Board.

At a meeting of the SRC held on January 31, 2017, the Committee received an update from Armory on its activities, as well as a timeline showing anticipated milestones. Armory reported that it had been in contact with 36 “Tier -A” potential strategic and financial partners and reported on the status of each. Armory indicated that it planned to send to all parties who had expressed interest a “process letter” outlining requirements to participate in the process as a potential bidder for the Company.

The SRC held meetings on February 16, March 2, April 3, April 13, and May 9, 2017, during which Armory updated the Committee on the strategic review process, including the status of discussions with specific potential bidders.

At a meeting of the SRC held on June 5, 2017, the Committee reviewed materials provided by Armory analyzing the relative value to stockholders of the leading strategic alternatives. These included a “sum of the parts” option where Cartesian, Ltd., the Company’s subsidiary that primarily conducts the EMEA Business would be sold to certain members of EMEA management located in the UK (“UK Management”). UK Management was working with a UK financial sponsor to provide the financing needed for the acquisition of Cartesian, Ltd. (“EMEA MBO”). That alternative also contemplated a concurrent acquisition of the North America Business by a separate party (“Party A”) which would be accomplished by merging a subsidiary of Party A into Cartesian, Inc. and converting the Cartesian shares into the right to cash and stock from Party A (the “North America Sale”). Party A is a publicly-traded company headquartered in the US. The proposed EMEA MBO and the proposed North America Sale are referred to collectively herein as the “Team Proposal”.

At a meeting of the SRC held on June 27 and 28, 2017, the Committee, with input from management and its financial and legal advisors, determined that, at that time, it appeared that the Team Proposal was the best reasonably available alternative to maximize value to stockholders. The Committee authorized Mr. Tringali to negotiate the terms of respective letters of intent and exclusivity agreements as necessary to facilitate the completion of respective due diligence and respective negotiation of definitive agreements for the Team Proposal (“LOI”).

At a meeting of the SRC held on July 12, 2017, the Committee reviewed and approved the LOI for the proposed EMEA MBO that had been negotiated with UK Management and the financial sponsor they were then working with at that time (“First Financial Sponsor”). Mr. Tringali subsequently executed the LOI for the proposed EMEA MBO on behalf of the Committee.

Following the execution of the LOI for the proposed EMEA MBO, UK Management and the First Financial Sponsor engaged in due diligence on the EMEA Business and Party A conducted due diligence with respect to the proposed North America Sale. The SRC continued to have update calls with Armory virtually every week.

At a meeting of the SRC held on September 12, 2017, Armory reported that the First Financial Sponsor was expected to make its final pricing decision by the end of the week. Armory reported that due to declining performance in EMEA, the SRC should not be surprised to receive a reduced offer. The SRC instructed Armory to reconnect with other potential bidders, since the exclusivity period under the LOI for the proposed EMEA MBO had expired.

On or about September 18, 2017, Armory informed the SRC that it had been informed by the First Financial Sponsor that it had decided not to support the EMEA MBO. At a meeting of the SRC held on September 19, 2017, the Committee discussed the impact of this decision, potential corrective action to be taken, and strategies for continuing the strategic review process. Armory reported that it had remained in contact with other interested parties and would re-engage with them, but cautioned that the declining Company performance, and the consistent failure to meet projections, would likely negatively impact potential full-company bids as well.

For the next several weeks, Armory re-engaged in discussions with parties who had previously expressed interest in a potential bid and facilitated due diligence and management meetings. Additionally, UK Management was seeking a new financial sponsor in an effort to resurrect the proposed EMEA MBO. The SRC continued to hold weekly update calls while the search for that financial sponsor was underway.

At a Special Meeting of the Board held October 6, 2017, the Board appointed Mr. Tringali to the position of Executive Chairman of the Board for the purpose of enabling him to have a more active role in management decisions affecting the performance of the Company and the ability of the Company to complete the strategic review process. The Board also amended the Charter of the SRC to allow Mr. Tringali to continue to serve on the Committee even though he would not be considered independent under Nasdaq rules during the period he served as Executive Chairman.

At a Special Meeting of the Board held October 30, 2017, among other things, the Board discussed the pros and cons of issuing a press release announcing that the Company was actively pursuing strategic alternatives. Until that time the Board had elected not to make a public announcement because of the risk of an adverse impact on employees and customers, and that a public announcement would, among other things, provide potential ammunition for competitors to raid the Company’s clients and employees. However, in light of the current state of the Company and the strategic review process, and Armory’s statement that there was a chance that an announcement could bring new potential bidders into the process, the Board determined to authorize the announcement. The Company announced the strategic review process in a press release issued on November 2, 2017.

Over the next several weeks, Armory continued to negotiate with, and manage due diligence activities from, various potential bidders, including pre-existing and potential new bidders for the entire Company, and the new financial sponsor of UK Management for the EMEA MBO (the “Second Financial Sponsor”).

On November 24, Mr. Tringali was informed that the Second Financial Sponsor had decided not to support UK Management in making an offer for the EMEA MBO. Among the reasons given was the continuing decline in performance in the EMEA Business and uncertainty about some structural elements of the deal required by the principals of UK Management.

On November 28, 2017, Jim Serafin, the Senior Director of Global Operations of the Company, introduced Blackstreet Capital Holdings, LLC (“Blackstreet”) as a possible participant in the strategic review process. Mr. Serafin requested the Company to provide the process nondisclosure agreement and introduced Blackstreet to Armory. Blackstreet executed a Non-Disclosure Agreement with the Company on November 28, 2017.

At a meeting of the SRC held November 30, 2017, the Committee, with guidance from financial and legal advisers, undertook a comprehensive review of the strategic review process, assessed the current situation, and discussed the merits of all of the remaining alternatives, including continuing as an independent company, potential equity investment or debt financing to address liquidity needs and improve performance, and the likelihood of being able to complete a strategic transaction. Armory reported that none of the remaining potential bidders for the entire Company were exhibiting the necessary degree of urgency to enable a transaction to be completed within the Company’s required timeline, and that the primary reason for the lack of demand was the

Company’s declining operating performance. The Committee also spent considerable time hearing from management regarding the operating and financial challenges facing the Company, and management’s plans to address them. The Committee instructed Armory to advance all potential bidders as far as possible before the next planned SRC meeting, scheduled to take place concurrent with the Board meeting on December 11-12, 2017.

On November 30, 2017, Armory provided to Blackstreet an initial diligence package and a draft Merger Agreement prepared by Stinson and requested that its proposed changes be shown on a marked copy of that draft.

On December 5, 2017, Blackstreet participated in a high-level management presentation conducted by members of Company management and attended by representatives of Armory. Following this management presentation, Blackstreet participated in follow-up due diligence sessions with members of the Company’s management. Representatives of Armory also attended these sessions.

On December 6, 2017, an initial bid instruction letter was distributed on behalf of the Company to Blackstreet. The letter indicated a deadline of December 8, 2017 for submitting a preliminary non-binding letter of intent.

At the SRC meeting held on December 11, 2017, Armory presented materials summarizing the status of discussions with those parties that continued to have interest. Blackstreet had submitted a letter of intent on December 11 offering to purchase the assets of Cartesian for $6 million in a pre-packaged bankruptcy, which the Committee determined would likely provide no return to stockholders. Armory also presented various financing alternatives that would provide the Company with more liquidity while it sought to execute on a strategic transaction.

On December 13, 2017, on behalf of the Company, representatives of Armory informed Blackstreet that the Board had determined that Blackstreet’s December 11th proposal was not sufficient to proceed with further discussions concerning a potential acquisition of the Company.

Mr. Tringali contacted Party A on December 20, 2017, seeking their interest in acquiring only the North America Business. On January 12, 2018, Armory received and forwarded to Mr. Tringali a proposed letter of intent from Party A expressing interest in acquiring the North America Business which would result in the Company continuing to operate EMEA until it could be sold. The proposed terms included $500,000 in cash payable at closing and $3,000,000 in value of Party A’s common stock. After discussing the initial offer with other members of the SRC, Mr. Tringali instructed Armory to try to improve the offer before the next SRC meeting.

At the SRC meeting held on January 18, 2018, the Committee reviewed and discussed a revised offer from Party A, dated January 16, to acquire the North America Business, which increased the cash portion of the consideration to $1,000,000 and maintained the stock portion to $3,000,000. The Committee determined that it would be prudent to pursue the potential sale of the North America Business in the event an acceptable bid for the entire Company did not materialize, and authorized Mr. Tringali to execute the letter of intent for the North America Sale. The Committee also reviewed a preliminary proposal from a new financing source for increased invoice financing for the EMEA Business that would increase the Company’s access to cash to help it through the next few months while it continued to implement its operational restructuring and seek to conclude a strategic transaction. The Committee also reviewed and discussed a revised proposal from Blackstreet received on December 17, 2017, offering to purchase certain assets of the Company for $7 million in cash, plus assumption of accounts payables, but with the Company remaining responsible for paying its other considerable debt and other retained liabilities, which would effectively eliminate any consideration for stockholders. The Board instructed Armory to communicate to Blackstreet that their offer would be more likely to be considered if it were in the form of a merger that guaranteed a sum certain to stockholders.

On January 22, 2018, the Company sent to Party A the first draft of a proposed Asset Purchase Agreement (“APA”) for the purchase of the North America Business. This switch from a merger to a sale of assets was necessitated by the fact that the North America Business was conducted within Cartesian, Inc., the entity that would retain the EMEA Business conducted by its foreign subsidiaries and which would continue to be publicly-traded after the asset sale.

On January 22, 2018, Armory informed Blackstreet that the SRC had determined that Blackstreet’s January 17th proposal was not sufficient to proceed with further discussions concerning a potential acquisition of the Company. The SRC would, however, entertain a merger which provided a control premium in line with market averages.

On January 24, 2018, Murry Gunty, the Chief Executive Officer of Blackstreet, requested a call with Mr. Tringali to understand the SRC’s deal requirements. After that call, Blackstreet participated in a high-level management presentation conducted by members of Company management and attended by representatives of Armory. Following this management presentation, Blackstreet participated in follow-up due diligence sessions with members of the Company’s management. Representatives of Armory also attended these sessions.

At the SRC meeting held on January 25, 2018, the Committee once again reviewed the alternatives being considered and the impact of liquidity limitations on the Company’s ability to continue operating through the period needed to close a strategic transaction. After discussion and input from the Company’s Chief Financial Officer, the SRC agreed with the Chief Financial Officer’s recommendation to execute a preliminary proposal from a potential new financing source so it could start due diligence and documentation.

On January 29, 2018, the Company received from counsel for Party A a revised APA for purchase of the North America Business.

On January 30, 2018, the SRC received a revised proposal from Blackstreet offering to acquire the Company via a merger in return for cash consideration at closing of $0.10 per share, plus the right of each stockholder to receive up to an additional $0.15 per share based on achievement of a specified EBITDA threshold. The closing price for the Company’s stock on that day was $0.18 per share.

At the SRC meeting held on February 1, 2018, the Committee discussed the revised Blackstreet offer and expressed concern about the high risk that the stockholders might not receive anything more than the consideration paid at closing, which was $0.10 in that offer.

At the SRC meeting held on February 8, 2018, the Committee once again discussed the status of the remaining alternatives, including potential equity investments that continued to be proposed by two parties. The Committee determined, based on a variety of factors (including (i) dilutive effects of the proposed investment and lower likelihood of any return to stockholders in the future; and (ii) significant execution risk), that pursuing either of these financing proposals was not the best alternative for stockholders and the Company. The Committee concluded that efforts should be focused on closing either the sale of the North America Business or a merger for the entire Company that provided fair consideration to stockholders.

At the SRC meeting held on February 15, 2018, the SRC received an update on the status of the proposed North America Sale. The Committee also discussed the need to obtain consent from Elutions, Inc. (“Elutions”) under an investment agreement entered into with Elutions on February 25, 2014 (the “Elutions Investment Agreement”). Pursuant to the Elutions Investment Agreement, Cartesian Ltd. received a loan in the amount of $3,268,664 evidenced by a promissory note (the “Elutions Note”) that was guaranteed by the Company. The Elutions Note matures on March 19, 2019, but can be redeemed by either party on 30 days’ notice. The Elutions Investment Agreement grants Elutions consent rights over any sale of assets of the Company or its subsidiaries outside the ordinary course of business. The Committee discussed commercial and other incentives that might be offered to Elutions to obtain its consent to the North America Sale (the “Elutions Consent”).

As part of its contingency planning at the February 15, 2018 SRC meeting, the Committee also discussed sources of debt or equity financing that could be obtained, and the potential terms thereof, if the Elutions Consent was not obtained and the Company needed to redeem the Elutions Note to eliminate the Elusions Consent requirement. The Committee also considered a complex, multi-step financing proposal from Elutions that was rejected because it would result in a sale of control to Elutions without a control premium being paid to stockholders and would have resulted in major dilution of existing stockholders. In addition, the Committee discussed efforts to improve the financial terms of Blackstreet’s proposal.

On February 19, 2018, Manatt, Phelps & Phillips, LLP (“Manatt”), outside legal counsel for Blackstreet, Parent and Merger Sub, provided initial comments on the draft merger agreement prepared by Stinson.

On February 21, 2018, a combined meeting of the Board and SRC was held which focused on evaluation of the remaining strategic alternatives. Armory presented financial analysis of a merger of the entire Company with an affiliate of Blackstreet, as compared to a combination of the North America Sale and retention and reorganization of EMEA until it could be sold. Armory also compared those alternatives with expected or proposed terms from five different financing sources to provide financing to support a business turnaround. Bankruptcy was considered as an option, but was rejected because of the value destruction that would arise from the expected loss of key customers and employees if that alternative was pursued. The timeline, due diligence and other steps needed to implement each of the above alternatives was also discussed. Stinson provided a detailed summary of the terms of the merger agreement proposed by Blackstreet (which included $0.15 per share in cash at closing and up to $0.06 per share in contingent cash consideration) and the APA proposed by Party A (which included $2.2 million in cash at closing and $2.7 million in value of Party A’s common stock that would not be registered under the Securities Act of 1933 and could not be resold in the public market for six months). Management of the Company also reported on the viability and prospects of the Company on a stand-alone basis, with or without an infusion of capital to address the Company’s dwindling cash resources.

On March 1, 2018, a combined meeting of the Board and SRC was held at which the Board discussed the status of the negotiations with Party A regarding the North America Sale, the terms of the Elutions financing proposal and the terms requested by Elutions in exchange for providing the Elutions Consent. The Board also discussed the terms of a proposed financing received from one of the potential financing sources, the proceeds of which would be used to redeem the Elutions Note to eliminate the Elusions Consent requirement if necessary. The Board directed Armory to attempt to improve the terms offered by that financing source and also discussed other financing options.

On March 5, 2018, the Board met to discuss negotiations regarding the terms upon which Elutions would grant its consent to the North America Sale (assuming the SRC recommended, and the Board approved, that alternative). The Board received an update on recent developments in those negotiations and authorized Stinson to work with Peter Woodward, one of the Board members, in seeking to obtain the Elutions Consent due to Mr. Woodward’s positive working relationship with the Chief Executive Officer of Elutions. The Committee also provided guidance to Stinson and Mr. Woodward on the terms to be offered to Elutions to obtain the Elutions Consent. Mr. Tringali also provided an update to the Board on the revised terms of the APA for the North America Sale.

On March 6, 2018, Blackstreet submitted a revised non-binding proposed plan of merger to Armory that did not provide a price but included other key elements, including the concept of a net consideration to stockholders, working capital financing and an expedited timeline.

On March 7, 2018, the Board received an update on the negotiations concerning the Elutions Consent (assuming the SRC recommended and the Board approved the North America Sale) and developed revised terms for a counterproposal. These terms included paying a portion of the Elutions Note with the $2 million in cash to be received from the North America Sale, leaving the remainder of the Elutions Note outstanding, and eliminating Elutions right to redeem the Elutions Note prior to its maturity. The Board also discussed Blackstreet’s latest proposal, the likelihood that the purchase price could be raised, and future negotiating strategy. In addition, the Board discussed the latest proposal from Party A, including the lack of liquidity of the unregistered shares being offered by Party A, and the ability to negotiate measuring the value of Party A’s publicly traded shares to be received in the North America Sale using a volume weighted average price over a 30 trading day period. Alternative sources of financing to repay all or part of the Elutions Note were also discussed.

On March 9, 2018, Company offered Blackstreet an opportunity to have an additional diligence session with management. After the diligence meeting and follow-up due diligence sessions, Manatt provided Stinson with a revised merger agreement which provided for an acquisition of the Company at a price of $0.32 per share. The closing price for the Company’s common stock on that day was $0.19.

On March 12, 2018, a combined meeting of the Board and SRC was held to consider Armory’s financial and other analysis of the two actionable alternatives available to the Company: (i) a sale of the entire Company to Blackstreet in a cash-out merger (“Blackstreet Alternative”) at a purchase price per share of $0.32 to $0.35 per share, and (ii) the North America Sale to Party A (“Party A Alternative”) for $2,200,000 in cash at closing and $2,780,000 in publicly-traded shares of Party A that were unregistered and could not be publicly resold for six months. The Board was concerned about the volatility in the price of Party A’s shares and the lack of liquidity of those shares due to the difficulty of locating a private buyer for those shares or a lender willing to lend against those shares as pledged collateral, in either case on attractive terms. However, Party A was not willing to grant registration rights to permit prompt resale of those shares or a collar on the price of its shares to mitigate volatility risk in the price of those shares. The SRC and Board were also concerned about the difficulty of reliably valuing the remaining EMEA Business after the North America Sale due to, among other things, its declining revenues, its continuing inability to achieve even reduced financial projections, and very limited cash availability to operate the EMEA Business until its prospects improved and it could be sold. In view of the foregoing and the execution risks associated with completing a subsequent process for selling the EMEA Business, the risk of successfully operating the EMEA Business to improve and stabilize its performance, and discounting to present value any future proceeds from a sale of the EMEA Business, the SRC and Board concluded that priority should be given to finalizing the terms of the proposed merger agreement with Blackstreet and seeking a $0.40 price per share. However, there was support for continuing to pursue the sale of the North America Business to Party A if agreement could not be reached with Blackstreet.

On March 14, Party A provided a full set of what it characterized as “Execution Copies” of the APA and ancillary documents relating to the proposed sale of the North America Business. Mr. Tringali had a call with the lead counsel for Party A in which he discussed two open items in the non-price terms of the APA for the purchase of the North America Business.

On March 16, a combined meeting of the Board and SRC was held to consider updated financial and other analysis on the Blackstreet Alternative and the Party A Alternative. Stinson reported on the progress made in negotiating terms that would result in obtaining Elutions Consent. Even though Elutions does not have a consent right over a sale of the entire Company in a cash-out merger, there was concern regarding the major liquidity risk that would arise if the Elutions Note would be called by Elutions for redemption within 30 days following announcement that the Blackstreet Alternative had been accepted. In addition to giving renewed consideration to the risks and uncertainties addressed at the March 12 meeting of the SRC and the Board, significant concern was expressed regarding the potential inadequacy of the Company’s remaining cash resources to operate the EMEA Business if the Party A Alternative was accepted. On the other hand, Mr. Tringali noted that Blackstreet had offered to provide up to a $1 million loan for working capital needs between signing and closing of Blackstreet’s proposed merger agreement. Armory reported that Blackstreet appeared to be firm that its best offer would be $0.38 per share.

On March 16, 2018, Armory informed Mr. Gunty that the SRC and the Board had determined that Blackstreet would need to raise its merger consideration to $0.40 per share in cash at closing in order for the entire Company to be sold.

On March 16, 2018, representatives of Blackstreet contacted Armory and indicated that Blackstreet intended to provide for an all-cash acquisition of the Company at a price of $0.40 per share. The closing price for the Company’s common stock on that day was $0.14 per share.

On the morning of March 18, 2018, a call was held among Mr. Gunty, Manatt, Mr. Tringali, Stinson and Armory to discuss certain open matters concerning the proposed acquisition of the Company by Parent and Merger Sub (newly formed entities that are affiliates of Blackstreet). These included: (i) removal of certain liens, and providing notice to certain existing creditors of the Company, as a pre-condition to the Company obtaining a working capital loan in the amount of $1 million; (ii) conditions upon which the Elutions Note would be assumed; (iii) the risk that the Elutions Note would be called by Elution and Blackstreet’s plan to persuade Elutions not to do so; and (iv) the degree of financial support that Blackstreet would provide to Parent and Merger Sub to complete the proposed merger and the other transactions contemplated by the proposed merger agreement. Stinson and Armory proposed changing the structure of the acquisition to a tender offer for all shares followed by a merger to convert all of the non-tendered shares into cash, in each case at $0.40 per share. The two-step structure was proposed as a means of expediting the closing of the acquisition and alleviating some of the liquidity and other concerns inherent in the matters referenced above. Blackstreet and Manatt concurred with the revised structure and its rationale and Stinson was tasked with revising the current draft of the merger agreement to reflect the new structure.

On the evening of March 18, 2018, a combined meeting of the Board and the SRC was held to receive an update from Mr. Tringali, Armory and Stinson on (i) the call with Mr. Gunty and Manatt described above (the “Blackstreet Call”) and (ii) the extensive internal call to plan for the Blackstreet Call among Mr. Tringali, Armory and Stinson. Stinson described the proposed two-step structure. However, Stinson noted that the benefit under Section 251(h) of the Delaware General Corporation Law (i.e., avoiding a shareholder vote on a merger if a majority of the shares are purchased in a qualifying first-step tender offer) would not be available because the Company’s shares are no longer listed on an exchange and they are held by less than 2,000 record holders. Stinson explained that a two-step transaction would nevertheless expedite the closing and alleviate certain liquidity and other risks associated with a single step merger. The SRC and Board directed Stinson to revise the draft merger agreement to reflect the two-step structure. It also directed Stinson to revise the draft merger agreement to have the full $1,000,000 working capital loan funded by Parent at signing of the merger agreement rather than having $500,000 funded at signing with additional draws of up to $500,000 (in $250,000 increments), if needed, as proposed by Blackstreet.

On March 19, Party A’s attorney sent an email to Mr. Tringali and Armory establishing a deadline of 5:00 PM on March 20, 2018 and provided a full set of what he characterized as “Execution Copies” of the APA and ancillary documents relating to the proposed sale of the North America Business. He indicated that if those documents were not executed and returned to Party A by that deadline, then Party A’s offer would be terminated.

On the morning of March 20, 2018, Stinson emailed Elutions informing it, pursuant to a preexisting confidentiality agreement, that Party A had imposed a deadline of 5:00 p.m. EDT on that date by which the Company must sign the APA or Party A’s offer would be withdrawn. Stinson also informed Elutions that the Board would be meeting at 3:00 p.m. to make a selection of the best strategic alternative and that Elutions’ consent was needed to make Party A’s APA a viable alternative. Elutions executed the agreement prepared by Stinson (“Elutions Consent Agreement”), which included Elutions consent to the Party A Alternative, in exchange for certain proposed consideration that had been negotiated between the Company and Elutions, if the Company selected the Party A Alternative. The Elutions Consent Agreement was emailed to Stinson at 2:55 p.m. EDT and, pursuant to Stinson’s request, stated that the offer represented thereby would remain open until 3:00 p.m. EDT on March 21, 2018.

The Company Board met at 3:00 p.m. EDT on March 20, 2018 to select the best reasonably available alternative to maximize stockholder value in the short run. Stinson reported that the Elutions Consent Agreement had been executed and would remain open until 3:00 p.m. EDT on March 21, 2018. The SRC approved Armory’s engagement letter to provide a fairness opinion if the Blackstreet Alternative would be selected. Mr. Tringali reported that the lead counsel for Party A had deleted the provision from the APA that gave the Company the right to require the closing of the APA transaction on 24 hours’ notice to Party A that Elutions Consent had been obtained. Mr. Tringali noted that this change exposed the Company to up to 35 days of liquidity risk if Party A delayed the closing for up to that amount of time. Party’s A counsel had also informed Mr. Tringali that Party A would not discuss a closing date until the APA had been signed.

During the March 20 meeting, Mr. Tringali and Armory reported that Mr. Gunty had imposed, as a condition to having Parent and Sub execute the merger agreement, having a call with the Chief Executive Officer (“CEO”) of Elutions to get a feel for how they could work together on commercial transactions and potentially renegotiate the terms of the Elutions Note. After discussing the feasibility of setting up a call with Elutions’ CEO (who was present in London), Mr. Woodward called him and arranged a call later that evening between Mr. Gunty and Elutions’ CEO. Armory then presented an updated financial analysis of the alternatives based on updated projections of the Company and the EMEA Business. In view of the importance of learning whether Mr. Gunty would be willing to proceed with the proposed merger with Parent at $0.40 per share, the meeting was adjourned until 10:00 p.m. EDT.

The combined meeting of the SRC and the Board reconvened at 9:00 p.m. EDT on March 20 and Mr. Woodward reported that the call between Mr. Gunty and the CEO of Elutions had gone reasonably well. However, Mr. Woodward indicated that Mr. Gunty wanted to have a breakfast meeting the following morning with an attorney that had previously done work for him and the CEO of Elutions to get a further understanding of how the relationship with Elutions might unfold. The SRC and Board therefore scheduled a meeting to be held the next morning on March 21, 2018 to learn whether Mr. Gunty would have Parent and Merger Sub sign the merger agreement after that breakfast meeting. Stinson provided an update on the few open items in the proposed merger agreement with Parent.

The meeting of the SRC and the Board convened at 10:00 a.m. EDT on March 21, 2018. Mr. Woodward reported that the breakfast meeting referenced above had gone well and that Mr. Gunty was prepared to have the Parent and Merger Sub enter into the proposed merger agreement with the Company. Armory next presented its written opinion to the effect that, subject to the terms and qualifications set forth therein, the Offer Price and Merger Consideration of $0.40 per share payable to holders of Company common stock is fair, from a financial point of view, to such holders (see Item 4. “The Solicitation or Recommendation - Opinion of Armory Securities, LLC” for further details). Armory then presented the detailed financial analysis supporting its fairness opinion. Stinson summarized the material terms of the execution versions of the Merger Agreement, and the ancillary agreements (including the Support Agreement, the amendment to the Rights Agreement (excluding the Offer and Merger from triggering the rights thereunder), the $1,000,000 Working Capital Loan, the Security Agreement and the Debenture Agreement). Stinson also described the triggers for payment of the $400,000 termination fee and noted that Armory had negotiated it down from $500,000. Stinson observed that, in view of the large amount of Company debt relative to its equity, enterprise value (rather than equity value) was the appropriate measure of whether the amount of the termination fee would deter a third party bidder from making a financially superior offer. Stinson stated that the amount of the termination fee represented less than four percent of the Company’s enterprise value and it should therefore satisfy Delaware legal precedent on meeting this standard.

After considering the foregoing, and taking into consideration the factors described under “Recommendation of Our Board of Directors and Reasons for the Merger”, the Board unanimously (i) declared that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Cartesian and its stockholders; (ii) in accordance with the DGCL, approved the terms and conditions of the Merger Agreement and the Transactions, declared it advisable that Cartesian enter into the Merger Agreement and consummate the Transactions, and authorized the execution, delivery and performance of the Merger Agreement; (iii) resolved that the Merger Agreement and the Merger be effected following a vote on the adoption of the Merger Agreement by Cartesian stockholders (if such vote by the holders of a majority of the outstanding shares of Cartesian stock is required by Delaware law and the Merger Agreement to approve the Merger Agreement); and (iv) resolved to recommend that Cartesian’s stockholders accept the Offer and tender their Company common stock in the Offer.

Following the meeting of the Board on March 21, 2018, the Company, Parent and Merger Sub executed the Merger Agreement and the Company issued a press release announcing the execution of the Merger Agreement before the opening of the stock market on the following day.

Merger Sub commenced the Offer on April 10, 2018, and the Offering Period of the Offer and the withdrawal rights expired at one minute after 11:59 p.m., New York City time, on May 11, 2018, at which time, based on the information provided to Parent by the Depositary, approximately 7,200,990 shares of Cartesian common stock were validly tendered and not properly withdrawn prior to the expiration of the Offering Period, not including 1,465 shares of Cartesian common stock subject to guaranteed delivery procedures. All conditions to the Offer having been satisfied (or waived), Merger Sub accepted all validly tendered and not properly withdrawn shares of Cartesian common stock for payment. The shares of Cartesian common stock that were validly tendered and not properly withdrawn represented approximately 76.7% percent of the Company’s outstanding shares. Parent and Merger Sub provided the Depositary with sufficient funds to purchase all shares of Company common stock that were validly tendered in the Offer and not properly withdrawn.

Recommendation of Our Board of Directors and Reasons for the Merger

References to the Board of Directors or the Board in this section refer to the Prior Board.

In evaluating the Merger Agreement and the Transactions, the Board consulted with senior management of the Company, as well as Armory and Stinson. In the course of making its recommendation, the Board carefully considered numerous factors, including the following material factors and benefits of the Transactions, among others, and not necessarily in order of relative importance:

Premium to Market Price; Certainty of Value

•	The fact that the Board considered the recent and historical market prices for the Company common stock, as compared to the consideration payable in the Offer and the Merger, including the fact that the Offer Price of $0.40 per Share payable in the Offer and the Merger represents a premium of approximately 135% over the closing price of the Company common stock on March 21, 2018 (the last trading day before public announcement of the Merger Agreement).

•	The fact that the Offer Price and Merger Consideration consists solely of cash, which provides certainty of value and liquidity to the Company’s stockholders and, unlike the Party A Alternative, does not expose them to any future risks related to the Company’s business or the financial markets generally.
•	The opinion of Armory rendered to the Committee on March 21, 2018, to the effect that, subject to the terms and qualifications set forth therein, the Offer Price and Merger Consideration of $0.40 per share payable to holders of Company common stock is fair, from a financial point of view, to such holders. See Item 4. “The Solicitation or Recommendation - Opinion of Armory Securities, LLC” for further details.

Prospects of the Company, the North America Business and the EMEA Business

•	The Company’s current and historical business, financial condition, results of operations, cash flow and availability, competitive position, strategic options and prospects, as well as the Company’s long-term business plan and prospects if it were to remain an independent public company; the risks, costs and challenges associated with remaining an independent public company; and the potential impact of those factors on the future trading price of the Company common stock.
•	The prospective risks to the Company as a stand-alone public entity, including the risks and uncertainties with respect to (i) achieving the Company’s long-term business plan in light of the current and foreseeable business and market conditions for the services offered by the Company; (ii) the repeated inability to accurately project future financial results and resulting valuation and survival uncertainties; (iii) the continued demand for cash infusion from the EMEA Business to support the losses sustained by the North America Business and the likelihood that UK legal limitations would significantly limit or prevent such support in the future; (iv) limited cash availability to either turn the business around or ensure survival of the Company; (v) constraints on sales of assets imposed by the Elutions Consent rights contained in the Elutions Investment Agreement; (vi) increasing competition, and reduced expenditures by customers, for consulting services in the sectors in which the Company operates; (vii) general stock market conditions and volatility; and (viii) the other risks and uncertainties identified in the Company’s filings with the SEC, including its Annual Report on Form 10-K for its year ended December 30, 2017.
•	Recognition by the Board that many of the risks described above with respect to the Company as a stand-alone entity applied equally or with greater force to each of the North America Business and the EMEA Business.

Risks Associated with the Sale of the North America Business in the Party A Alternative

•	The Board’s concern regarding the pricing volatility of the $2,780,000 in value of Party A shares that would be received pursuant to the APA for the Party A Alternative and the resulting risk that those shares would decline substantially in value.
•	The unwillingness of Party A to grant registration rights to the Company to allow the Party A shares to be sold promptly after the closing of the North America Sale rather than holding the shares for six months to satisfy the holding period requirement under Rule 144 under the Securities Act of 1933 before those shares could be resold publicly.
•	The unwillingness of Party A to grant a collar on the pricing of the Party A shares with respect to the calculation of the number of its shares to be issued in the APA for the Party A Alternative and the resulting inability to address volatility risk in the pricing of Party A’s shares.
•	The inability to find a sophisticated private buyer for the Party A shares that could have legally purchased them on reasonable terms prior to the expiration of the six month holding period under Rule 144.
•	The inability to find a lender that would provide a loan on reasonable terms that would be secured by the Party A shares pledged as collateral.
•	The difficulty of reliably valuing the remaining EMEA Business after the North America Sale due to, among other things, its declining revenues, its continuing inability to achieve even reduced financial projections, very limited cash availability to operate the EMEA Business until its prospects improved and it could be sold, and the resulting uncertainty as to the multiple of earnings or EBITDA a buyer would use to establish a purchase price for the EMEA Business.

•	The execution risks and uncertainties associated with completing a subsequent process for selling the EMEA Business.
•	The risk of successfully operating the EMEA Business to improve and stabilize its performance to groom it for sale.
•	The need to discount to present value any value ascribed to the EMEA Business because of the delay, risk and uncertainties associated with selling the EMEA Business within 12 to 24 months after the closing of the North America Sale and the related uncertainty as to the proper discount rate to use for this purpose.

Active Competitive Process

•	The fact that the Company actively sought proposals from more than 36 prospective counterparties to a potential acquisition transaction, who were viewed as the most likely buyers and that would have both the interest and financial wherewithal to pursue a transaction with the Company; and ultimately only two parties made competitive proposals. See Item 4. “The Solicitation or Recommendation-Background of the Offer and the Merger.”
•	The fact that, on November 2, 2017, the Company had publicly announced that it was conducting a process to review strategic alternatives.
•	That fact that, through extensive arm’s-length negotiations with Parent, the Company and its advisors were able to obtain enhancements, including a significant increase in the Offer Price and Merger Consideration proposed by Blackstreet from the time of its indication of interest to the end of the negotiations and inclusion of provisions in the Merger Agreement that increase the likelihood of completing the Offer and consummating the Merger.
•	The Board’s belief that, based on negotiations and discussions with Blackstreet, the Offer Price represented the highest price Blackstreet was willing to pay.
•	The Board’s conclusion that, in light of the absence of proposals from parties other than Party A, the Offer Price reflected the highest per Share value reasonably available as of the date of the Merger Agreement.

Speed and Likelihood of Consummation

•	The likelihood that the Transactions would be consummated without significant delay based on, among other things:
•	The structure of the transaction as a two-step acquisition of the Company, consisting of the Offer followed by a second-step Merger;
•	The conditions to the Offer and the Merger are specific and limited, so that the Transactions are likely to be completed if a sufficient number of Company common stock are tendered in the Offer;
•	The outside date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Transactions.
•	The Board’s belief that the terms of the Merger Agreement, taken as a whole, provide a high degree of protection against the risk that the consummation of the Transactions will be unduly delayed or that the Transactions will not be consummated.
•	The Board’s belief that the Merger Agreement’s restrictions on the Company’s ability to take certain actions during the pendency of the Transactions will not unduly interfere with the Company’s ability to operate its business in the ordinary course.
•	The customary nature, and materiality qualifications, of the representations, warranties and covenants of the Company in the Merger Agreement and the high likelihood that the Company will not breach any of them prior to Closing that would give Parent the right to terminate the Merger Agreement.

Financing Matters

•	The $1,000,000 Working Capital Loan assists with meeting the Company’s need to satisfy its financial obligations between signing of the Merger Agreement and closing of the Merger; and such loan, along with the significant expenses incurred by Blackstreet to complete the Transactions, reflect financial commitment by Blackstreet to provide the financing to Parent needed to complete the Transactions.
•	Constraints on access to capital from third parties resulting from the rights of first offer for debt and equity financing imposed by the Elutions Investment Agreement.
•	General stock market conditions and volatility.
•	The Company’s declining financial performance creates limited options for accessing debt or equity capital; and if such capital could be obtained, it would likely be at a rate of return that would create major dilution to the existing stockholders.

Appraisal Rights

•	The fact that appraisal rights under Section 262 of the DGCL would be available to the stockholders of the Company who do not tender their Company common stock in the Offer and who properly demand appraisal of their Company common stock and fully comply with the required procedures under the DGCL to perfect their appraisal rights, including the fact that such stockholders will have the right to payment of the “fair value” of their Company common stock as determined by the Delaware Court of Chancery, which may be higher or lower than the Merger Consideration of $0.40 per Share (see “-Appraisal Rights” under Item 8. “Additional Information”).

“No-Shop” and Ability to Terminate in Certain Circumstances

•	The Company’s ability, under certain circumstances, to furnish information to third parties making an unsolicited Alternative Proposal (as defined in the Merger Agreement) that either constitutes a Superior Proposal (as defined in the Merger Agreement) or would reasonably be expected to result in a Superior Proposal, and to engage in discussions and negotiations with such third parties.
•	The Company’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a Superior Proposal, subject to the Company paying Parent a termination fee (the “Termination Fee”) of $400,000, which represents less than four percent (4%) of the Company’s enterprise value (i.e., debt plus equity of the Company).
•	The Board’s ability, under certain circumstances, to withdraw or adversely modify or qualify its recommendation in favor of the Transactions (a “Company Recommendation Change”) at any time prior to a shareholder vote on the Merger, in response to a Superior Proposal, or when such change is advisable to comply with the Board’s fiduciary duties, subject to the Company paying Parent the Termination Fee if Parent terminates the Merger Agreement as a result of the Company Recommendation Change.
•	The Board’s belief that the Termination Fee payable to Parent in certain circumstances, including if the Company terminated the Merger Agreement to accept a Superior Proposal or if Parent terminated the Merger Agreement as a result of a Company Recommendation Change, is reasonable and customary in the context of termination fees payable in comparable transactions and in light of the overall terms of the Merger Agreement and would not preclude or unreasonably deter another party from making a Superior Proposal with regard to the Company following the announcement of the Merger Agreement and the Transactions.

Best Reasonably Available Alternative

•	The Board’s belief, after comprehensive evaluation and deliberation regarding the above considerations, that the completion of the Offer and the consummation of the Merger and the other Transactions represent the Company’s best reasonably available alternative for maximizing stockholder value in either the long run or the short run.

In the course of their deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including:

•	The fact that the all-cash price, while providing relative certainty of value, would not allow the Company’s stockholders to participate in any possible growth and profits of the Company following the completion of the Transactions.
•	The restrictions in the Merger Agreement on the Company’s ability to actively solicit any proposals that could lead to an Alternative Proposal, including restrictions on soliciting, initiating or knowingly facilitating or knowingly encouraging proposals or discussions or negotiations regarding an Alternative Proposal.
•	The fact that in certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal or if Parent terminates the Merger Agreement as a result of an Company Recommendation Change, the Company would be required to pay Parent the Termination Fee, including the potential impact of the applicable Termination Fee on the willingness of other potential bidders to propose takeover transactions, and the Board’s belief that the Termination Fee was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the Merger Agreement and would not preclude or unreasonably deter another party from making a Superior Proposal for the Company following the announcement of the Transactions.
•	The absence of assurance that all conditions to the parties’ obligations to complete the Offer or the Merger will be satisfied.
•	The absence of assurance, at the time the Merger Agreement was executed, that Blackstreet would commit more than $1,000,000 to complete the Transactions.
•	The potential effect of the public announcement of the Merger Agreement, including effects on the Company’s revenues, customers, operating results and Share price and the Company’s ability to attract and retain key management and personnel.
•	The risks and costs to the Company if the Transactions do not close, including negative effects on the trading price of the Company common stock, the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business, vendor and customer relationships.
•	The restrictions on the conduct of the Company’s business prior to the consummation of the Transactions, requiring the Company to conduct its business in the ordinary course, which may delay or prevent the Company from undertaking business opportunities that may arise or any other actions the Company would otherwise take with respect to its operations pending consummation of the Transactions.
•	The fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the Transactions, regardless of whether they are consummated, and if the Transactions are not consummated, the Company will be required to pay its own expenses associated with the Merger Agreement and the Transactions.
•	The fact that as an all-cash transaction the Transactions would be taxable to the Company’s stockholders for U.S. federal income tax purposes, although the Board believe that this was mitigated by the fact that the entire consideration payable in the Transactions is cash, providing adequate cash for the payment of any taxes due.
•	The fact that certain officers of the Company or its subsidiaries may have interests in the Transactions that are different from, or in addition to, those of the Company’s stockholders (see Item 3. “Past Contacts, Transactions, Negotiations and Agreements-Arrangements between the Company and its Executive Officers, Directors and Affiliates”).
•	The risk that the Elutions Note may be called for redemption with limited assurance that Blackstreet will assume that Note.
•	The risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Transactions.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the principal material positive factors and material negative factors considered by the Board. While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The Board collectively reached the conclusion to approve the Transactions, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable, nor did they attempt, to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its positions and recommendation as being based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Certain Unaudited Prospective Financial Information

The Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions and estimates and various other factors, many of which are not within the Company’s control. In connection with the rendering of the fairness opinion and the related financial analysis, management of the Company prepared preliminary projections for the fiscal years ending 2018 and 2019 (the “Projections”), which were provided to and discussed with the Committee, the Board and Armory, as described under the heading “Opinion of Armory Securities, LLC.”

The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled or performed any procedures with respect to the Projections or expressed any opinion or any form of assurance related thereto. The summary of the Projections is included in this proxy statement solely to give the Company’s stockholders access to certain preliminary financial information that was made available to the Committee, the Board and Armory, and is not being included in this proxy statement to influence a Company stockholder’s decision whether to approve the Merger or for any other purpose.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions regarding the Company’s business, industry performance, general business, economic, market and financial conditions and other matters that are inherently uncertain and many of which are beyond the control of the Company’s management. The most significant assumptions included in the Projections were:

•	The Company would discontinue or dispose of its North American operations.
•	The Company would secure sufficient working capital to support its ongoing EMEA operations.
•	EMEA revenue growth of 0.1% for fiscal year 2018 and 2.7% for fiscal year 2019, driven by new projects with key customer accounts and new customer development.
•	An approximate 13% decrease in operating expenses from fiscal year 2017 to fiscal year 2018, driven by headcount reductions and other cost cutting initiatives.
•	No capital expenditures.

The Projections were prepared by the Company’s senior management in good faith and on a reasonable basis, based on the best information available to management at the time of their preparation and have not been updated. The Projections are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks and uncertainties and other factors, some of which may be beyond the Company’s control. Such risks, uncertainties and other factors, including the failure of actual conditions to conform to the assumptions used in the preparation of the Projections, could cause actual results to differ materially from those suggested by the Projections. Important factors that may affect actual results, and result in the Projections not being achieved include, but are not limited to, the risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2017, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

The Projections may also be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The economic and business environment can and does change quickly, which adds a significant level of unpredictability and execution risk. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive future year. Accordingly, it is expected that differences between actual and projected results will occur, and actual results may be materially greater or less than those contained in the Projections.

The inclusion of the Projections in this proxy statement should not be regarded as an indication that the Company or any of its affiliates, advisors or representatives considered or considers the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the Projections or can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the Projections or that the Projections will be achieved.

Certain of the projected financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017, quarterly reports on Form 10-Q and current reports on Form 8-K. Please refer to the discussion entitled “Cautionary Statement Regarding Forward-Looking Information” at the beginning of the Annual Report on Form 10-K.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on the Projections.

The following is a summary of the Projections:

	Fiscal years
	$in millions
	2018	2019
Total Revenue	$32.92	$33.81
Total Cost of Sales	23.60	23.65
Gross Profit	9.32	10.15
Operating Expenses	9.18	8.96
Operating Income	0.14	1.19
Depreciation and Amortization Expense	0.59	0.52
EBITDA(1)	0.73	1.71
(1)	EBITDA for purposes of the Projections is calculated as operating income, before interest, tax, depreciation and amortization. EBITDA is a non-GAAP financial measure.

In connection with the discounted cash flow analyses performed by Armory and discussed under “Opinion of Armory Securities, LLC - Discounted Cash Flow Analysis” below, the Company provided Armory with management’s Projections and information regarding Unlevered Free Cash Flows, including items such as capital expenditures and change in net working capital and other cash flow related items.

Set forth below is the calculation of Unlevered Free Cash Flow for the years ending 2018 and 2019.

	Fiscal years
	$in millions
	2018	2019
Operating Income	$0.14	$1.19
Depreciation and Amortization Expense	0.59	0.52
EBITDA(1)	0.73	1.71
Taxes	—	—
Changes in Working Capital	(.59)	—
Capital Expenditures	—	—
Unlevered Free Cash Flow(1)	$0.14	$1.71
(1)	Unlevered Free Cash Flow for purposes of the Projections is calculated as operating income, after taxes, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and other cash flows. Unlevered Free Cash Flow is a non-GAAP financial measure. Taxes are assumed to be $0, so that no adjustment is included for taxes.

EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures. The measures are included in this proxy statement because Armory reviewed them in connection with its financial analysis as described under the heading “-Opinion of Armory Securities, LLC.” EBITDA and Unlevered Free Cash Flow provide a basis for evaluating underlying business performance, but should not be considered in isolation and are not in accordance with, or a substitute for, evaluating the Company’s performance utilizing GAAP financial information. These non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. The foregoing table shows the reconciliation of projected EBITDA and projected Unlevered Free Cash Flows to projected Operating Income, the closest GAAP financial measure, for the periods indicated.

Opinion of Armory Securities, LLC

The Strategic Review Committee (the “Committee” or “SRC”) of the Company’s Board retained Armory on September 29, 2016 to act as financial advisor to the Committee in connection with its review of strategic alternatives. The Committee selected Armory based on Armory’s experience, industry knowledge, execution plan, and willingness to commit resources to the Committee’s objectives. Armory, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On March 21, 2018, Armory rendered its written opinion to the Committee that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price and Merger Consideration to be received by the holders of Company common stock (other than Excluded Shares (as defined in the Merger Agreement)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Armory’s written opinion, dated March 21, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Armory, is attached as Annex C and is incorporated by reference herein. Holders of Company common stock are urged to read Armory’s opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the Merger Agreement or the relative merits of the Transactions, including the Offer and the Merger, as compared with any other strategic alternative that may have been, or may be, available to the Company. The opinion does not constitute a recommendation as to whether any holder of Company common stock should approve the Merger or should otherwise act with respect to the proposed Transactions or any other matter. Armory provided its opinion for the information and assistance of the Committee in connection with, and for the purposes of its evaluation of, the Transactions. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Armory made such reviews, analyses and inquiries as it deemed necessary and appropriate, and reviewed among other things:

•	a draft of the Merger Agreement, dated March 21, 2018;
•	certain publicly available business and financial information relating to the Company that Armory deemed to be relevant;
•	certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Armory by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company (the “Projections”);
•	a comparison of the present and projected financial condition of the Company with those of other public companies that Armory deemed relevant;
•	a comparison of the financial terms of the Offer with the financial terms of certain other precedent transactions that Armory deemed relevant;
•	the discounted cash flow of the Company based on the Projections and terminal value; and
•	the current and historical market prices and trading volume for common stock and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Armory deemed to be relevant.

In addition, Armory had discussions with management of the Company and the Committee concerning the business, operations, financial condition, performance trends and prospects of the Company and made inquiries regarding and discussed the Offer and other matters related thereto.

In arriving at its opinion, Armory assumed and relied upon the accuracy and completeness of the financial and other information that was publicly available to it, provided to it by the Company, or that was otherwise reviewed by Armory, without any independent verification of such information. Armory also assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Armory that would be material to its analyses or its opinion. Armory further relied upon the statements of management of the Company and the Committee that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect.

In addition, Armory assumed, based on advice of management of the Company, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments as to the future financial performance of the Company and the amounts and timing of estimated revenues and cash flows in the Projections are reasonable and will be realized in accordance with such estimates. Armory did not assume responsibility for, and expressed no view as to, any such Projections or estimates or the assumptions on which they are based. However, with the consent of the Committee, Armory considered the risks and uncertainties of achieving the Projections and the possibility that such Projections will not be realized.

Armory did not make any independent valuation or appraisal of the assets, businesses or securities of the Company, and its opinion does not purport to be an appraisal at which any assets, businesses or securities may actually be sold. Amory’s opinion does not constitute a valuation opinion or credit rating. In preparing its opinion, Armory did not conduct any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and Armory has not undertaken to evaluate the solvency of the Company or any other party to the Merger Agreement under any law. Armory did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Armory has not undertaken analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Armory assumed that the executed Merger Agreement and related documents would conform in all material respects to the last draft of the Merger Agreement and related documents reviewed by Armory prior to the delivery of its opinion, and assumed the accuracy of the representations and warranties contained in the Merger Agreement and the other documents related thereto. Armory also assumed, upon the advice of the Company, that (a) the Offer and the Merger will be consummated in a manner that complies in all respects with applicable federal and state statutes, rules and regulations, (b) all material governmental, regulatory and third party approvals, consents and releases for the Offer and the Merger will be obtained within the constraints contemplated by the Merger Agreement, and (c) the Offer and the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Armory relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Armory’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Offer Price and the Merger Consideration to be received by the holders of Company common stock (other than Excluded Shares) pursuant to the Merger Agreement. Armory was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement. Armory’s opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Offer and the Merger, (b) the relative merits of the Offer and the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (c) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Offer or the Merger or otherwise (other than the Offer Price and the Merger Consideration to be paid to holders of Company common stock under the Merger Agreement to the extent expressly specified herein), (d) the fairness of any portion or aspect of the Offer or the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, other than the holders of Company common stock to the extent expressly set forth in the opinion, (e) the fairness of any portion or aspect of the Offer or the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), other than the holders of the Company common stock to the extent expressly set forth in the opinion, (f) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Offer or the Merger, (g) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Offer, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger Agreement, any class of such persons or any other party, relative to the Offer Price, the Merger Consideration or otherwise. In addition, Armory’s opinion does not address whether or not the Offer Price or Merger Consideration is the highest price per Share that could be achieved in a sale of the Company.

Armory did not express any opinion as to any tax or other consequences that might result from the Offer or the Merger, nor does the opinion address any legal, accounting, regulatory, insurance, tax, or other specialist matters, on the understanding that the Company has obtained such advice as it deemed necessary from qualified professionals.

Armory’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Armory has no responsibility for updating or revising its opinion for events or circumstances that may occur after the date of its opinion. Armory’s fairness opinion committee approved the issuance of the opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Armory and reviewed by the Committee and the Board in connection with Armory’s opinion relating to the Transactions and does not purport to be a complete description of the financial analyses performed by Armory. The order of analyses described below does not represent the relative importance or weight given to those analyses by Armory.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Armory’s financial analyses, the tables must be read together with the text of each summary.

The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Armory’s financial analyses.

Precedent Transactions Analysis

Armory reviewed certain publicly available information to identify selected precedent transactions that were announced between the second quarter of 2015 and the first quarter of 2018, with an acquisition target that was classified as an IT services or consulting company, and an enterprise value that was below $300 million. Armory then selected precedent transactions based on the underlying business of the target, focusing on those directed toward the telecommunications industry, EBITDA margins and other factors. Armory calculated for each selected precedent transaction, the implied enterprise value of the target company based on the consideration payable in the transaction as a multiple of the target’s revenue over the last twelve months (the “LTM revenue”) publicly reported prior to the announcement of the transaction.

The following table shows the results of the Precedent Transaction Analysis:

Announced Date	Target	Acquiror	Implied Enterprise Value (EV)	Target LTM Revenue	EV/LTM Revenue
($ in millions)
2/6/18	ADEX Corporation	Spectrum Global Solutions	$5.0	$20.0	0.3x
5/18/17	Ciber, Inc.(1)	HTC Global Ventures, Infor, ManpowerGroup, Allgeier	$122.5	$679.7	0.2x
12/13/16	Trans American Information Systems	Digility Inc.	$23.8	$27.8	0.9X
11/4/16	Collaborative Consulting	CGI Technologies and Solutions	$112.6	$75.9	1.5x
6/21/16	Trustmarque Solutions	Capita plc	$83.6	$281.3	0.3x
6/21/16	Dextrys, Inc.	EPAM Systems	Confidential	Confidential	0.2x
2/18/16	LOC Consulting	iBe TSE Ltd.	$2.4	$9.6	0.2x
12/30/15	Compose IT Systems	ProAct It Group	$6.3	$9.5	0.7x
12/7/15	IGX Global	ePlus	$16.7	$51.0	0.3x
7/29/15	Advanced Technology	Logicalis	$42.9	$133.0	0.3x
7/23/15	Farncombe	Cartesian, Inc.	Confidential	Confidential	0.5x
5/21/15	Daisy IT Group	Daisy Intermediate Holdings	$285.7	$315.6	0.9x
4/30/15	Trissential, LLC	SQS Software Quality Systems	$30.9	$32.3	1.0x
(1)	Ciber, Inc. suspended its public reporting and subsequently filed for bankruptcy protection in April 2017 and was liquidated in May 2017. The $123 million transaction value is comprised of the aggregate sale prices in four separate transactions that occurred between February 2017 and May 2017.

While Armory selected the precedent transactions on the basis of time, industry, size and other criteria described above, the companies involved differ substantially in respect to size, growth trends, capital structure, liquidity, working capital, and other factors. Although used for comparative purposes, no business of any of the target companies was identical or directly comparable to the Company’s business. The Company’s business, financial position and prospects necessarily vary significantly from some of the companies involved in the precedent transactions. It should not be implied that the Company’s performance or value is or should be reflected in the average of the precedent transactions.

The LTM revenue multiple values from the selected transactions ranged between 0.2x and 1.5x. Because of the Company’s size, distressed financial condition, lack of liquidity, large negative EBITDA margin, negative revenue trends and going concern opinion issued by its auditors, emphasis was placed on targets believed to be in financial distress prior to acquisition (ADEX, Ciber and Dextrys) whose multiples were at the low end of the range. Applying its professional judgment and experience, Armory determined to apply a multiple below and at the low end of the range, between 0.15x and 0.25x to the LTM revenue of the Company. Using the applied LTM revenue multiple range, the precedent transaction analysis implied an enterprise value range of $7.3 million to $12.2 million. Armory then subtracted the Company’s debt and transaction expenses to derive an implied equity value which, when divided by the number of Company common stock outstanding, resulted in an implied equity value of between $0.10 and $0.61 per Share. Armory compared this range of implied per Share values to the Offer Price and the Merger Consideration of $0.40 to be received by the holders of Company common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Armory conducted a discounted cash flow analysis for the Company based on certain Projections provided by management of the Company specifically for the purpose of preparing Armory’s analysis. Using the Projections furnished by management for the period ending December 31, 2019, Armory calculated the present value of the projected unlevered free cash flows (calculated as operating income, after taxes, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and other cash flows) that the Company could generate during fiscal years 2018 through 2019, using a range of discount rates between 21.3% and 23.3% based on estimates of the Company’s weighted average cost of capital (determined as described below). At the end of the projection period, Armory then added the terminal value of the Company calculated using the exit multiple method.

Armory used a range of discount rates between 21.3% and 23.3% based on the weighted average cost of capital for the Company, which was calculated to be 22.3%. Armory derived the weighted cost of capital for the Company using the anticipated capital structure required for the Company to operate as a standalone entity going forward. To calculate the Company’s cost of equity Armory used a risk-free rate of 3.08%, an equity beta of 1.08, a market risk premium of 6.0%, a size premium of 5.6% for small cap companies, and a further risk premium of 15% based on the Company’s specific risk profile for an aggregate of 30.1%. For the cost of debt, Armory used a blended rate based on the Company’s existing asset backed factoring agreement at an interest rate of 10% and third party indications received by the Company to refinance its outstanding promissory note and provide working capital at an interest rate of 25% . Applying a federal corporate tax rate of 21%, the after-tax cost of debt was calculated as approximately 16.1%.

In calculating the terminal value, Armory applied a range of multiples to the Company’s estimated EBITDA for 2019, the last year of projected data. Armory derived the range of multiples from its analysis of EBITDA multiples in precedent transactions and, using its professional judgment and experience, applied a range of multiples from 4.5x to 5.5x, and then discounted that amount to present value by applying the range of discount rates of 21.3% to 23.3% described above.

These analyses resulted in a range of implied enterprise values for the Company of between $7.0 million and $8.4 million. Armory then subtracted the Company’s debt and transaction expenses to derive an implied equity value which, when divided by the number of Company common stock outstanding, resulted in an implied equity value of between $0.06 and $0.21 per Share. Armory compared this range of implied per Share values to the Offer Price and the Merger Consideration of $0.40 to be received by the holders of Company common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Selected Publicly Traded Companies Analysis

Armory reviewed and compared certain financial information of the Company to corresponding financial information, and valuation multiples of certain selected publicly-traded companies classified as an IT services or consulting company with an enterprise value that was below $250 million. From that group of public companies, Armory further selected companies whose service offerings and financial profile were more closely aligned with the Company.

Using publicly available information, Armory calculated and compared, for each selected company, the enterprise value of the companies as a multiple of the LTM revenue. Armory determined not to attempt to calculate a value based on LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”) because of the Company’s negative LTM EBITDA and the negative LTM EBITDA among the peer group. The following table summarizes the results of this review:

Company	Market Cap(1)	Enterprise Value(1)	LTM Revenue(1)	LTM Enterprise Value/Revenue
($ in millions)
Computer Task Group, Incorporated	$127	$120	$301	0.40x
Edgewater Technology, Inc.	$87	$76	$106	0.72x
WidePoint Corporation	$46	$40	$74	0.54x
AMERI Holdings, Inc.(2)	$31	$37	$50	0.76x
Ciber, Inc.(3)	$51	$85	$680	0.13x

Notes:

(1)	Market Cap, Enterprise Value and LTM Revenue are each as of March 16, 2018, except for Ciber, Inc. See note 3.
(2)	AMERI Holdings made an acquisition on March 10th, 2017 which is not reflected in the LTM revenue.
(3)	Ciber, Inc. suspended its public reporting and subsequently filed for bankruptcy protection in April 2017 and was liquidated in May 2017. Market cap and enterprise value are calculated as of December 31, 2016. LTM revenue is calculated as of September 30, 2016.

The LTM revenue ratios from the selected companies ranged between 0.13x and 0.76x. Of the publicly traded companies, Computer Task Group, Edgewater Technology, WidePoint and AMERI Holdings had minimal debt and no significant liquidity issues. Based on the Company’s distressed financial condition, concentrated industry risk, lack of liquidity, large negative EBITDA margin, and negative revenue trends, Armory placed significant emphasis on the valuation multiple at which Ciber, Inc. was trading at December 31, 2016, one quarter prior to its bankruptcy filing. Applying its professional judgment and experience, Armory determined to apply a range of multiples of 0.15x to 0.25x to the LTM revenue of the Company to derive a range of implied enterprise values of $7.3 million to $12.2 million. Armory then subtracted the Company’s debt and transaction expenses to derive an implied equity value which, when divided by the number of Company common stock outstanding, resulted in an implied equity value of between $0.10 and $0.61 per Share. Armory compared this range of implied per Share values to the Offer Price and the Merger Consideration of $0.40 to be received by the holders of Company common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Accordingly, Armory’s comparison of selected companies to the Company and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Miscellaneous

The preparation of a fairness opinion is a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Furthermore, Armory did not give specific weight to any analysis or factors considered by it. Rather, Armory made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the Transactions. Consequently, selecting portions of the analyses, analytical methods and factors without considering all analyses and factors could create a misleading or incomplete view.

Armory prepared the analyses described herein for purposes of providing its opinion to the Committee as to the fairness, from a financial point of view, as of the date of such opinion, of the Offer Price of $0.40 to be received by the holders of Company common stock (other than Excluded Shares) pursuant to the Merger Agreement. Armory’s analyses reflect judgments and assumptions with regard to industry development, performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Armory’s analyses were also based in part upon the Projections and other third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Armory’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, Parent, Armory or any other person assumes responsibility if future results are materially different from those forecasted by the Company management or third parties.

As described above, the opinion that Armory delivered to the Committee was one of many factors taken into consideration in recommending to the Board that it approve the Merger Agreement, and by the Board in making its determination to approve the Merger Agreement. Armory was not asked to, and did not, recommend the specific consideration to the Company stockholders provided for in the Merger Agreement, which consideration was determined through arms-length negotiations between the Company and Parent. Armory did not recommend any specific amount of consideration to the Company stockholders or the Committee or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

The Committee and management of the Company have not provided specific instructions to, or placed any limitations on, Armory with respect to the procedures to be followed or factors to be considered by Armory in performing its analysis to provide the opinion.

Pursuant to the terms of the engagement letter between Armory and the Committee dated March 17, 2018, the Company agreed to pay Armory $200,000 upon the delivery of Armory’s opinion. In addition, pursuant to the original engagement letter dated September 29, 2016, the Committee agreed to pay Armory a retainer fee of $75,000 (which has been paid) and an additional transaction fee of $650,000 upon the closing of the Transactions. No portion of the fee for the opinion is contingent upon the successful completion of the Offer, the Merger or other Transactions, and no portion of the fee for the opinion is creditable against the transaction fee. In addition to the fees payable, the Company agreed to reimburse Armory for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Armory and related persons for certain liabilities and other items that may arise out of its engagement by the Company and the rendering of its opinion. None of these payments affected Armory’s analysis or opinion.

Except for the engagements described in the immediately preceding paragraph, during the two year period prior to the date hereof, neither Armory nor its affiliates have had any other relationships with the Company, Parent or their respective affiliates for which compensation was received or is intended to be received by Armory or its affiliates.

Armory and its affiliates may in the future provide investment banking and other financial services to the Company, Parent, and their respective affiliates and in the future may receive compensation for the rendering of such services.

In the ordinary course of their business activities, Armory or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent, or any of their respective affiliates.

Past Contacts, Transactions, Negotiations and Agreements

Interests of Cartesian’s Directors and Executive Officers in the Merger

Except as set forth or incorporated by reference in this proxy statement, or otherwise incorporated herein by reference, to our knowledge, as of the date of this proxy statement, there are no material agreements, arrangements or understandings, nor any actual or potential conflicts of interest between (i) the Company or any of its affiliates, on the one hand and (ii) (x) any of its executive officers, directors or affiliates, or (y) Parent or Merger Sub or any of their respective executive officers, directors or affiliates, on the other hand.

Our executive officers, directors, and affiliates may be deemed to have interests in the execution and delivery of the Merger Agreement and in the Transactions, including the Offer and the Merger, which may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our Prior Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Transactions (see “Reasons for Recommendation”). As described in more detail below, these interests include:

•	the accelerated vesting and payment in respect of Company stock options and Company restricted stock unit awards and other awards of restricted stock;
•	the potential receipt of certain payments and benefits under individual executive employment agreements upon certain types of termination of employment events either prior to or following the consummation of the Transactions; and
•	the entitlement to indemnification benefits in favor of directors and executive officers of the Company.

Following completion of the Offer and in accordance with the terms and conditions of the Merger Agreement, each of Robert J. Currey, Thomas A. Williams, Micky K. Woo, and Peter H. Woodward resigned as members of the Prior Board, and each of Kevin Kuby, David Hartman, Ryan J. Scott and Jack Myers, who are affiliates of Parent and Merger Sub, were appointed as directors of the Company to fill the vacancies. The current Board of Directors consists of Donald J. Tringali, Kevin Kuby, David Hartman, Ryan J. Scott and Jack Myers (the “Current Board”). Donald J. Tringali will remain on the Current Board through the Effective Time in order to serve as an independent director (the “Independent Director”) with sole authority to vote on the following matters: (i) the amendment or waiver of any provision the Merger Agreement or the related transaction documents, (ii) the amendment or waiver of any of the terms or conditions of the Offer, including any of the Offer Conditions, in any manner not permitted by the Merger Agreement, (iii) any action of the Board under Section 8.7 of the Merger Agreement, including with respect to a Superior Proposal as permitted by the Merger Agreement, (iv) the decision to terminate the Merger Agreement, (v) filling the vacancy in the Board that was occupied by the Independent Director, (vi) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (vii) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company or the holders of common stock, or (viii) or any other action by the Board where there is a conflict of interest between Parent or Merger Sub, on one hand, or the holders of Company common stock that remain outstanding after the Offer Acceptance Time, on the other hand.

References to the recommendations and interests of our Board of Directors herein refers to the recommendations and interests of the Prior Board.

Outstanding Shares Held by Directors and Executive Officers

Our current executive officers and directors do not beneficially own any shares of Company common stock as of May 25, 2018, except for Donald J. Tringali who holds 12,500 shares of restricted stock, as described below under “Quantification of Cash Out of Company Compensatory Awards.”.

Our executive officers and directors who owned Company common stock prior to expiration of the Offer and who tendered their Company common stock for purchase pursuant to the Offer, received the same cash consideration on the same terms and conditions as our other stockholders.

The following table sets forth (i) the number of Company common stock beneficially owned as of April 9, 2018, by each of our executive officers and directors who were in office prior to expiration of the Offer (which, for clarity, excludes Company common stock subject to issuance pursuant to granted and outstanding Company stock options, Company restricted stock unit awards and other awards of restricted stock) and (ii) the aggregate cash consideration paid for such common stock pursuant to the Offer based on the Offer Price.

Name of Executive Officer or Director	Number of Shares (#)		Cash Consideration for Shares ($)
Donald J. Tringali	25,000	(1)	10,000
Dermod Ranaghan	24,199		9,680
William Hill	51,372		20,549
Peter H. Woodward	212,513	(2)	85,005
Thomas A. Williams	20,000		8,000
Micky K. Woo	413,904	(3)	165,562
Robert J. Currey	82,200		32,880
All of the directors and executive officers prior to expiration of the Offer as a group	829,188		331,675
(1)	Excludes 12,500 shares of restricted stock which vest on July 25, 2018.
(2)	These shares are owned by MHW Partners, L.P., of which Mr. Woodward is the general partner.
(3)	Includes 200,000 shares held by the Woo 2014 Family Trust, 198,904 shares held by the Micky K. Woo Trust, and 15,000 shares held by Growth Unlimited, Inc.

Treatment of Company Equity Awards

Stock Options. Pursuant to the Merger Agreement, at the Effective Time each option to acquire Company common stock granted by the Company pursuant to the Company’s equity plans (“Company Option”) that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, will be canceled and converted into the right to receive from the surviving corporation an amount in cash (the “Option Payment Amount”), if any, without interest, equal to (a) the excess, if any, of the Merger Consideration (as defined below) over the per Share exercise price of the applicable Company Option, multiplied by (b) the aggregate number of Company common stock subject to such Company Option immediately before the Effective Time, which Option Payment Amount will be paid, as soon as practicable following the Effective Time. Notwithstanding the foregoing, any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock Awards. Pursuant to the Merger Agreement, at the Effective Time, each award of restricted stock under any Company stock plan that is outstanding immediately before the Effective Time whether or not vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder thereof, will be canceled and converted into the right to receive from the surviving corporation an amount in cash equal to (i) the product of the Merger Consideration and the number of shares of Company common stock subject to such award plus (ii) all dividends, if any, accrued but unpaid as of the Effective Time with respect to such award regardless of any prior election the holder of any such award may have made with respect to the payment of such accrued but unpaid dividends. The payment of such amount shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended or any applicable state, local or non-U.S. tax law. To the extent that any amounts are so withheld and paid to the appropriate governmental authorities, those amounts shall be treated as having been paid or provided to the holder of that award.

Quantification of Cash Out of Company Compensatory Awards

Other than Donald J. Tringali who holds 12,500 shares of restricted stock as noted in the table below, none of our current executive officers or current directors hold awards of restricted stock.

The table below sets forth, for each of our then-existing directors and executive officers prior to expiration of the Offer holding Company awards of restricted stock, as applicable, as of May 25, 2018, (i) the aggregate number of Company common stock subject to such awards of restricted stock and (ii) the cash consideration to be received in the Merger for such Company common stock, calculated by multiplying the Merger Consideration by the number of Company common stock subject to such awards. None of the former executive officers holds any restricted stock awards. None of the former directors and executive officers holds any restricted stock units or holds any in-the-money stock options (i.e. options with an exercise price less than $0.40 per share), pursuant to which any cash consideration would be paid in respect of such stock options in connection with the Offer or the Merger.

Name of Director	Number of Shares Subject to Restricted Stock Awards (#)	Cash Consideration for Restricted Stock Awards ($)
Robert Currey	12,500	5,000
Donald J. Tringali	12,500	5,000
Tom Williams	12,500	5,000
Micky K. Woo	12,500	5,000
Peter Woodward	—	—

Severance and Change of Control Provisions in Employment Agreements

William Hill, President of the Company, and Dermod Ranaghan, Chief Financial Officer of the Company, are parties to employment agreements with the Company and its subsidiaries that include severance or change of control provisions. Mr. Ranaghan’s employment agreement contains severance provisions but does not contain any provisions relating to compensation upon a change of control or in the event of termination of employment in connection with a change of control. Donald J. Tringali, our former Executive Chairman of the Company, is not a party to an employment agreement with the Company. The Company’s employment agreement with Peter Woodward, a former director and Special Advisor to the Executive Chairman, does not include any severance or change of control provisions. Jim Serafin, Chief Executive Officer of the Company, is not a party to an employment agreement with the Company.

The Employment Agreement with William Hill

The Company is party to an Employment Agreement dated September 26, 2018 with William Hill, President of the Company (the “Hill Employment Agreement”). The Hill Employment Agreement has a one-year term, unless terminated earlier as discussed below. If not earlier terminated, the Hill Employment Agreement will renew automatically for successive one-year renewal terms unless either party gives the other party 60 days advance notice of such party’s intent not to renew.

The Company may terminate the Hill Employment Agreement at any time, with or without “cause,” as defined in the Hill Employment Agreement, upon written notice to Mr. Hill and Mr. Hill may terminate the Hill Employment Agreement at any time upon thirty days written notice to the Company. Upon termination by the Company for “cause” or termination by Mr. Hill other than for his “constructive termination,” Mr. Hill will be entitled to the Accrued Benefits. “Accrued Benefits” are any compensation earned through the date employment ended, any unused vacation time, any reimbursable business expenses incurred through such date, and all other vested accrued benefits under any agreements between Mr. Hill and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation, any incentive compensation agreements. Upon termination by the Company without “cause” or upon the “constructive termination” by Mr. Hill, Mr. Hill will be entitled to a cash severance payment of six months of base salary (payable over six months), six months of premiums for COBRA coverage, and the Accrued Benefits.

The Hill Employment Agreement also provides benefits to Mr. Hill relating to termination of the Hill Employment Agreement in connection with a “change in control” of the Company in certain circumstances. The terms and provisions of the Hill Employment Agreement will continue following a “change in control” of the Company. However, in the event that the Company terminates the Hill Employment Agreement without cause (or fails to allow for the renewal of the term of the Hill Employment Agreement) and other than for death or disability, or Mr. Hill terminates the Hill Employment Agreement due to his constructive termination, at any time three months before or 12 months after a “change in control” of the Company, Mr. Hill will be entitled to a cash severance payment of 12 months of base salary in a lump sum, 12 months of premiums for COBRA coverage, the immediate vesting of any unvested stock options and the Accrued Benefits. To be eligible for any payments, Mr. Hill must comply with the confidentiality, invention assignment, non-compete and non-solicit provisions in his agreement.

The Hill Employment Agreement defines a “change in control” of the Company to mean: (i) the sale, lease, conveyance or other disposition of at least 50% of the Company’s assets; (ii) the direct or indirect acquisition by a person or group of beneficial ownership of more than 50% of the Company’s voting securities; or (iii) a merger (in which the Company is not the surviving entity), consolidation, liquidation or dissolution of the Company or winding up of its business.

During the term of the Hill Employment Agreement and thereafter, Mr. Hill has agreed to protect and maintain the confidentiality of the Company’s confidential information and trade secrets and to assign to the Company any works relating to his service to the Company. Additionally, Mr. Hill has agreed that, during the term of his employment and for a one-year period thereafter, he will not (i) compete with the Company, (ii) solicit employees or independent contractors of the Company to terminate their relationship with the Company or (iii) solicit or do business with any customers or clients of the Company who were customers or clients during the twelve-month period prior to the termination of his employment or prospective customers or clients of the Company during the six-month period prior to the termination of his employment.

The Employment Agreement with Dermod Ranaghan

Dermod Ranaghan was appointed as interim Chief Financial Officer of the Company effective on November 15, 2017. Mr. Ranaghan previously served as Managing Director of the Company’s EMEA unit since September 2011 and continued in that capacity after his appointment as interim CFO. Mr. Ranaghan’s employment is governed by his Employment Agreement dated as of July 19, 2017 with Cartesian Limited, which was entered into prior to his appointment as Chief Financial Officer of the Company and is governed by the laws of England (“Ranaghan Employment Agreement”).

Mr. Ranaghan’s compensation under the Ranaghan Employment Agreement includes a base salary of £125,000, the right to participate in Cartesian Limited’s bonus program and retirement plan and the right to receive certain other benefits. If Mr. Ranaghan is terminated without “cause”, Mr. Ranaghan is entitled to 12 months of salary and the monetary value of the Company’s employer pension contributions over 12 months, a payment in lieu of any outstanding accrued but untaken holiday entitlement and potentially a statutory payment under the laws of England. The payment of nine months of such severance compensation is subject to the condition that Mr. Ranaghan comply with the confidentiality and non-solicit provisions in his agreement. The Ranaghan Employment Agreement does not contain any provisions relating to compensation upon a change of control or in the event of termination of employment in connection with a change of control.

During the term of the Ranaghan Employment Agreement and thereafter, Mr. Ranaghan has agreed to protect and maintain the confidentiality of the Company’s confidential information and trade secrets and to assign to the Company any works relating to his service to the Company. Additionally, Mr. Ranaghan has agreed that, during the term of his employment and for a period of 12 months thereafter, he will not (i) solicit employees or independent contractors of the Company with whom he had material dealings at any time in the 12 months prior to the termination of his employment, to terminate their relationship with the Company or (ii) solicit or do business with any customers or clients of the Company with whom he had material dealings at any time in the 12 months prior to the termination of his employment.

Golden Parachute Compensation-Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Transactions

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of our “named executive officers” that is based on or otherwise relates to the Offer and the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The discussion below does not include disclosure regarding John Ferrara, who was a named executive officer during the Company’s last full fiscal year.

Mr. Ferrara’s employment with the Company ended effective November 15, 2017 and he is not entitled to any compensation in connection with the Offer or the Merger.

To the extent that any of our named executive officers’ compensation arrangements are described in “Severance and Change of Control Provisions in Employment Agreements” of this proxy statement, they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation as of April 9, 2018, calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the following:

•	consummation of the Transactions constitutes a change in control for purpose of the applicable compensation plan or agreement;
•	the change in control was consummated on April 9, 2018;
•	each named executive officer’s employment is terminated by the Company without “cause” or by not renewing the term of the agreement or by the executive officer upon a “constructive termination “ immediately following the change in control; and
•	the value of the vesting acceleration of the named executive officers’ equity awards is calculated using the Merger Consideration of $0.40 per Share.

The amounts in the table below do not include any value received in respect of Company equity awards held by the named executive officer that are vested prior to the consummation of the Transactions.

Name	Cash ($)(6)	Equity ($)(7)	Perquisites/ Benefits ($)(8)	Total ($)
Named Executive Officers
Donald J. Tringali(1)	—	5,000	—	5,000
Dermod Ranaghan(2)	—	—	—	—
William Hill(3)	250,000	—	20,545	270,545
Peter Woodward(4)	—	—	—	—
Jim Serafin(5)	—	—	—	—
(1)	On November 2, 2017, the Board of Directors designated Mr. Tringali, Executive Chairman of the Company, as the principal executive officer of the Company effective upon the resignation of Mr. Woodward from his position as Chief Executive Officer of the Company. On May 14, 2018, Mr. Tringali resigned as the Company’s Executive Chairman and from all offices of the Company, other than as a director of the Company.
(2)	On November 2, 2017, the Board of Directors appointed Mr. Ranaghan, Managing Director of the Company’s EMEA unit, as interim Chief Financial Officer for the Company, effective as of November 15, 2017. The Ranaghan Employment Agreement contains severance provisions relating to termination of employment in certain circumstances, but does not contain any provisions relating to compensation upon a change of control or in the event of termination of employment in connection with a change of control.
(3)	Mr. Hill serves as President of the Company. In the event that the Company terminates the Hill Employment Agreement without cause (or fails to allow for the renewal of the term of the Hill Employment Agreement) and other than for death or disability, or Mr. Hill terminates the Hill Employment Agreement due to his constructive termination, at any time three months before or 12 months after a “change in control” of the Company, Mr. Hill will be entitled to a cash severance payment of 12 months of base salary, 12 months of premiums for COBRA coverage, the immediate vesting of any unvested options (none of which are in-the-money) and the Accrued Benefits.
(4)	Mr. Woodward served as Chief Executive Officer of the Company until November 15, 2017 and has served as Special Adviser to the Executive Chairman of the Company since that time. Mr. Woodward resigned from all offices of the Company as of expiration of the Offer on May 11, 2018.
(5)	On May 14, 2018, the Board of Directors appointed Jim Serafin as the Company’s Chief Executive Officer.
(6)	The amount shown in this column represents the pre-tax value of the cash severance amount payable to Mr. Hill in connection with certain termination of employment events described in footnote (3) above.
(7)	The amount shown in this column represents the cash consideration payable in respect to 12,500 shares of restricted stock granted to Mr. Tringali for his service as a director of the Company, calculated on a pre-tax basis by multiplying the Merger Consideration by the number of unvested Company common stock subject to such Company restricted stock award. All unvested Company stock options held by the named executive officers are out-of-the-money based on the Merger Consideration of $0.40 per Share and therefore will be cancelled without consideration, accordingly, no value appears in this column with respect to such unvested Company stock options.
(8)	The amount shown in this column represents 12 months of premiums for COBRA coverage payable to Mr. Hill as described in footnote (3) above.

Future Employee Benefits

Pursuant to the Merger Agreement, Parent agreed that it will or will cause the surviving corporation and its subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its subsidiaries (the “Continuing Employees”) full credit for purposes of determining eligibility and vesting (but not for purposes of any benefit accruals) under any employee benefit plans or arrangements maintained by Parent, the surviving corporation or any subsidiary of Parent or the surviving corporation (other than any defined benefit or equity-based plans), including, but not limited to, vacation and paid time off accruals, (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its subsidiaries or otherwise not subject to a limitation by the Company and its subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.

Potential for Future Arrangements

To our knowledge, except for certain agreements described in this proxy statement, or in the documents incorporated by reference herein, between the Company and its subsidiaries and the Company’s executive officers and directors, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Merger Sub, any of their respective affiliates or the Company, on the other hand, existed as of the date of this proxy statement, and the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

According to the Offer to Purchase, (i) Parent may offer certain members of the Cartesian management team the opportunity to invest in Merger Sub (as the surviving corporation), by either making a cash investment in the surviving corporation or exchanging their Company common stock for equity interests in the surviving corporation with an equivalent value, or through option grants, (ii) specific terms of a potential investment or equity interest in surviving corporation have yet to be finalized, and (iii) in addition, there is currently no commitment to make such an investment or to accept such an investment, and neither the Offer nor the Merger is conditioned upon any employee or director of Cartesian entering into any agreement, arrangement or understanding concerning such investment.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that from and after the Effective Time and for a period of six years thereafter, each of Parent and the surviving corporation will jointly and severally:

(i)	indemnify and hold harmless each individual who served as a director or officer of the Company or its subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) (in such person’s capacity as such and not as stockholders of the Company or any of its subsidiaries) to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any claim and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and
(ii)	promptly pay on behalf of or, within thirty days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, any expenses incurred in investigating, preparing to defend or investigate, defending, settling serving as a witness with respect to or otherwise participating in (including on appeal) any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification with respect to such expenses; provided, that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

The Merger Agreement provides that, from the Effective Time and for a period of six years thereafter, Parent and the surviving corporation will keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of the Merger Agreement between or among the Company or any of its subsidiaries and any Indemnified Party providing for the indemnification of and advancement of expenses to such Indemnified Party.

Under the Merger Agreement, as of the Effective Time, Parent and Merger Sub have agreed that the Company will or, if the Company is unable to, Parent will cause the surviving corporation to, obtain and fully pay the premium for “discovery periods,” “extended reporting periods,” or other such periods however they may be named of no less than six years in duration commencing at the Effective Time (“Run-Off Period”) that shall provide coverage otherwise available under the Company’s existing primary and excess directors and officers liability insurance policies and the Company’s existing primary and excess fiduciary liability insurance policies for claims made during the Run-Off Period based on actual or alleged wrongful acts occurring prior to the Run-Off Period.

Arrangements of the Company and certain stockholders with Merger Sub and Parent and their Affiliates.

Merger Agreement

On March 21, 2018, the Company, Parent and Merger Sub entered into the Merger Agreement. The summary of the material provisions of the Merger Agreement contained under “The Merger Agreement” is incorporated herein by reference. Such summary and description are qualified in their entirety by reference to the Merger Agreement, which is filed as Annex A hereto and is incorporated herein by reference.

Non-Disclosure Agreement

The Company and Parent’s affiliate, Blackstreet Capital Holdings, LLC, entered into a customary non-disclosure agreement regarding confidentiality, dated November 28, 2017 (the “Non-Disclosure Agreement”) in connection with a possible transaction involving the Company. Under the terms of the Non-Disclosure Agreement, all information and materials furnished pursuant to the Merger Agreement shall be subject to the provisions of the Non-Disclosure Agreement.

Loan Agreements

Upon signing of the Merger Agreement, Parent’s designee, Auto Cash Financing, Inc. committed to make available a secured loan to the Company of up to One Million Dollars ($1,000,000) to be used for working capital of the Company or its subsidiaries (the “Working Capital Loan”). In connection with the loan transaction, the Company issued a Term Loan Note for Working Capital dated March 21, 2018 (“Working Capital Note”) to Parent’s designee. Amounts funded under the Working Capital Loan bear interest at an annual rate of ten percent (10%) and are secured by a lien on all assets of the Company (including all direct and indirect equity interests owned by the Company) and all assets of each subsidiary of the Company (except certain assets that are pledged by the Company to Elutions Capital Ventures S.a. r.l), subordinate only to Permitted Encumbrances (as defined in the Security Agreement dated March 21, 2018 by and among Cartesian, Inc. and its subsidiaries included therein and Auto Cash Financing, Inc. relating to the Working Capital Note (the “Security Agreement”) and any Permitted Security as defined in the Debenture dated March 27, 2018 by and among Cartesian, Inc. and its subsidiaries included therein and Auto Cash Financing, Inc. relating to the Working Capital Note (the “Debenture”)).

Tender and Support Agreement

As a condition to entering into the Merger Agreement, the Parent required that each of the Company’s officers and directors enter into a Tender and Support Agreement (“Support Agreement”) in favor of Parent and Merger Sub. The Support Agreement includes, among other things, an agreement by the Company’s officers and directors to irrevocably tender all of their Company common stock in the Offer, subject to the terms and conditions of the Support Agreement. However, the Support Agreement acknowledges that the officers and directors are entering into such agreement solely in their capacity as stockholders and therefore does not limit their fiduciary duties or taking any action in their capacity as an officer or director of the Company. Upon completion of the Offer, each director and officer that was party to the Support Agreement tendered their shares to Merger Sub and ceased to beneficially own their respective Company common stock.

State Takeover Laws

A number of states (including Delaware, where we are incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. The Company is not subject to Section 203 of the DGCL because the Company does not have a class of voting stock that is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders.

Changes in Control

Other than the Offer, pursuant to which a change in control of the Company has already occurred, and the Merger previously described in this proxy statement, the Board is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company. After the Merger, none of our directors, officers or any of our other existing stockholders will beneficially own more than 5% of our common stock.

Legal Proceedings

Murry N. Gunty is the controlling equityholder of Blackstreet Capital Investors, LLC, a Delaware limited liability company, which is the controlling equityholder of BCH Investors, LLC, a Delaware limited liability company, which is the controlling equityholder of Blackstreet, which is the controlling equityholder of Parent. In 2016, Blackstreet Capital Management, LLC (“BCM”), an affiliate of Blackstreet, and Mr. Gunty agreed to consent to an order imposing remedial sanctions and a cease-and-desist order (the “Order”) without admitting or denying the matters set forth therein (other than those relating to the jurisdiction of the SEC over it and the subject matter of the action). The SEC alleged in the Order that conduct by BCM and Mr. Gunty resulted in a violation of Exchange Act Section 15(a) and Investment Advisers Act of 1940 Sections 206(2) and 206(4) and Rules 206(4)-7 and 206(4)-8 thereunder and the Order requires that BCM and Mr. Gunty cease and desist from committing or causing any violations and future violations of the securities laws identified above, pay a $500,000 civil monetary penalty and $2,622,737 in disgorgement and interest.

Financing of the Merger

Parent plans to provide Merger Sub with the necessary funds to pay for the Merger with Parent’s or its affiliates’ cash on hand. Parent will receive a contribution in the amount of the aggregate Merger Consideration from its equity holders.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing will take place no later than 10:00 a.m. Eastern time on the third business day following the day on which all of the conditions to closing are satisfied or waived (other than conditions which, by their terms, are to be satisfied at closing, but subject to the satisfaction or waiver of such conditions at the closing) (as described under “The Merger Agreement—The Merger”). Concurrently with the closing, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Appraisal Rights

If the Merger Agreement is adopted by Cartesian stockholders, stockholders who do not vote in favor of the proposal to approve the Merger Agreement and who properly exercise and perfect their demand for appraisal of their shares, and do not withdraw such demand, will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex B. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Cartesian common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Cartesian held of record in the name of another person, such as a bank, broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Cartesian common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Under Section 262, holders of shares of common stock of Cartesian who do not vote in favor of the proposal to approve the Merger Agreement, who continuously are the record holders of such shares through the effective time of the Merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Cartesian common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Cartesian’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex B. In connection with the Merger, any holder of common stock of Cartesian who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex B carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the Merger Agreement. Given the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Cartesian recommends that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Cartesian common stock must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to approve the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to approve the Merger Agreement or abstain;
•	The stockholder must deliver to Cartesian (and not withdraw) a written demand for appraisal before the vote on the proposal to approve the Merger Agreement at the special meeting (and not withdraw such demand);
•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the Merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the Merger; and
•	The stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the Merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of common stock of Cartesian wishing to exercise appraisal rights must deliver to Cartesian, before the vote on the adoption of the Merger Agreement at the special meeting at which the proposal to approve the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares (and not withdraw such demand), and that stockholder must not submit a blank proxy or vote in favor of the proposal to approve the Merger Agreement. A holder of shares of common stock of Cartesian wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to approve the Merger Agreement or to abstain from voting on the proposal to approve the Merger Agreement. Neither voting against the proposal to approve the Merger Agreement nor abstaining from voting, in person or by proxy, or failing to vote on the proposal to approve the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve the Merger Agreement. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to approve the Merger Agreement at the special meeting of Cartesian’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Cartesian common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of Cartesian should be executed by or on behalf of the holder of record, and must reasonably inform Cartesian of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Cartesian, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
Attention: Corporate Secretary

Any holder of common stock of Cartesian may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Cartesian a written withdrawal of the demand for appraisal within 60 days after the effective date of the Merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the surviving corporation

If the Merger is completed, within 10 days after the effective time of the Merger, the surviving corporation will notify each holder of common stock of Cartesian who has made a written demand for appraisal pursuant to Section 262 (and not withdrawn such demand), and who has not voted in favor of the proposal to approve the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time of the Merger, but not thereafter, the surviving corporation or any holder of common stock of Cartesian who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should assume that the surviving corporation will not file a petition or initiate any negotiations with respect to the fair value of shares of common stock of Cartesian. Accordingly, any holders of common stock of Cartesian who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of Cartesian within the time and in the manner prescribed in Section 262. The failure of a holder of common stock of Cartesian to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the Merger, any holder of common stock of Cartesian who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to approve the Merger Agreement and with respect to which Cartesian has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal, or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock of Cartesian and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss such stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock of Cartesian entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock of Cartesian, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Cartesian believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Cartesian nor Parent anticipates offering more than the per share merger consideration to any stockholder of Cartesian exercising appraisal rights, and each of Cartesian and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of Cartesian is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of Cartesian under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock of Cartesian will be deemed to have been converted at the effective time of the Merger into the right to receive the per share merger consideration applicable to the shares. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the Merger, no stockholder who has demanded appraisal rights will be entitled to vote the common stock of Cartesian for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock of Cartesian, if any, payable to stockholders of Cartesian of record as of a time prior to the effective time of the Merger; provided, however, that if no petition for an appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective time of the Merger or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Cartesian without the approval of the court.

FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER OF CARTESIAN WISHING TO EXERCISE APPRAISAL RIGHTS IS ENCOURAGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) whose Company common stock are tendered and accepted for payment pursuant to the Offer or whose Company common stock are exchanged for cash pursuant to the Merger. The discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change or different interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. The discussion applies only to U.S. Holders who hold Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the Offer or the Merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, banks and other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders subject to the alternative minimum tax, holders who acquired Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of the outstanding stock of Cartesian, persons that are not U.S. Holders, U.S. Holders whose functional currency is not the U.S. dollar, holders who hold Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Company common stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the Offer and the Merger to them.

The exchange of Company common stock for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Company common stock for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Company common stock exchanged. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Company common stock is more than one year as of the date of the exchange. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired different blocks of Company common stock at different times or at different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

A U.S. Holder who exchanges Company common stock pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the applicable withholding agent or an exemption applies. U.S. Holders generally will not be subject to backup withholding with respect to the receipt of cash in exchange for shares of Cartesian common stock pursuant to the Merger if they (i) provide our paying agent with a properly executed IRS Form W-9, certifying the holder’s

U.S. status and tax identification number or (ii) otherwise establish an exemption. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a U.S. federal income tax return with the IRS.

Holders who did not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer. However, such non-participating holders may incur tax liability as a result of the Merger. Non-participating holders are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable non-U.S. tax laws of the sale of Company common stock pursuant to the Offer or the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Company common stock who or that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate and that is not a U.S. Holder.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);
•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met; or
•	Cartesian is or has been a “U.S. real property holding corporation” as such term is defined in the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the Merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of Cartesian common stock.

Gain described in the first bullet generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. If subject to tax on a net income basis, Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or applicable lower treaty rate) on any gain realized pursuant to the Merger, which may be offset by certain U.S. source capital losses.

With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that Cartesian is or was a USRPHC at any time during the five-year period preceding the anticipated date of completion of the Merger.

Non-U.S. Holders generally will not be subject to information reporting or backup withholding with respect to the receipt of cash in exchange for shares of Cartesian common stock pursuant to the Merger if they (i) provide our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, certifying the holder’s non-U.S. status, or (ii) otherwise establish an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a U.S. federal income tax return with the IRS.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES, AND CHANGES IN ANY LAWS. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Regulatory Approvals Required for the Merger

The Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary of certain provisions of the Merger Agreement and related agreements and instruments and the transactions contemplated thereby (including the Offer and the Merger), does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Annex A to this proxy statement and incorporated herein by reference. The Merger Agreement and related transaction documents may be examined and copies may be obtained at the places and in the manner set forth in “Where You Can Find More Information.”

Cartesian stockholders and other interested parties should read the Merger Agreement and related transaction documents for a more complete description of the provisions summarized below. The Merger Agreement has been provided solely to inform holders of Company common stock of its terms. It is not intended to provide any other factual information about Parent, Merger Sub or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the proposed Merger or the other transactions contemplated by the Merger Agreement. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules delivered by the Company to Parent and Merger Sub in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, the Company, Parent, Merger Sub, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Schedule TO and related exhibits, including the Offer to Purchase. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

Merger Agreement

The Merger Agreement has been included to provide Cartesian stockholders with information regarding its terms and is not intended to provide any financial or other factual information about Cartesian, Parent or Merger Sub. In particular, the representations, warranties and covenants contained in the Merger Agreement (i) were made only for purposes of that agreement and as of specific dates, (ii) were made solely for the benefit of the parties to the Merger Agreement, (iii) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement rather than establishing those matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Parent, Merger Sub or Cartesian. Accordingly, Cartesian stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Parent, Merger Sub or Cartesian and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC.

The Offer. Merger Sub’s obligation to accept for payment and pay for Company common stock validly tendered (and not properly withdrawn) in the Offer was subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions that are described in Section 15-“Conditions of the Offer” of the Offer to Purchase, which is filed as Exhibit (a)(1)(A) of the Schedule TO filed with the SEC on April 10, 2018, on or before the Expiration Date. Due to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions Merger Sub accepted for purchase and payment all Company common stock validly tendered and not properly withdrawn pursuant to the Offer at 9:00 a.m., New York City time, on the business day immediately following the Expiration Date and Parent deposited the aggregate Offer Price for such Company common stock with the Depositary, which will act as paying agent and transfer agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Company common stock have been accepted for purchase and payment. Acceptance of all such validly tendered Company common stock for payment pursuant to and subject to the conditions of the Offer, which occurred on May 11, 2018, is referred to herein as the “Offer Acceptance Time,” and the date and time at which the Offer Acceptance Time occured is referred to herein as the “Offer Closing.”

Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer on or before the Expiration Date, including the Offer Conditions, not inconsistent with the Merger Agreement. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of Cartesian, Merger Sub is not permitted to:

•	reduce the number of Company common stock subject to the Offer;
•	reduce the amount of the Offer Price;
•	amend, modify or waive the Minimum Condition;
•	impose additional conditions to the Offer in addition to the Offer Conditions;
•	except as otherwise required or expressly permitted by the Merger Agreement, terminate the Offer or accelerate, extend or otherwise modify the Expiration Date;
•	change the form of consideration payable in the Offer;
•	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act; or
•	otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects the holders of Company common stock.

The Merger Agreement contains provisions to govern the circumstances in which Merger Sub was required to extend the Offer. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Merger Sub was required to extend the Offer:

•	as required by applicable law; and
•	if any Offer Condition has not been satisfied or waived as of the then-scheduled Expiration Date, for one or more successive periods of not more than ten (10) business days each (or such other period as Parent, Merger Sub and Cartesian may agree) in order to permit the satisfaction of the Offer Conditions; provided, that Merger Sub shall not be required to extend the Offer beyond the earlier to occur of the termination of the Merger Agreement or July 31, 2018.

However, Merger Sub was not required to, and without Cartesian’s consent could not, extend the Offer beyond the Outside Date. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Company common stock.

Merger Sub has agreed that it would have promptly terminated the Offer, and would not purchase any Company common stock pursuant thereto, upon any valid termination of the Merger Agreement prior to the Offer Acceptance Time.

Offer Conditions. The Offer Conditions are described in Section 15-“Conditions of the Offer” of the Offer to Purchase, which is filed as Exhibit (a)(1)(A) of the Schedule TO filed with the SEC on April 10, 2018. The Offer Conditions were satisfied (or waived) and Merger Sub accepted all validly tendered shares as of the Offer Acceptance Time and the Offer Closing occurred on May 11, 2018.

Directors Prior to the Effective Time. The Merger Agreement provides that Parent shall be entitled to designate all but one of the directors of the Company following the time it purchases shares in the Offer that meet the Minimum Condition. Donald J. Tringali will remain on the Company’s Board of Directors through the Effective Time in order to serve as an independent director with sole authority to vote on the following matters: (i) the amendment or waiver of any provision of the Merger Agreement or the related transaction documents, (ii) the amendment or waiver of any of the terms or conditions of the Offer, including any of the Offer Conditions, in any manner not permitted by the Merger Agreement, (iii) any action of the Company Board under Section 8.7 of the Merger Agreement, including with respect to a Superior Proposal as permitted by the Merger Agreement, (iv) the decision to terminate the Merger Agreement, (v) filling the vacancy in the Company Board that was occupied by the independent director, (vi) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (vii) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company or the holders of common stock, or (viii) or any other action by the Company Board where there is a conflict of interest between Parent or Merger Sub, on one hand, or the holders of Company common stock that remain outstanding after the Offer Acceptance Time, on the other hand. Following completion of the Offer and in accordance with the terms and conditions of the Merger Agreement, each of Robert J. Currey, Thomas A. Williams, Micky K. Woo, and Peter H. Woodward resigned as members of the Prior Board, and each of Kevin Kuby, David Hartman, Ryan J. Scott and Jack Myers, who are affiliates of Parent and Merger Sub, were appointed as directors of the Company to fill the vacancies. The current Board of Directors consists of Donald J. Tringali, Kevin Kuby, David Hartman, Ryan J. Scott and Jack Myers (the “Current Board”). Immediately following the Effective Time, the board of directors of the surviving corporation will consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, and the initial officers of the surviving corporation will consist of the officers of Merger Sub immediately prior to the Effective Time.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Cartesian, and the separate corporate existence of Merger Sub will cease, and Cartesian will continue as the surviving corporation in the Merger. The Merger will be governed by Section 251 of the DGCL and will be effected as soon as practicable following the Offer Closing and following any required vote on the adoption of the Merger Agreement by the Cartesian stockholders. If 90% or more of the outstanding shares are purchased in the Offer, the Merger may be effected by a resolution adopted by the Merger Sub’s board of directors without the need for a Company Required Vote pursuant to Section 253 of the DGCL.

Subject to the requirements described under the heading “Directors’ and Officers’ Indemnification and Insurance” below, the certificate of incorporation and the bylaws of the surviving corporation at and immediately after the Effective Time will be the same as the certificate of incorporation and the bylaws of Merger Sub immediately prior to the Effective Time, except that the name of the surviving corporation will be “Cartesian, Inc.”

The obligations of Cartesian, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver by each of the parties of the following conditions:

•	Merger Sub must have irrevocably accepted for payment all Company common stock validly tendered and not properly withdrawn pursuant to the Offer;
•	the Merger Agreement must have been approved by any required vote of the Cartesian stockholders; and
•	the absence of any order, applicable law or other legal restraints of an applicable governmental authority enjoining or otherwise prohibiting the consummation of the Merger.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share outstanding immediately prior to the Effective Time of the Merger (other than Company common stock owned by (i) Cartesian or Merger Sub, which Company common stock will be cancelled and will cease to exist or (ii) any person who is entitled to and properly demands statutory appraisal of his, her or its Company common stock under Delaware law) will be automatically canceled and converted into the right to receive the Merger Consideration less any applicable withholding taxes.

The holders of share certificates and/or book-entry shares which immediately prior to the Effective Time represented Company common stock will cease to have any rights with respect to such Company common stock other than the right to receive, upon surrender of such certificates or book-entry shares (or affidavit of loss in lieu thereof) in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration payable in respect thereof, or, with respect to Company common stock of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL.

Treatment of Cartesian Equity Awards. Pursuant to the terms of the Merger Agreement, at the Effective Time:

•	each option to acquire Company common stock granted by Cartesian pursuant to a Cartesian equity plan (each, a “Cartesian Option”) that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, Cartesian or the holder of that Cartesian Option, will be canceled and converted into the right to receive from the surviving corporation an amount in cash (the “Option Payment Amount”), if any, without interest, equal to (a) the excess, if any, of the Merger Consideration over the per Share exercise price of the applicable Cartesian Option, multiplied by (b) the aggregate number of Company common stock subject to such Cartesian Option immediately before the Effective Time, which Option Payment Amount will be paid, as soon as practicable following the Effective Time. Notwithstanding the foregoing, any Cartesian Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration. The payment of the Option Payment Amount shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable state, local or non-U.S. tax law. To the extent that any amounts are so withheld and paid to the appropriate governmental authorities, those amounts shall be treated as having been paid or provided to the holder of that Cartesian Option for all purposes under the Merger Agreement.
•	each award of restricted stock as defined in a Cartesian equity plan (each, a “Cartesian Restricted Share”) that is outstanding immediately before the Effective Time whether or not vested, by virtue of the Merger and without any action by Parent, Merger Sub, Cartesian or the holder of that Cartesian Restricted Share, will be canceled and converted into the right to receive from the surviving corporation an amount in cash equal to (i) the product of the Merger Consideration and the number of shares of Company common stock subject to such award of Cartesian Restricted Shares plus (ii) all dividends, if any, accrued but unpaid as of the Effective Time with respect to such award of Cartesian Restricted Shares regardless of any prior election the holder of any such award of Cartesian Restricted Shares may have made with respect to the payment of such accrued but unpaid dividends.

Representations and Warranties.

In the Merger Agreement, Cartesian has made representations and warranties to Parent and Merger Sub with respect to, among other things:

•	organization and power;
•	organization and power of subsidiaries, foreign qualifications;
•	corporate authorization; enforceability;
•	subsidiaries;
•	required consents and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;
•	capitalization;
•	financial statements and SEC filings;
•	disclosure controls and procedures, and internal control over financial reporting;
•	absence of undisclosed liabilities;
•	absence of certain changes;
•	absence of litigation, arbitration and similar proceedings;
•	material contracts;
•	employee benefit matters;
•	labor and employment matters;
•	taxes;

•	environmental matters;
•	intellectual property;
•	real property and leases;
•	insurance;
•	compliance with laws, permits and regulatory matters;
•	transactions with affiliates;
•	the opinion of Cartesian’s financial advisor;
•	Cartesian’s Rights Agreement;
•	brokers and other advisors;
•	state takeover laws;
•	accounts receivable;
•	accuracy of information supplied for the Offer, Schedule 14D-9 and any proxy statement; and
•	no other representations and warranties.

Some of the representations and warranties in the Merger Agreement made by Cartesian are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” with respect to Cartesian means any fact, change, event, condition, or occurrence (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate with any one or more other Effects, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of Cartesian and its subsidiaries, taken as a whole, or Cartesian’s ability to consummate the transactions contemplated by the Merger Agreement on a timely basis. However, “Company Material Adverse Effect” shall not include any such Effect arising out of, or resulting from:

•	the public announcement of the Merger Agreement or the transactions contemplated thereby or any actions required to be taken (or refrained from being taken) in compliance therewith or otherwise with the consent of the other party hereto, including the impact thereof on relationships of Cartesian or any of its subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Cartesian or any of its subsidiaries has any relationship and including any litigation brought by any stockholder of the Cartesian in connection with the transactions contemplated by the Merger Agreement;
•	any failure by Cartesian to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date the Merger Agreement (it being understood that this clause does not and shall not be deemed to apply to the underlying cause or causes of any such failure);
•	any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Cartesian or its subsidiaries operate;
•	changes generally affecting the industries in which the Cartesian or its subsidiaries operate that are not specifically related to the Cartesian and its subsidiaries;
•	changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy;
•	any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster; or
•	(i) a demand for redemption of the Secured Loan Note Deed dated March 18, 2014, issued by Cartesian Limited to Elutions Capital Ventures S.à r.l. (the “Elutions Note”) (ii) the initiation or prosecution of any legal action or arbitration to enforce or collect the Elutions Note or collect on or enforce the Guaranty dated March 18, 2014 issued by The Management Network Group, Inc. in favor of Elutions Capital Ventures S.à r.l. (the “Elutions Note Guaranty”), (iii) the entry of any final judgment requiring the payment of all or any part of the Elutions Note or the Elutions Note Guaranty (including any interest, assessments, additional damages of any type and other charges paid or payable in connection with, or in respect of, such judgment or settlement), or (iv) any litigation costs (including fees and expenses of counsel for the Cartesian, or any of its subsidiaries or their respective affiliates) incurred by the Cartesian or any of its subsidiaries or their respective affiliates in connection with any of the matters referenced in this clause;

except, in the cases of the fourth and fifth bullet points set forth above, if such effect disproportionately affects Cartesian and its subsidiaries, taken as a whole, compared with other participants in the industry in which Cartesian and its subsidiaries operate, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Company Material Adverse Effect.

In the Merger Agreement, Parent and Merger Sub have made representations and warranties to Cartesian with respect to, among other things:

•	organization and power;
•	corporate authorization;
•	required consents and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;
•	capitalization of Merger Sub and purpose of its formation, and ownership of Cartesian common stock;
•	brokers and other advisors;
•	Parent’s independent investigation of Cartesian; and
•	accuracy of information supplied for the Offer, Schedule 14D-9 and any proxy statement; and
•	no other representations and warranties.

Some of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” with respect to Parent and Merger Sub means a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole or a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement on a timely basis. However, “Parent Material Adverse Effect” shall not include any such Effect arising out of, or resulting from:

•	any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of the Merger Agreement or the transactions contemplated thereby or any actions required to be taken (or refrained from being taken) in compliance therewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of Parent or any of its subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any of its subsidiaries has any relationship and including any litigation brought by any shareholder of Cartesian or Parent in connection with the transactions contemplated thereby;
•	any failure by Parent to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause does not and shall not be deemed to apply to the underlying cause or causes of any such failure),
•	any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its subsidiaries operate;
•	changes generally affecting the industries in which Parent or its subsidiaries operate that are not specifically related to Parent and its subsidiaries and do not have a materially disproportionate adverse effect on the Parent and its subsidiaries, taken as a whole;

•	changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Parent and its subsidiaries, taken as a whole; or
•	any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

None of the representations and warranties of the parties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time.

Conduct of Business Pending the Merger. Cartesian has agreed that, from the date of the Merger Agreement until the Effective Time (or, if earlier, until the termination of the Merger Agreement pursuant to its terms), except as required by applicable law, order or any requirement of any governmental authority, or as expressly required or permitted by the Merger Agreement, Cartesian will and will cause each of its subsidiaries to use commercially reasonable efforts to (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) maintain and preserve substantially intact its business organization and the goodwill of those having business or other third party relationships with it and retain the services of its present officers and key employees.

Cartesian has further agreed that, from the date of the Merger Agreement until the Effective Time (or, if earlier, until the termination of the Merger Agreement pursuant to its terms), except as required by applicable law, order or any requirement of any governmental authority, or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), Cartesian will not, and will not permit any of its subsidiaries to:

•	amend any of its organizational documents;
•	set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;
•	(i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase, settle or otherwise acquire, directly or indirectly, any shares of its capital stock or equity securities or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity securities or alternative interests, (iii) grant any person any right, warrant or option to acquire any shares of its capital stock, equity securities or alternative interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity securities or alternative interests except as required by any agreement in effect on the date the Merger Agreement or (iv) issue, deliver or sell any additional shares of its capital stock, equity securities or alternative interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, equity securities or alternative interests (in each case, other than pursuant to (x) the exercise of the Cartesian Options and (y) the vesting of Cartesian Restricted Shares);
•	sell, transfer, license, lease, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any person (other than a direct wholly owned subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets pursuant to the current factoring relationship between Cartesian, Cambridge Strategic Management Group, Inc. and RVA Consulting LLC with RTS Financial Service, Inc. and Cartesian Limited’s factoring relationship with RBS Invoice Finance Limited of Smith House in the ordinary course of business consistent with past practice;
•	make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other person other than a wholly owned subsidiary of Cartesian, except as expressly required by the terms of any contracts or agreements in force at the date of the Merger Agreement;

•	enter into, renew, extend, amend or terminate any contract, lease or agreement (i) that is or would be a material agreement to which Cartesian or any affiliate is a party, and which (A) are required to operate the business of Cartesian in the manner currently operated, or (B) cannot be terminated without penalty, premium or other termination fee; (ii) that is or would include any pension, retirement, profit-sharing, deferred compensation, vacation, severance, medical, vision, dental, disability, life insurance or other employee benefit plan or pursuant to which Cartesian has any liability and which provides benefits to any employee, director or consultant of Cartesian, and which are generally available to employees; or (iii) that is or would be a lease with respect to the owned real property or leased real property, except that the Cartesian may (i) vacate its office space at Two Financial Center, Boston and (ii) enter into a short term lease for alternative space with a fixed term of not more than 6 months;
•	(i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation pursuant to the terms of any employee benefit plan, policy, agreement or arrangement) to any of its employees, directors or independent contractors, (ii) pay any severance, except as required by any agreement in effect on the date the Merger Agreement, or (iii) amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;
•	enter into any new material line of business outside of its existing business;
•	repurchase, prepay or incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, or make any loans, advances of capital contributions to, or investments in, any other person;
•	make or change any material tax election or settle or compromise any tax liability of Cartesian or any of its subsidiaries;
•	make any material changes in its accounting methods or method of tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;
•	effect or permit, with respect to the Company and any Subsidiary of the Company, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;
•	except as expressly permitted by the Merger Agreement, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger not being satisfied;
•	institute, settle, or compromise any legal action involving the payment of monetary damages by Cartesian or any of its subsidiaries of any amount exceeding $250,000 in the aggregate, other than (i) any legal action brought against Parent or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on Cartesian’s balance sheet; provided, that neither Cartesian nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Cartesian’s business; or
•	agree to, or make any commitment to, take or announce any of the foregoing actions.

Parent has agreed that, from the date of the Merger Agreement until the Effective Time (or, if earlier, until the termination of the Merger Agreement pursuant to its terms), except as required by applicable law, order or any requirement of any governmental authority, or as consented to in writing by Cartesian (such consent not to be unreasonably withheld, delayed or conditioned), Parent will not, and will not permit any of its subsidiaries to:

•	alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or organization of Parent or (ii) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that, in the case of either clause (i) or clause (ii), could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other transactions, including withdrawing or modifying, in a manner adverse to Cartesian, the approval by the Board of Directors of Parent of the Merger Agreement or the Merger;

•	acquire (whether through merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any person or any business or division thereof, unless such acquisition or agreement would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger or any of the other transactions contemplated hereby, (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or
•	agree to, or make any commitment to, take or announce any of the foregoing actions

No Solicitation. From the date of the Merger Agreement and continuing until the earlier of the Offer Acceptance Time, the Effective Time and the termination of the Merger Agreement, the Company and its subsidiaries and their respective officers and directors agreed to, and the Company agreed to instruct and cause its and its subsidiaries’ other representatives to, cease and cause to be terminated any discussions or negotiations with any person that would otherwise be prohibited by the Merger Agreement. Promptly following the execution of the Merger Agreement, the Company was required to deliver a written notice to each such person to the effect that, the Company was ending all discussions and negotiations with such person with respect to any Alternative Proposal (as defined below), effective on and from date of the Merger Agreement, and requesting such person to promptly return or destroy all confidential information concerning the Company and/or its subsidiaries. In addition, from the date of the Merger Agreement and continuing until the earlier to occur of the Offer Acceptance Time, the Effective Time and the termination of the Merger Agreement, the Company and its subsidiaries may not, and must cause its and their respective representatives not to, directly or indirectly, (i) solicit (including by way of furnishing non-public information), initiate or knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal, (ii) furnish to any person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiaries (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any person, except to notify such person as to the existence and content of the provisions of the Merger Agreement, or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a person to communicate an Alternative Proposal to the Company’s Board of Directors), or anti-takeover laws.

However, until the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote (the “Company Required Vote”), the Company may, directly or indirectly through one or more affiliates or representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its subsidiaries to, a person or group of persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied with its non-solicitation obligations under the Merger Agreement; provided, however, that the Company must promptly make available to Parent and Merger Sub any material non-public information concerning the Company and/or its subsidiaries that is provided to any person given such access which was not previously made available to Parent or Merger Sub or their respective representatives (which requirement may be satisfied by posting such information in the Company’s online data room); and provided further that, prior to initiating any such action, the Company’s Board of Directors must determine in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal; and provided further that prior to furnishing such information or access to, or entering into substantive discussions or negotiations with, such person(s), (i) the Company must receive from such person(s) an executed Acceptable Confidentiality Agreement (as defined below) and (ii) the Company must notify Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such person(s).

The Company must promptly notify Parent in writing of any Alternative Proposal made after the date of the Merger Agreement, and specify the material terms and conditions of any such Alternative Proposal, including the identity of the person(s) making such Alternative Proposal. The Company agreed that neither the Company nor any of the Company’s subsidiaries will enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that prohibits the Company from providing such information to Parent.

At any time after the execution of the Merger Agreement, the Company Board may not (i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent and Merger Sub (a “Company Recommendation Change”); (ii) approve or recommend any Alternative Proposal; or (iii) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Proposal Agreement”) relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of the Merger Agreement) or authorize, approve or publicly recommend an Alternative Proposal or any agreement, understanding or arrangement relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of the Merger Agreement).

If at any time prior to the time that the Merger Agreement is approved by the Company Required Vote the Company receives a bona fide written Alternative Proposal from any Person that is not withdrawn and that the Company’s Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or in connection with a Fiduciary Change (as defined below), the Company Board may (i) effect a Company Recommendation Change, and/or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company, any Superior Proposal and/or authorize the Company to terminate the Merger Agreement in accordance with its terms to enter into or consummate an Alternative Proposal Agreement with respect to such Superior Proposal (provided, however, that in such event, the Company terminates the Merger Agreement and enters into a definitive Alternative Proposal Agreement with respect to such Superior Proposal), then the Company Board may effect a Company Recommendation Change, if and only if:

(i)	the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Alternative Proposal constitutes a Superior Proposal, or in the case of a Fiduciary Change that failure to effect a Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company; and
(ii)	if the Company Board makes a Company Recommendation Change in connection with a Superior Proposal, the Company validly terminates the Merger Agreement in accordance with its terms, including the payment of an amount equal to $400,000 (the “Termination Fee”); provided, however, that (A) prior to terminating this Agreement, the Company must give Parent at least three (3) days’ notice thereof, attaching the Alternative Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect in which case the three-day period referred to herein shall be 48 hours, and (B) if, within such three-day period (or where applicable, 48-hour period), Parent makes an offer that the Board of Directors of the Company determines in good faith is more favorable to the stockholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company’s Board of Directors deems relevant), and agrees in writing to all adjustments in the terms and conditions of the Merger Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal will be deemed to be rescinded and of no further force and effect and, if the Company or any subsidiary of the Company has entered into a Superior Proposal Agreement, it will promptly terminate such agreement.

The Company will keep Parent reasonably informed regarding the matters contemplated by the foregoing (including any Alternative Proposals). Without limiting the generality of foregoing, (i) the Company will promptly notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto), including any change in the Company’s intentions as previously notified, and (ii) the Company agrees that it will promptly notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives indicating, in connection with such notice, the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

Change of the Company Recommendation. Subject to the provisions described below, the Company’s Board has resolved to recommend that Company stockholders accept the Offer and tender all of their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Recommendation.” The Company’s Board also agreed to include the Company Board Recommendation in the Schedule 14D-9 filed with the SEC on April 10, 2018 and to permit Parent to refer to such recommendation in the Offer to Purchase and other documents related to the Offer filed with the SEC on April 10, 2018.

The Company Board may not make a Company Recommendation Change in connection with a Fiduciary Change unless: (i) the Company provides Parent with written information describing such Fiduciary Change in reasonable detail as soon as reasonably practicable after becoming aware of it; (ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Fiduciary Change; (iii) the Company notifies Parent in writing at least four (4) business days before making a Company Recommendation Change with respect to such Fiduciary Change of its intention to do so and specifies the reasons therefor; and (iv) if Parent makes a written proposal during such four business day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law.

Nothing contained in the Merger Agreement prohibits the Company or the Company’s Board, directly or indirectly through its representatives, from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law or would constitute a violation of applicable law. It is understood and agreed that, for purposes of the Merger Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of the Merger Agreement with respect thereto, or any “stop, look and listen” communication by the Company’s Board, shall not constitute a Company Recommendation Change or an approval or recommendation with respect to any Alternative Proposal.

Neither Parent nor Merger Sub, nor any of their respective affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any person, or have any discussions or other communications with any other Person, in any such case with respect to any Alternative Proposal involving the Company.

For purposes of the Merger Agreement:

(i)	“Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not be required to restrict a person from communicating an Alternative Proposal to the Company Board) or, to the extent applicable, a confidentiality agreement entered into prior to the execution of the Merger Agreement.
(ii)	“Alternative Proposal” means any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s stockholders, made by any person or group (as defined under Rule 13d-5(b) of the Exchange Act) other than Parent or its subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (A) transaction or series of transactions (involving any merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction with respect to the Company and/or any subsidiary or subsidiaries of the Company or the issuance or acquisition of Company common stock or other equity securities of the Company whose business or businesses constitute twenty percent (20%) (in number or voting power) or more of the assets, revenues or earnings of the Company and its subsidiaries, taken as a whole, (B) acquisition, license or purchase of assets of the Company and/or its subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its subsidiaries or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable or (C) acquisition of beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group (as defined under Rule 13d-5(b) of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) (in number or voting power) or greater economic or voting interest in the Company.

(iii)	“Superior Proposal” means any bona fide Alternative Proposal (except that references to “twenty percent (20%) or more” in the definition thereof will be deemed to be references to “fifty percent (50%) or more”) made by any person that is on terms that the Company’s Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to the Merger Agreement that Parent and Merger Sub propose to make in accordance with terms of the Merger Agreement, are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.
(iv)	“Fiduciary Change” means the Company Board, prior to the Company Required Vote, determines it is obligated to make a Company Recommendation Change because such a change is advisable to comply with its fiduciary duties to stockholders of the Company, including for circumstances as set forth in Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, (Del. Ch. Apr. 29, 2005).

Proxy Statement and Company Stockholder Meeting. In the event that a Company Stockholder Meeting is required in order to obtain the Company Required Vote and complete the Merger, as soon as reasonably practicable following the Offer Acceptance Time or the Expiration Date the Company agreed to prepare and file a Proxy Statement of the Company (the “Proxy Statement”) with the SEC. Each of the parties agrees to reasonably cooperate and consult with each other in the preparation of the Proxy Statement, including furnishing necessary information required to be set forth in the Proxy Statement. Following clearance of the Proxy Statement, the Company will mail the Proxy Statement to the Company’s shareholders and duly call and hold a special meeting of the Company’s shareholders (the “Company Stockholder Meeting”) for the purpose of voting upon approval of the Merger Agreement and the transactions related thereto, including the Merger. Except as otherwise permitted by the Merger Agreement, the Company Board will recommend a vote in favor of such approval at the Company Stockholder Meeting.

Access to Information. Until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Cartesian has agreed to provide Parent and its representatives access during normal business hours, upon reasonable prior notice, to Cartesian’s officers, employees, properties, books and records, as Parent may reasonably request, subject to customary exceptions and limitations.

Employee Matters. Parent, the surviving corporation and their respective subsidiaries will give those employees who are, as of the Effective Time, employed by the Company and its subsidiaries full credit for purposes of determining eligibility and vesting (but not for purposes of any benefit accruals) under any employee benefit plans or arrangements maintained by Parent, the surviving corporation or any of their respective subsidiaries (other than any defined benefit or equity-based plans) to the same extent recognized by the Company and its subsidiaries, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, to the same extent waived by the Company and its subsidiaries or otherwise not subject to a limitation by the Company and its subsidiaries. provide credit under any welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs, and honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time. However, nothing in the Merger Agreement is intended to give any person any legal or equitable or other rights or remedies by reason of the foregoing or prevent the termination or modification of employment, benefits, or any benefits plan in accordance with its terms.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that from the Effective Time and for a period of six (6) years thereafter, Parent and the surviving corporation will jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or its subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) (in such person’s capacity as such and not as stockholders of the Company or any of its subsidiaries) to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any claim and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, any expenses incurred in investigating, defending, settling or otherwise participating in any claim in advance of the final disposition of such claim, including payment with respect to enforcing any rights related thereto; provided, that such Indemnified Party must undertake to repay such advanced expenses if a court of competent jurisdiction determines the Indemnified Party was not entitled to such expenses and the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

In the event any claim is brought against any Indemnified Party, Parent and the surviving corporation are required to use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the surviving corporation may settle any claim without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief (including any admission of liability or guilt) from such Indemnified Party. Notwithstanding the foregoing, an Indemnified Party is entitled to control the defense of any action with counsel of its own choosing reasonably acceptable to Parent and Parent and the surviving corporation will cooperate in the defense thereof; provided, that Parent will not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby.

The indemnification and advancement obligations of Parent and the surviving corporation pursuant to the Merger Agreement extend to acts or omissions occurring at or before the Effective Time and any claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the Merger Agreement by the Company Board and the Company’s stockholders and the consummation of the transactions contemplated hereby and any claim relating thereto) and all rights to indemnification and advancement conferred thereunder continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries at or prior to the Effective Time and inure to the benefit of such individual’s heirs, executors and personal and legal representatives.

From the Effective Time and for a period of six (6) years thereafter, Parent and the surviving corporation will keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Merger Agreement between or among the Company or any of its subsidiaries and any Indemnified Party providing for the indemnification of and advancement of expenses to such Indemnified Party.

Parent agrees that all rights to indemnification and advancement of expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of the Company’s subsidiaries as in effect as of the date of the Merger Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

Parent and the surviving corporation, jointly and severally, will pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations described above.

Loans. Upon signing of the Merger Agreement, Parent’s designee, Auto Cash Financing, Inc., a wholly owned subsidiary of BCH, committed to make available a secured loan to the Company of up to One Million Dollars ($1,000,000) to be used for working capital of the Company or its subsidiaries (the “Working Capital Loan”). Amounts funded under the Working Capital Loan bear interest at an annual rate of ten percent (10%) and are secured by a lien on all assets of the Company (including all direct and indirect equity interests owned by the Company) and all assets of each subsidiary of the Company, subordinate only to Permitted Encumbrances as defined in the Security Agreement covering the Working Capital Loan (the “Security Agreement”) or any Permitted Security (as defined in the Debenture covering the Working Capital Loan (the “Debenture”)). The Working Capital Loan is subject to the other terms and conditions reflected in the Term Loan Note for Working Capital, the Security Agreement and the Debenture.

Termination. The Merger Agreement may be terminated at any time prior to the Offer Acceptance Time or the Effective Time under any of the following circumstances:

•	by mutual written consent of Parent and Cartesian;
•	by either Parent or Cartesian, if the Effective Time has not occurred on or before the Outside Date, however, such right to terminate is not be available to any party to the Merger Agreement whose breach of any covenant or agreement of the Merger Agreement principally causes the failure of the Effective Time to occur by the Outside Date;
•	by either Parent or Cartesian if (i) if any governmental entity of competent jurisdiction issues a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or (ii) if any state or federal law, rule or regulation is adopted or issued that has the effect of prohibiting the Merger.
•	by either Parent or Cartesian at any time after the Expiration Date if the Offer Acceptance Time has not occurred;
•	by Parent if it is not in material breach of the Merger Agreement , and if (A) any of the representations and warranties of the Company under the Merger Agreement are or become untrue or incorrect such that the condition that all of the representations and warranties of the Company shall be true and correct in all respects would not be satisfied, provided, however, that for purposes of this section, no effect is given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of such section, such representations and warranties are deemed to be true and correct in all respects unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect or (B) there has been a material breach on the part of the Company of any of its covenants or agreements under the Merger Agreement such that the condition that the Company shall have performed in all material respects all of its respective obligations required to be performed by it under the Merger Agreement would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to the Company; Parent and Merger Sub;
•	by Parent if (A) the Company Board fails to include the Company Recommendation in the Schedule 14 D-9 or the Proxy Statement or effects a Company Recommendation Change, (B) the Company Board approves or recommends, or proposes publicly to approve or recommend, any Alternative Acquisition Agreement, Alternative Proposal or any Superior Proposal other than the Merger Agreement, and/or permits the Company to enter into an Alternative Acquisition Agreement related to an Alternative Proposal or a Superior Proposal, (C) the Company fails to call the Company Stockholder Meeting or shall have failed to deliver the Proxy Statement in material breach of the Merger Agreement and such failure is not due to any material breach by Parent or Merger Sub of their obligations to reasonably cooperate and consult with each other in the preparation of the Proxy Statement, or (D) a tender offer or exchange offer for outstanding shares of common stock is commenced (other than by Parent or Merger Sub or their respective affiliates) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within ten business days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer;

•	by Cartesian in order to enter into an Alternative Proposal Agreement providing for the implementation of the applicable Superior Proposal pursuant to and in accordance with the terms and conditions of the Merger Agreement; provided that the Company shall not have a right to terminate the Merger Agreement pursuant to this provision unless concurrently with such termination the Company duly executes and validly delivers such Alternative Proposal Agreement to the counterparty thereto and pays the Termination Fee;
•	by Cartesian if it is not in material breach of the Merger Agreement, and if (A) any of the representations and warranties of Parent and Merger Sub under the Merger Agreement are or become untrue or inaccurate such that the condition that all of the representations and warranties of Parent and Merger Sub shall be true and correct in all respects would not be satisfied, provided, however, that for purposes of this section, no effect is given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of such section, such representations and warranties are deemed to be true and correct in all respects unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect or (B) there has been a material breach on the part of Parent or Merger Sub of any of their respective covenants or agreements under the Merger Agreement such that the condition that Parent or Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under the Merger Agreement would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to Parent and Merger Sub.

Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement will immediately become void and have no effect, without any liability on the part of Parent, Merger Sub or Cartesian, except that (i) certain specified provisions of the Merger Agreement will survive such termination, including the provision described under the heading “ Termination Fee” below, and (ii) subject to the terms of the Merger Agreement, none of Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of the Merger Agreement.

Termination Fee. Cartesian has agreed to pay Parent a termination fee of $400,000 in cash (the “Termination Fee”) if:

•	the Merger Agreement is terminated by Parent because the Company Board fails to include a Company Recommendation in the Schedule 14D-9 or the Proxy Statement, pursuant to a Change in Recommendation or the Company fails to call the Company Stockholder Meeting or deliver the Proxy Statement in accordance with the terms of the Merger Agreement;
•	the Merger Agreement is terminated by Parent if any of the representations and warranties of the Company pursuant to the Merger Agreement are or become untrue or incorrect as described above;
•	the Merger Agreement is terminated by Parent following a breach on the part of the Company of any of its covenants or agreements under the Merger Agreement, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to the Company;
•	the Merger Agreement is terminated by Cartesian to accept a Superior Proposal in accordance with the terms of the Merger Agreement;
•	the Merger Agreement is terminated by Parent or Cartesian;
•	if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
•	if the Effective Time does not occur on or before the Outside Date; or
•	if any state or federal law, rule or regulation is adopted or issued that has the effect of prohibiting the Merger.

Parent’s right to receive the Termination Fee is the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its affiliates, as applicable, against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation. Upon payment of the Termination Fee none of Parent nor Merger Sub or any of their respective affiliates nor any other Person shall have any rights or claims against the Company or any of its affiliates under or relating to the Merger Agreement or the transactions contemplated thereby.

Specific Performance. Parent, Merger Sub and Cartesian have acknowledged and agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of the Merger Agreement (including failing to take such actions as are required of it thereunder to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with the Merger Agreement to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are paid by the party incurring such expense.

Governing Law. The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware.

Tender and Support Agreement

As a condition to entering into the Merger Agreement, the Parent required that each of the Company’s officers and directors (the “Supporting Stockholders”) enter into a Tender and Support Agreement (“Support Agreement”) in favor of Parent and Merger Sub. The Supporting Stockholders collectively beneficially owned, in the aggregate, 1,004,188 Company common stock as of March 21, 2018 (or approximately 10.6% of the total of all Company common stock that are outstanding and all additional Company common stock that are deemed outstanding for purposes of calculating the Supporting Stockholders’ percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of March 21, 2018).

The Support Agreement includes, among other things, an agreement by the Company’s officers and directors to irrevocably tender all of their Company common stock in the Offer. The Tender and Support Agreement also provides that the Supporting Stockholders will vote their Company common stock (i) against any against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Issuer contained in the Merger Agreement, or of any Supporting Stockholder contained in the Support Agreement, or (B) result in any of the conditions set forth in Section 9 of the Merger Agreement not being satisfied on or before July 31, 2018; (ii) against any change in the Company Board of Directors that is not contemplated by the Merger Agreement; and (iii) against any Alternative Proposal.

Each Supporting Stockholder also grants a proxy appointing Parent as such Supporting Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Supporting Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize the voting power in the Support Agreement. The obligations of the Supporting Stockholders are subject to the terms and conditions of the Support Agreement.

The Support Agreement acknowledges that the officers and directors are entering into such agreement solely in their capacity as stockholders and therefore does not limit their fiduciary duties or taking any action in their capacity as an officer or director of the Company.

Rights Agreement

On March 21, 2018, the Company entered into an Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Company and Computershare Trust Company, N.A. (“Rights Agreement”) to provide that the rights issued under the Rights Agreement would be inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Working Capital Loan

Pursuant to the Merger Agreement, Parent agreed that Parent or its designee would make a working capital loan to the Company of $1,000,000. In connection with the loan transaction, the Company issued a Term Loan Note for Working Capital dated March 21, 2018 (“Working Capital Note”) with Parent’s designee, Auto Cash Financing, Inc.., a wholly owned subsidiary of BCH (“Lender”) that bears interest at an annual rate of ten percent (10%). The Working Capital Note is secured by a lien on all assets of the Company and its subsidiaries (except certain assets that are pledged by the Company to Elutions Capital Ventures S.a. r.l) pursuant to (i) a Security Agreement dated March 21, 2018 (“Security Agreement”) among the Company, its U.S. subsidiaries, and Lender, and (ii) a Debenture dated March 27, 2018 among the Company’s foreign subsidiaries and Lender (the “Debenture”). The liens under the Security Agreement and the Debenture are subordinate only to Permitted Encumbrances (as defined in the Security Agreement) and any Permitted Security (as defined in the Debenture).

Non-Disclosure Agreement

The Company and BCH entered into a Non-Disclosure Agreement dated November 28, 2017 (the “Non-Disclosure Agreement”). Under the terms of the Non-Disclosure Agreement, BCH and the Company agreed that, subject to certain exceptions, certain non-public, confidential or proprietary information each may make available to the other in connection with discussions concerning a possible acquisition of the Company by BCH, will not be disclosed or used for any other purpose.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote, present and voting, in person or represented by proxy at the special meeting, is required to approve the proposal to approve the Merger Agreement and approve the Merger. As of May 25, 2018, the record date, Merger Sub beneficially owned and was entitled to vote, in the aggregate, 7,201,698 shares of our common stock, representing approximately 76.2% of the outstanding shares of our common stock.

The Board believes that it is in the best interests of Cartesian and its stockholders to approve the Merger Agreement and approve the Merger.

The Board unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and approve the Merger.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to correct any insufficiencies in the procedure approving the Merger Agreement at the time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to correct any insufficiencies in the procedure approving the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to approve the Merger Agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote, present and voting, in person or represented by proxy at the special meeting, is required to approve the proposal to approve one or more adjournments of the special meeting. As of May 25, 2018, the record date, Merger Sub beneficially owned and was entitled to vote, in the aggregate, 7,201,698 shares of our common stock, representing approximately 76.2% of the outstanding shares of our common stock.

The Board believes that it is in the best interests of Cartesian and its stockholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the Merger Agreement if there are insufficient votes to approve the Merger Agreement at the time of the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting.

MARKET PRICES AND DIVIDEND DATA

Our Company common stock are currently quoted on the OTCQB Marketplace under the symbol “CRTN.” Prior to November 13, 2017, our common stock was quoted on The Nasdaq Stock Market LLC under the symbol “CRTN.” As of the close of business on [•], 2018, there were [•] Company common stock issued and outstanding.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two most recently completed fiscal years of Cartesian as well as the first quarter of the current fiscal year through [•], 2018, in each case as quoted on the OTCQB Marketplace or The Nasdaq Stock Market LLC, as applicable.

	High		Low
Fiscal Year Ended December 31, 2016
First Quarter		$2.25		$1.81
Second Quarter		$2.11		$0.93
Third Quarter		$1.11		$0.56
Fourth Quarter		$1.08		$0.50
Fiscal Year Ended December 31, 2017
First Quarter		$1.57		$0.75
Second Quarter		$0.89		$0.41
Third Quarter		$1.05		$0.44
Fourth Quarter		$1.00		$0.05
Year Ended December 31, 2018
First Quarter		$0.40		$0.10
Second Quarter (through [•], 2018)	$	[•]	$	[•]

On March 21, 2018, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Company common stock on the OTCQB Marketplace was $0.17. On April 9, 2018, the last full trading day before the commencement of the Offer, the reported closing sales price of the Company common stock on the OTCQB Marketplace was $0.3832. On [•], 2018, the last full trading day before the filing of this proxy statement, the reported closing sales price of the Company common stock on the OTCQB Marketplace was $[•]. The Merger Consideration represents a premium of approximately 135% to the March 21, 2018 closing stock price.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Cartesian will not declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any Cartesian securities (including the Company common stock) or set any record date therefor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of May 25, 2018 (including options to purchase common stock exercisable within sixty days after such date), by (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted, all stockholders set forth below have the same principal business address as the Company.

	Shares Beneficially Owned
Beneficial Owners	Total Number	Percent(1)
5% Stockholders (excluding executive officers or directors):
Cartesian Holdings, Inc.(2)
5425 Wisconsin Ave, Suite 701, Chevy Chase, MD 20815	7,201,698	76.2%
Elutions, Inc.(3)
601 East Twiggs Street,Tampa, FL 33602	1,688,653	17.9%
Hershey Strategic Capital, LP(4)
888 7th Avenue, 17th Floor, New York, NY 10019	715,000	7.6%
Potomac Capital Partners L.P.(5)
825 Third Avenue, 33rd Floor, New York, NY 10022	780,188	8.3%
Richard P. Nespola(6)
225 Quimby Lane, Bridgehampton, NY 11932	547,427	5.8%

Executive Officers & Directors:
Donald J. Tringali(7)	12,500	*
David Hartman	—	—
Kevin Kuby	—	—
Ryan Scott	—	—
Jack Myers	—	—
Jim Serafin	—	—
Dermod Ranaghan	24,199	*
William Hill	51,372	*
All directors and executive officers as a group	88,071	*
*	Less than 1% of the outstanding shares of common stock.
(1)	Calculation of percentage of beneficial ownership includes the assumed exercise of options and warrants to purchase common stock by only the respective named stockholder that are vested or that will vest within 60 days of May 25, 2018.
(2)	Merger Sub is a wholly-owned direct subsidiary of Parent. Parent is a wholly-owned direct subsidiary of BCH. BCH Investors is the controlling equityholder of BCH. BCI is the controlling equityholder of BCH Investors, and is controlled by Murry N. Gunty.
(3)	Based on information provided by Elutions, Inc., Engage Networks, Inc., Astra Family Holdings, LLC, Leventi Irrevocable Trust, William Doucas and Elizabeth Doucas (collectively, the “Elutions Parties”), in a Schedule 13D filed on March 7, 2014, as amended by Amendments No. 1, 2, 3 and 4 on March 19, 2014, May 22, 2014, June 23, 2014 and December 5, 2017, respectively. According to the Schedule 13D/A, (i) the total number of shares includes 609,756 shares of common stock, 996,544 shares of common stock that may be purchased pursuant to a common stock Purchase Warrant (Tracking Warrant) and 79,286 shares of common stock that may be purchased pursuant to a common stock Purchase Warrant (Incentive Warrant) and (ii) the Elutions Parties share voting and dispositive power over all the shares of common stock and the common stock Purchase Warrants.
(4)	Based on information provided by Hershey Management I, LLC, Hershey Strategic Capital, LP, and Hershey Strategic Capital GP, LLC in a Schedule 13G/A filed on February 9, 2018. According to the Schedule 13G/A, Hershey Management I, LLC, Hershey Strategic Capital, LP, and Hershey Strategic Capital GP, LLC have sole voting and dispositive power over 715,000 shares of common stock.
(5)	Based on information provided by Paul J. Solit; Potomac Capital Management Inc., Potomac Capital Management V LLC and Potomac Capital Partners V, LP in a Schedule 13G/A filed on January 29, 2018. According to the Schedule 13G/A, each of Paul J. Solit; Potomac Capital Management Inc., Potomac Capital Management V LLC and Potomac Capital Partners V, LP has sole voting and dispositive power over 585,380 shares of common stock and Paul J. Solit has sole voting and dispositive power over 194,808 additional shares of common stock.
(6)	Based upon information provided by Mr. Nespola to the Company in connection with the 2013 annual meeting of stockholders. According to that information, Mr. Nespola disclaims beneficial ownership of 101,315 shares of common stock held by the Quimby Lane 2002 Trust, which is an irrevocable grantor trust of which Mr. Nespola’s spouse and adult son are the sole beneficiaries.
(7)	Includes 12,500 shares of unvested restricted stock scheduled to vest on July 25, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnification Agreements

Senior officers and directors of the Company have entered into indemnification agreements with the Company, each in a form approved by the Company’s Board of Directors and previously disclosed by the Company. A copy of the form of Indemnification Agreement was filed as Exhibit 10.2 to our Registration Statement on Form S-1 filed with the SEC on September 20, 1999 and is available on the SEC’s website (www.sec.gov). The Board of Directors also authorized the Company to enter into indemnification agreements with future directors and senior officers of the Company that may be designated from time to time by the Board. The indemnification agreements supplement and clarify existing indemnification provisions of the Company’s Certificate of Incorporation and Bylaws and, in general, require the Company, to the extent permitted under applicable law, to indemnify such persons against all expenses, judgments and fines incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Company or any other enterprise to the extent they assumed those responsibilities at the direction of the Company. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

Strategic Alliance and Investment by Elutions, Inc.

On February 25, 2014, the Company entered into an investment agreement (the “Investment Agreement”) with Elutions, Inc. (“Elutions”) a provider of operational business intelligence solutions. Under the Investment Agreement, the Company agreed to issue and sell shares of common stock to Elutions and to issue stock purchase warrants to Elutions, and the parties agreed that a subsidiary of Elutions would loan funds to a subsidiary of the Company. On March 18, 2014, the Company and Elutions completed the closing (the “Closing”) of the transactions contemplated under the Investment Agreement.

At the Closing, (a) the Company issued and sold 609,756 shares of common stock to Elutions at a price of $3.28 per share, for an aggregate purchase price of $2,000,000, (b) the Company’s subsidiary, Cartesian Limited, issued a promissory note (the “Note”) payable to Elutions Capital Ventures S.à r.l, a subsidiary of Elutions, in an aggregate original principal amount of $3,268,664, payable in equivalent Great Britain Pounds Sterling, and the Company issued to Elutions a common stock Purchase Warrant (Tracking) related to the Note to purchase 996,544 shares of common stock of the Company for $3.28 per share (the “Tracking Warrant”), and (c) the Company issued to Elutions a common stock Purchase Warrant (Commercial Incentive) pursuant to which Elutions can earn the right to purchase up to 3,400,000 shares of common stock of the Company at prices ranging from $3.85 per share to $4.85 per share based on the Company’s financial results related to certain customer contracts obtained jointly by the Company and Elutions (the “Incentive Warrant”). The Incentive Warrant and the Tracking Warrant are referred to collectively below as the “Warrants”.

As a result of the transaction, Elutions and certain affiliates became the beneficial owners of more than five percent of the Company’s outstanding common stock. According to a Schedule 13D filed on March 7, 2014, as amended on March 19, 2014, May 22, 2014, June 18, 2014 and December 5, 2017, each of Elutions, Engage Networks, Inc., Astra Family Holdings, LLC, Leventi Irrevocable Trust, William Doucas and Elizabeth Doucas may be deemed to beneficially own a total of 1,606,300 shares of common stock of the Company, consisting of 609,756 shares of common stock issued to Elutions, 996,544 shares of common stock issuable upon exercise of the Tracking Warrant issued to Elutions and 79,286 shares of common stock issuable upon exercise of the Incentive Warrant issued to Elutions. Such shares constitute approximately 16.1% of the outstanding shares of common stock of the Company (including as outstanding, for purpose of such calculation, the shares issuable upon exercise of the Tracking Warrant and shares currently issuable upon exercise of the Incentive Warrant).

The Investment Agreement contains a number of agreements and covenants, including (i) certain affirmative and negative covenants relating to the Note applicable to the Company and its subsidiaries, (ii) an agreement of the Company to assign to Elutions certain customer contracts obtained jointly with Elutions if a competitor acquires control of the Company, (iii) confidentiality restrictions applicable to both parties, (iv) a standstill agreement of Elutions, (v) an agreement of the parties to negotiate in good faith for the purchase by Elutions of additional shares of common stock equal to 6.5% of outstanding shares from the Company or in open market purchases if Elutions then owns or is vested with the right to acquire 38.5% of the shares of common stock then outstanding, subject to any applicable stockholder approval requirements, (vi) the grant of a right of first offer to Elutions to loan funds to the Company in the future if the Company intends to incur or assume indebtedness, subject to certain exceptions, (vii) a grant of pre-emptive rights to Elutions with respect to future issuances and sales of equity securities by the Company, subject to certain exceptions, (viii) the right of Elutions to designate one member of the Board of Directors of the Company if it meets certain ownership thresholds, and (ix) restrictions on the issuance by the Company of options, warrants or similar rights or convertible securities, other than with respect to certain excluded issuances.

Promissory Note

The Note issued at Closing by the Company’s subsidiary, Cartesian Limited, in the aggregate original principal amount of $3,268,664, bears interest at the rate of 7.825% per year, payable monthly, and matures on March 18, 2019. The Note must be redeemed by Cartesian Limited upon notification by the holder at any time upon 30 days’ notice and may be prepaid by Cartesian Limited at any time. The obligations of Cartesian Limited under the Note are guaranteed by the Company pursuant to a Guaranty entered into by the Company at Closing and are secured by certain assets relating to client contracts involving Elutions pursuant to a Security Agreement entered into by the Company and Elutions at Closing. Amounts outstanding under the Note may be applied to the exercise price of the Company’s common stock under the Tracking Warrant. Upon occurrence of an event of default, the Note would bear interest at 9.825% per year and could be declared immediately due and payable. The Company’s subsidiary paid a total of approximately $1,102,000 in interest to the affiliate of Elutions under the Note from the date of issuance of the Note through April 4, 2018.

Tracking Warrant

Under the Tracking Warrant, Elutions may acquire 996,544 shares of common stock of the Company for $3.28 per share at any time and from time to time through March 18, 2020. The Company may require Elutions to exercise the Tracking Warrant at any time (i) after 18 months if the trading price of the Company’s common stock exceeds $5.50 per share for a specified period of time and the Company meets certain cash and working capital thresholds and (ii) after 30 months if the Company meets certain cash and working capital thresholds. To the extent amounts are outstanding under the Note, Elutions and the Company (if the Company is requiring exercise of the Tracking Warrant by Elutions as described above) may offset such amounts against the exercise price for shares of common stock acquired under the Tracking Warrant. The Tracking Warrant expires if the Note is redeemed as a result of notification of redemption by the holder.

Incentive Warrant

Under the Incentive Warrant, Elutions can earn the right to purchase up to 3,400,000 shares of common stock of the Company at prices ranging from $3.85 per share to $4.85 per share based on the Company’s financial results as described below. The Incentive Warrant expires on March 18, 2020. The right to exercise the Incentive Warrant to acquire shares is subject to satisfaction of certain performance conditions based on revenues or cash received by the Company under customer contracts acquired jointly with Elutions through a five-year period from March 18, 2014 until March 18, 2019. The Incentive Warrant may vest upon satisfaction of the performance conditions during the five-year period. The number of shares of common stock for which the Incentive Warrant may vest during each fiscal quarter in the five-year period under the vesting provisions shall equal, without duplication, four percent of revenues recognized for such fiscal quarter and four percent of cash recognized or received by the Company during such quarter, for which revenues will be recognized in the future.

In addition, the right to acquire shares may vest at the end of the five-year period for contracts that have been signed and with respect to which revenues are expected to be earned or cash is expected to be received after the end of the five-year period. The exercise price increases $0.25 per year for shares earned in each year of the five-year period and is payable in cash, provided that Elutions has the right to utilize a cashless exercise procedure to acquire shares of common stock under the Incentive Warrant for a limited period of time each year after the right to acquire such shares vests. Any shares utilized to exercise such cashless exercise right will not reduce the maximum number of shares that may be earned and acquired under the Incentive Warrant, but shares utilized to pay the exercise price would no longer be treated as locked in or vested under the Incentive Warrant. Elutions earned the right to acquire up to 82,353 shares of common stock at exercise prices ranging from $3.85 per share to $4.60 per share under the Incentive Warrant for the period from March 18, 2014 through April 4, 2018 under customer contracts acquired jointly with Elutions within the meaning of the Incentive Warrant.

Additional Warrant Provisions

Each of the Warrants has economic anti-dilution protection provisions which provide for adjustments to the exercise price and the number of shares of common stock which may be acquired pursuant to the Warrants in the event of issuances of shares of common stock by the Company at a price less than the 30-day volume weighted average trading price at the time of issuance, subject to a number of exceptions. Each of the Warrants also permits Elutions (subject to certain exceptions) to purchase shares in future equity offerings made by the Company on a pro rata basis to all stockholders, with such participation right based upon the maximum number of shares that may be purchased under the Warrant. No adjustments have been made under the economic anti-dilution provisions of the Warrants.

Registration Rights Agreement

At Closing, the Company and Elutions entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has obligations to register for resale the shares of common stock issued under the Investment Agreement and the Warrants. Under the Registration Rights Agreement, the Company granted certain piggyback registration rights to Elutions and agreed to file and maintain a resale shelf registration statement for the benefit of Elutions. The resale shelf registration was filed with the SEC on August 12, 2014 and was declared effective on August 26, 2014.

Commercial Relationship

The Investment Agreement and the agreements and instruments described above are part of a strategic relationship between the Company and Elutions. As part of the strategic relationship, the parties entered into certain commercial framework documents, including a Market Development Agreement and related Inventory Agreement, on February 25, 2014, and enter into client agreements and bilateral agreements from time to time in the ordinary course of business outlining the terms of the parties’ commercial relationship with respect to business development and providing products, solutions and services to clients. The parties have agreed to a term of five years, with automatic two-year renewals unless notice is given, and subject to termination rights in certain events. The Company has agreed to restrictions during the term and for two years thereafter in regard to solutions or services that are substantially similar to or competitive with certain solutions or services of Elutions, and each party has agreed not to hire the other party’s employees during the same period.

The parties have agreed on a general framework for pursuing, entering into and implementing customer contracts, which includes providing for joint and separate client pursuits and marketing on an initial and ongoing basis, procedures for contracting with clients, procedures for interface between the parties, limited exclusivity requirements of Elutions relating to identified prospects and clients of the Company, intellectual property rights of Elutions to its products and related restrictions, restrictions regarding use of confidential information, limitations on liability of the parties, independent contractor status of the parties, limitations on publicity by the parties, and dispute resolution, including arbitration. The parties have agreed to jointly market Elutions’ Maestro Technology Solutions to certain specified clients and prospects of the Company and to use commercially reasonable efforts to meet certain sales goals. With respect to projects with prospects identified by the Company, the Company may act as project manager for which it receives a fee to be agreed upon. Elutions provides all other services and is entitled to receive the corresponding revenues from the project relating to such services. The Company may also act as prime contractor if agreed by the parties. If the Company acts as prime contractor on a project and stocks inventory acquired from Elutions as required by the agreements, other than with respect to the initial inventory order described below, the Company is allowed to provide such inventory to the client on the project.

The parties also agreed to a framework for certain initial inventory orders and reorders by the Company from Elutions, and related commitments, timing and pricing procedures, when the Company is the prime contracting party under certain client statements of work. With respect to the required initial inventory order, during the third quarter of 2014, the Company acquired $3.0 million in inventory from Elutions. Under the Market Development Agreement, if the Company had not sold 75% of such inventory acquired from Elutions within one year after acquisition, Elutions is required upon request of the Company to source its requirements for future projects in the U.S. or U.K. from such inventory subject to a 10% discount against the Company’s purchase price until the Company has exhausted such inventory. In fiscal 2015, the Company requested that Elutions source its requirements for future projects from the inventory that was acquired by the Company from

Elutions in July 2014. With respect to the inventory acquired from Elutions, the Company recorded an inventory adjustment of $300,000 during the second quarter of fiscal year 2015 and recorded an impairment of the inventory value of $0.2 million, $0.3 million and $2.1 million during fiscal years 2017, 2016 and 2015, respectively. As of April 4, 2018, the Company has not sold or licensed any of the initial inventory acquired from Elutions and has not acquired any additional inventory from Elutions.

The parties intend that specific pricing and allocation provisions and other specific commercial terms will be included in individual client statements of work, subject to mutually agreed gross margin requirements for the benefit of the Company. In connection with the customer agreement entered into by the Company in 2014, the Company entered into a subcontract with Elutions. Under the subcontract, Elutions agreed to provide all services in accordance with the customer agreement except for project management services, to be provided by the Company. In January 2017, the Company entered into an amendment to the customer agreement and an amendment to the subcontract with Elutions. The amendments increase the number of customer sites deployed and extend the term of the original agreement. The Company currently estimates total additional license payments to Elutions under the amendment to the subcontract are approximately $0.4 million.

As of April 4, 2018, the Company has paid approximately $2,100,000 to Elutions under the subcontract, and the Company currently estimates total remaining license payments to Elutions under the subcontract as amended would total approximately $0.6 million over their term, with additional amounts payable to Elutions based upon energy savings achieved by the customer. Elutions also agreed in the subcontract to provide all equipment required under the customer agreement, and the Company agreed to advance to Elutions $400,000 of the equipment deployment cost. Elutions is required to repay the advanced amount plus interest at the rate of 5.5% per annum. The funds are netted directly from the customer’s annual payments. As of April 4, 2018, a total of approximately $50,600 of interest has accrued on the Company’s financing of equipment, of which approximately $38,000 has been paid to the Company to date.

WHERE YOU CAN FIND MORE INFORMATION

For additional information regarding the business and the financial results and condition of the Company, please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 30, 2018, and the Amendment to Annual Report on Form 10-K/A filed with the SEC on April 27, 2018 and other Company filings made with the SEC.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact Cartesian, Inc. by calling (913) 345-9315.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement in determining your vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement and the documents incorporated herein. This proxy statement is dated [•], 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CARTESIAN, INC.,

CARTESIAN HOLDINGS, LLC,

and

CARTESIAN HOLDINGS, INC.

Dated as of March 21, 2018

A-i

Annex I – Conditions of the Offer

A-ii

APPENDIX 1
INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-31
Affiliate	A-9
Agreement	A-1
Alternative Acquisition Agreement	A-30
Alternative Proposal	A-31
Business Day	A-6
Capitalization Date	A-11
Certificate	A-6
Certificate of Merger	A-5
Claim	A-27
Closing	A-6
Closing Date	A-6
Closing Transaction Expenses Certificate	A-5
Code	A-9
Company	A-1
Company Balance Sheet	A-17
Company Benefit Plan	A-15
Company Board	A-12
Company Common Stock	A-1, A-6
Company Common Stock Holder	A-8
Company Contracts	A-16
Company Disclosure Schedule	A-9
Company Material Adverse Effect	A-9
Company Option	A-7
Company Preferred Stock	A-6
Company Recommendation	A-12
Company Recommendation Change	A-29
Company Required Vote	A-12
Company Restricted Shares	A-7
Company SEC Reports	A-13
Company Shareholder Meeting	A-25
Company Stock Plans	A-11
Company’s European Subsidiaries	A-10
Company’s North America Subsidiaries	A-10
Confidentiality Agreement	A-25
Consent	A-12
Continuing Employees	A-26
Debenture	A-33
Delaware Secretary	A-6
DGCL	A-5
Effective Time	A-6
Elutions Agreements	A-11
Elutions Note	A-11
Elutions Note Guaranty	A-11
Environmental Laws	A-18
Exchange Act	A-13
Exchange Agent	A-8
Excluded Shares.	A-6
Expenses	A-28
Extension Deadline	A-2
Fiduciary Change	A-32
GAAP	A-10
Governmental Entity	A-12
Indemnified Parties	A-27

A-iii

Independent Director	A-5
Initial Expiration Time	A-2
Intellectual Property Rights	A-19
Knowledge of the Company	A-14
Leased Real Property	A-18
Liens	A-11
Merger	A-1
Merger Consideration	A-6
Merger Sub	A-1
Offer Commencement Date	A-2
Owned Real Property	A-17
Parent	A-1
Parent Board	A-21
Parent Directors	A-5
Parent Disclosure Schedule	A-20
Parent Exchange Agent Agreement	A-8
Parent Material Adverse Effect	A-20
Parent Plans	A-26
Payment Fund	A-3
Permits	A-9
Permitted Liens	A-18
Proxy Statement	A-24
Representatives	A-25
Rights	A-1
Rights Agreement	A-1
Rights Agreement Amendment	A-1
SEC	A-12
Securities Act	A-13
Shares	A-1
Subsidiary	A-10
Superior Proposal	A-32
Surviving Company	A-5
Tax Return	A-15
Taxes	A-15
Transaction Expenses	A-5
Uncertificated Share	A-6
Working Capital Loan	A-32

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2018 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this “Agreement”), is entered into by and among Cartesian Holdings, LLC, a Delaware limited liability company (“Parent”), Cartesian, Inc., a Delaware corporation (the “Company”), Cartesian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions of this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence (within the meaning of Rule 14D-2 under the Exchange Act) a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company common stock, $0.05 par value per share (the “Shares” or “Company Common Stock”) at a price per share of $0.40 (as such amount may be amended or adjusted in accordance with the terms of this Agreement, the “Offer Price”), net to the seller in cash, without interest and reduced by the amount of any withholding that is required under applicable Law, in accordance with Section 4.6;

WHEREAS, as soon as practicable following consummation of the Offer and receipt of the Company Required Vote if a Company Shareholder Meeting is required to approve the merger, Merger Sub will be merged with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable for, fair to and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (c) resolved, subject to the terms of this Agreement, to recommend that the Company’s shareholders accept the Offer and, if required, adopt this Agreement, and (d) approved the Support Agreements (as defined below);

WHEREAS, the Manager of Parent and the Board of Directors of Merger Sub have (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable for, fair to and in the best interests of Parent and Merger Sub, respectively, and their respective shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and Computershare Trust Company, N.A., as Rights Agent, have executed an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement, dated the date hereof (the “Rights Agreement”), so as to render the Rights issued thereunder (the “Rights”) inapplicable to this Agreement and the transactions contemplated hereby;

WHEREAS, concurrent with the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, each of the Company’s officers and directors listed on Schedule A has executed a Tender and Support Agreement, dated as of the date hereof, in favor of Parent and Merger Sub, irrevocably agreeing to, among other things, tender the shares of Company Common Stock beneficially owned (directly or indirectly) by each of them in the Offer (collectively, the “Support Agreements”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the Offer and the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	THE OFFER

1.1     The Offer.

(a)   Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 10, as promptly as practicable after the date of this Agreement, but in no event more than ten (10) business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(g) and 1.2(b)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares, at a price per Share equal to the Offer Price, net to the seller in cash, without interest and subject to any withholding of Tax in accordance with Section 4.6. The date on which Merger Sub commences the Offer (within the meaning of Rule 14d-2 under the Exchange Act) is referred to as the “Offer Commencement Date”.

(b)   Terms and Conditions of the Offer. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of the conditions set forth in Annex I (collectively, the “Offer Conditions”), and no other conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) waive any Offer Condition (to the extent permitted under applicable Laws) and (ii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, in each case, except as provided in Section 1.1(c) or 1.1(d), or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Time (or any rescheduled Expiration Time) of the Offer, unless this Agreement is terminated in accordance with Section 10.

(c)   Expiration of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Time”, and such date or such subsequent date to which the Initial Expiration Time of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”).

(d)   Extension of the Offer. Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 10: (i) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for any period required by any applicable Law, any interpretation or position of the SEC, the staff thereof applicable to the Offer; provided, however, that in no event shall Merger Sub (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Section 10 and (y) July 31, 2018 (the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(e)   Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Merger Sub to terminate this Agreement pursuant to Section 10. In the event that this Agreement is validly terminated pursuant to Section 10, Merger Sub shall (and Parent shall cause Merger Sub to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, Merger Sub shall immediately return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(f)   Acceptance. Subject only to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) immediately after the Expiration Time irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three (3) business days) pay for such Shares. Prior to the Offer Acceptance Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Exchange Agent providing for the establishment and funding of the Payment Fund for distribution to the Company’s shareholders of the aggregate Offer Price and the Merger Consideration to which such Company’s shareholders shall become entitled pursuant to Section 3. Promptly after (and in any event no later than the third business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited with the Exchange Agent, cash sufficient to make the payment of the aggregate Offer Price payable pursuant to this section (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger.

(g)   Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal and summary advertisement, (ii) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (iii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Law. Parent and Merger Sub agree that they shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(g). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments made by the Company or its counsel. Parent and Merger Sub agree to provide the Company and its counsel with any comments (including oral comments) Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(h)   Funds. Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase all Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(i)   Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

1.2     Company Actions.

(a)   Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 8.7, shall reflect the Company Recommendation and include the fairness opinion of the Company’s financial advisor referenced in Section 5.23 and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Laws, including by setting the Shareholder List Date. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)   Shareholder Lists. The Company shall promptly after the date hereof furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Shareholder List Date”). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions, including the Offer and the Merger, Parent and Merger Sub and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.

(c)   Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

1.3     Directors Prior to the Effective Time.

(a)   Composition of Company Board and Board Committee. Effective upon the Offer Acceptance Time and from time to time thereafter, Parent shall be entitled to designate all directors on the Company Board except for one director who shall remain on the Company Board for the purposes described in Section 1.3(c). At such time, the Company shall also cause individuals designated by Parent to constitute the number of members on: (A) each committee of the Company Board; and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage of such individuals represent on the Company Board.

(b)   Section 14(f) of the Exchange Act. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its shareholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 may require in order to fulfill its obligations under this Section 1.3(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors, and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.3(a) hereof shall be subject to the receipt of such information.

(c)   Required Approvals of Independent Director. Following the election or appointment of Parent’s designees (“Parent Directors”) pursuant to Section 1.3(a) and until the Effective Time, any decision to approve the following matters shall require the approval of only that director of the Company that is not one of the Parent Directors (the “Independent Director”), who shall initially be Donald J. Tringali: (i) the amendment or waiver of any provision this Agreement, the Working Capital Loan, the Security Agreement or the Debenture, (ii) the amendment or waiver of any of the terms or conditions of the Offer, including any of the conditions in Annex I, in any manner not permitted by Section 1.1(b), (iii) any action of the Company Board permitted under Section 8.7, (iv) the decision to terminate the Agreement pursuant to any provision of Section 10, (v) filling the vacancy in the Company Board that was occupied by the Independent Director, (vi) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (vii) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or the holders of Company Common Stock, or (viii) or any other action by the Company Board where there is a conflict of interest between Parent or Merger Sub, on one hand, or the holders of Shares that remain outstanding after the Offer Acceptance Time, on the other hand. Approval of any such matter by the Independent Director shall be deemed to constitute authorization by the Company Board and no other action on the part of the Company, including any action by any Parent Director, shall be required to authorize any such matter.

1.4     Transaction Expenses. Effective upon the earlier of the Offer Acceptance Time or the Closing, the Company shall pay (and the Parent shall cause the Company to pay) any Transaction Expenses, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate. For purposes hereunder, (a) “Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses, whether billed or unbilled, incurred by the Company at or prior to the Closing in connection with the sale of the Company, including, without limitation, in connection with the preparation, negotiation and execution of this Agreement and any document in connection herewith, and the performance and consummation of the transactions contemplated hereby and thereby, and the fees and expenses of the Company’s financial advisor; and (b) the “Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company and delivered to Parent at least three (3) Business Days prior to the earlier of the Offer Acceptance Time or the Closing, certifying the amount of Transaction Expenses as of the Offer Acceptance Time (including an itemized list of each such Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed). Section 1.4 of the Company Disclosure Schedule contains a good faith estimate of the Transaction Expenses as of the date hereof including names of payees and all current billed and unbilled amounts.

2.	THE MERGER

2.1     The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance the Delaware General Corporation Law (“DGCL”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) of the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

2.2     Effective Time. The Merger shall become effective upon filing of the certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) or at such later time as provided in the

Certificate of Merger, together with such other certificates satisfying the applicable requirements of the DGCL, which shall be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date (as hereinafter defined) or as soon thereafter as practicable. As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective upon filing the Certificate of Merger or such later date and time as provided by the Certificate of Merger and otherwise in accordance with applicable law.

2.3     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects and consequences set forth in this Agreement and in Section 259 of the DGCL.

2.4     Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) at the offices of Stinson Leonard Street LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106 at 10:00 a.m., central time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Section 9 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Delaware Secretary is closed.

2.5     Certificate of Incorporation. The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation.

2.6     Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and such bylaws.

2.7     Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law, until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law, until their successors are chosen and have qualified or until their earlier death, resignation or removal.

3.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

3.1     Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock or any capital stock of Merger Sub:

(a)   All shares of common stock, par value $0.005 per share, of the Company (the “Company Common Stock”) and shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”) owned directly by the Company or by Merger Sub shall be canceled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for any portion of the Merger Consideration (as defined below). Shares of Company Common Stock that are canceled and retired pursuant to this Section 3.1(a) are hereinafter referred to as the “Excluded Shares.”

(b)   Each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive $0.40, without interest, (as such amount may be amended or adjusted in accordance with the terms of this Agreement (which shall not be reduced by Transaction Expenses) (the “Merger Consideration”).

Effective as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (i) each certificate formerly representing any of the shares of Company Common Stock (other than Excluded Shares) and (ii) each uncertificated Share (an “Uncertificated Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 4.3.

3.2     Effect on Capital Stock of Merger Sub. At and after the Effective Time, each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company and shall not be effected by the Merger.

3.3     Treatment of Company Options and Other Stock-Based Awards.

(a)   As of the Effective Time, each option to purchase shares of Company Common Stock or other right to purchase Company Common Stock under any Company Stock Plan (each a “Company Option”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the Effective Time and shall be canceled, automatically and without any action on behalf of the holder thereof, and the Company shall pay each holder of such Company Option for each such Company Option an amount in cash, determined by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option by (ii) the number of shares of Company Common Stock subject to such Company Option (assuming full vesting of the Company Option). For the avoidance of doubt, each Company Option for which the exercise price per share of Company Common Stock subject to such Company Option equals or exceeds the Merger Consideration will be cancelled without consideration.

(b)   At the Effective Time, each award of restricted stock (as defined in the Equity Plans) that is then outstanding under any Company Stock Plans (each an award of “Company Restricted Shares”), whether or not vested, shall be canceled, automatically and without any action on behalf of the holder or beneficiaries thereof, and the Company shall pay the holder of any such award of Company Restricted Shares an amount in cash equal to (i) the product of the Merger Consideration and the number of shares of Company Common Stock subject to such award of Company Restricted Shares plus (ii) all dividends, if any, accrued but unpaid as of the Effective Time with respect to such award of Company Restricted Shares regardless of any prior election the holder of any such award of Company Restricted Shares may have made with respect to the payment of such accrued but unpaid dividends.

(c)   Prior to the Effective Time, the Company shall take all actions that are necessary and appropriate, including obtaining any consents, making any amendments to the terms of any outstanding awards under the, or terminating one or more, Company Stock Plans, in order to terminate the Company Stock Plans effective as of the Effective Time and to give effect to the transactions contemplated by this Section 3.3 automatically as of the Effective Time without any further action. All payments under this Section 3.3 shall be made at or as soon as practicable after the Effective Time, but in all events within ten days following the Closing Date, pursuant to the Company’s ordinary payroll practices, but in all events in accordance with the terms and conditions of the applicable Company Stock Plan, and shall be subject to any applicable withholding.

(d)   Amounts payable pursuant to this Section 3.3 shall be reduced by such amounts as the Exchange Agent (as defined below), the Surviving Company or Parent is required to deduct and withhold pursuant to Section 4.6.

3.4     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by a holder who has not voted in favor of this Agreement and the Merger or consented thereto in writing with respect to such shares and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, waives or effectively withdraws or otherwise loses the right to appraisal with respect to such shares pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

4.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

4.1     Delivery of the Merger Consideration. Prior to the Effective Time and, from time to time after the Effective Time, as applicable, Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 4 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company (the “Parent Exchange Agent Agreement”), the aggregate amount of the Merger Consideration due at Closing to be paid in respect of the Certificates.

4.2     Exchange Procedures.

(a)   Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates.

(b)   Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of shares of Company Common Stock (each such holder, a “Company Common Stock Holder”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any shares of Company Common Stock held by such Company Common Stock Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total Merger Consideration that such Company Common Stock Holder is entitled to receive in exchange for such holder’s shares of Company Common Stock in the Merger pursuant to this Agreement. From and after the Effective Time, until surrendered as contemplated by this Section 4.2, each Certificate representing shares of Company Common Stock held by a Company Common Stock Holder shall be deemed to represent only the right to receive the total Merger Consideration to which such Company Common Stock Holder is entitled in exchange for such shares of Company Common Stock as contemplated by Section 3.

(c)   Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration.

(d)   Upon surrender by a Company Common Stock Holder to the Exchange Agent of all Certificates representing such holder’s shares of Company Common Stock, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Company Common Stock Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Company Common Stock Holder within ten (10) Business Days following such surrender): the Merger Consideration in respect of each share of Company Common Stock represented by a Certificate or Uncertificated Share; provided that until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(e)   If any portion of the total Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

4.3     Full Satisfaction; Transfer Books; No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in Section 3.

4.4     Termination of Fund; No Liability. Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 4.1 that remains unclaimed by each Company Common Stock Holder six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any Company Common Stock Holder for any amounts paid to a Governmental Entity pursuant to applicable abandoned property, escheat or similar laws.

4.5     Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Company, the delivery by such Person of a bond (in such amount as Parent or the Surviving Company may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by Section 3.

4.6     Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent, or any affiliate (as defined under the Exchange Act (an “Affiliate”)) thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section, and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect (as hereinafter defined)), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, as follows:

5.1     Corporate Organization.

(a)   Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of the good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing, would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has the requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority or possess Permits, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not reasonably be expected to result in a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (ii) the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) the public announcement of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company in connection with the transactions contemplated hereby, (B) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (D) changes generally affecting the industries in which the Company or its Subsidiaries operate that are not specifically related to the Company and its Subsidiaries and do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster or (G) (i) a demand for redemption of the Elutions Note (as defined in Section 5.2(a)) under Section 2.4(a) thereof, (ii) the initiation or prosecution of any legal action or arbitration to enforce or collect the Elutions Note or collect on or enforce the Elutions Note Guaranty (as defined in Section 5.2(a)) of the Elutions Note, (iii) the entry of any final judgment requiring the payment of all or any part of the Elutions Note or the Elutions Note Guaranty (including any interest, assessments, additional damages of any type and other charges paid or payable in connection with, or in respect of, such judgment or settlement), or (iv) any litigation costs (including reasonable and documented fees and expenses of counsel for the Company, or any of its Subsidiaries or their respective Affiliates) incurred by the Company or any of its Subsidiaries or their respective Affiliates in connection with any of the matters referenced in this subsection (G). As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. For the avoidance of doubt, any reference to Subsidiary herein shall be deemed to include (i) the U.S. and Canadian based Subsidiaries, which are Cambridge Strategic Management Group, Inc., TWG Consulting, Inc., RVA Consulting LLC, TMNG Marketing LLC, TMNG Technologies, Inc., TMNG.com, Inc. and TMNG Canada Limited (collectively, the “Company’s North America Subsidiaries”), and (ii) the foreign based Subsidiaries, which are TMNG Europe Limited, Cartesian Limited, Cambridge Adventis Limited, Farncombe France Limited Liability, Farncombe Technology Limited and Farncombe Engineering Services Limited (collectively, the “Company’s European Subsidiaries”).

(b)   The copies of the Certificate of Incorporation and Bylaws of the Company, and similar organizational documents of each of its Subsidiaries, which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, all documents and other information posted in the online data room established by the Company prior to the date hereof shall be deemed to have been made available to Parent and Merger Sub.

(c)   The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2015 of their respective shareholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.

5.2     Capitalization.

(a)   The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.005 per share, and 2,000,000 shares of Preferred Stock of the Company, par value $0.001 per share. As of the close of business on March 21, 2018 (the “Capitalization Date”), there were (i) 9,447,069 shares of Company Common Stock outstanding, and (ii) no shares of Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock were reserved or to be made available for issuance, except as set forth in Section 5.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 5.2(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), (iii) pursuant to the Rights Plan and shares of the Company capital stock reserved for issuance under the Rights Plan, or (iv) pursuant to the Investment Agreement, dated February 25, 2014, by and between the Company and Elutions, Inc., Amendment No. 1 to Investment Agreement, dated May 8, 2014, by and between the Company and Elutions, Inc., Secured Loan Note Deed dated March 18, 2014, issued by Cartesian Limited to Elutions Capital Ventures S.à r.l. (“Elutions Note”), the Amended and Restated Common Stock Purchase Warrant (Commercial Incentive) dated March 18, 2014, between The Management Network Group, Inc. and Elutions, Inc., the Amended and Restated Common Stock Purchase Warrant (Tracking) dated March 18, 2014, between The Management Network Group, Inc. and Elutions, Inc., the Registration Rights Agreement dated March 18, 2014 between The Management Network Group, Inc. and Elutions, Inc., the Guaranty dated March 18, 2014 issued by The Management Network Group, Inc. in favor of Elutions Capital Ventures S.à r.l. (“Elutions Note Guaranty”), and the Security Agreement dated March 18, 2014 between The Management Network Group, Inc. and Elutions Capital Ventures S.à r.l. (the agreements references in this clause (iv), collectively, the (“Elutions Agreements”)), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale, repurchase, redemption or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock. Section 5.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option or subject to award for Company Restricted Shares granted under the Company Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Company Option. Since the Capitalization Date, the Company has not (A) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of Company Options granted prior to such date or Company Restricted Shares granted prior to such date and vesting after such date and, in each case, disclosed in this Section 5.2(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans, or (B) issued or awarded any Company Options, Company Restricted Shares or other equity-based awards under the Company Stock Plans.

(b)   There are no Subsidiaries that are not directly or indirectly wholly owned by the Company. Neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries). Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any

Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. There are no restrictions on the Company with respect to voting the stock of any Subsidiary of the Company.

5.3     Authority; No Violation.

(a)   The Company and each of its Subsidiaries has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote (as hereinafter defined), to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company (the “Company Board”) at a duly held meeting has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) approved the execution and delivery of this Agreement, and (iv) subject to Section 8.5, recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Company Recommendation”), and directed that such matter be submitted for consideration by the Company’s shareholders at the Company Shareholder Meeting. None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date of this Agreement. Except for the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, including the Offer and the Merger will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

5.4     Consents and Approvals. No consent, approval, clearance, waiver, Permit or order of or from, filings or registrations with or notices to (any of the foregoing being a “Consent”), any federal, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, including the Offer and the Merger, except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of the (i) Schedule 14D-9, (ii) if required to complete the Merger, the Proxy Statement (as hereinafter defined), and (iii) an amendment to the Company’s Registration Statement on Form 8-A with respect to the Rights Agreement Amendment, as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (b) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (c) other consents or approvals of, or filings or registrations with, Governmental Entities or third parties which are set forth on Section 5.4 of the Company Disclosure Schedule.

5.5     SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2016 (collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”). Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review. None of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

5.6     Financial Statements.

(a)   Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c)   From January 1, 2017 to the date of this Agreement, (i) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company (as defined below), any director, officer, auditor, accountant or representative of the Company or any of the Subsidiaries of the Company has received any written complaint, allegation, assertion or claim that the Company or any of the Subsidiaries of the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Company and the Subsidiaries of the Company, taken as a whole, (ii) no attorney representing the Company or any Subsidiary of the Company has made a report to the Company’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Company has disclosed to its outside auditors any fraud, whether or not material, of which that, to the Knowledge of the Company, involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.7     Broker’s Fees. Except for the Company’s engagement of Armory Securities, LLC, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors on behalf of the Company or any of the Company’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8     Absence of Certain Changes or Events.

(a)   Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, since January 1, 2017, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Except as set forth in Section 5.8(b) of the Company Disclosure Schedule or as contemplated by this Agreement or permitted under Section 7.2, since January 1, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

5.9     Legal Proceedings.

(a)   Except as set forth in Section 5.9(a)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company (as defined below), threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 5.9(a)(2) of the Company Disclosure Schedule, in each case after reasonable inquiry.

(b)   As of the date of this Agreement, except as set forth in Section 5.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

5.10     Taxes.

(a)   (i) Each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes (as hereinafter defined) shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b)   Since January 1, 2017, neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, or (ii) has had any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law.

(c)   Since January 1, 2017, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(d)   Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e)   Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(f)   Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g)   As used herein, “Taxes” shall mean all taxes, levies or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including, without limitation, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(h)   As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

5.11     Employees; Compensation Arrangements; Benefit Plans.

(a)   Employees. Section 4.11(a) of the Company Disclosure Schedule contains a complete and accurate listing of all employees employed by Company as of the date indicated and (ii) shows each such employee’s present position, and annual salary or wages. Except with respect to the Compensation Arrangements (defined below), or otherwise disclosed, the employment of each of the employees is terminable by Company at will (or otherwise in accordance with general principles of employment termination laws in the applicable jurisdiction). All payment of salaries, wages and other compensation to employees is current, except (x) to the extent of accrued expenses in the ordinary course of business.

(b)   Compensation Arrangements. Section 4.11(b) of the Company Disclosure Schedule contains a list of all compensation arrangements, whether written or unwritten, specifically negotiated between Company and any employee or former employee, which is currently in effect and which provides (i) a guaranteed term of employment or (ii) other benefits, including, but not limited to, negotiated severance terms, change in control, perquisites or bonus other than generally available to other similarly situated employees. Except as described in Section 4.11(b) of the Company Disclosure Schedule, Company has no written or oral contracts of employment with any employee other than employment agreements terminable at will in accordance with subsection (a) above. Company has furnished or made available to Parent and Merger Sub true and complete copies of all Compensation Arrangements listed in Section 4.11(b) of the Company Disclosure Schedule. Each Compensation Arrangement has been operated and maintained in material compliance with its terms.

(c)   Company Benefit Plans. As used herein, “Company Benefit Plan” means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) to which any ERISA Affiliate contributes or has contributed or which any of Company sponsors or maintains (or has sponsored or maintained), or pursuant to which Company has any liability and which provides benefits to any employee, director or consultant of Company, and which are generally available to employees. Section 5.11(c) of the Company Disclosure Schedule contains a list of all Company Benefit Plans. Company has furnished or made available to Parent and Merger Sub true and complete copies of all Company Benefit Plans (including related insurance policies, service provider agreements, amendments, reports, summary plan descriptions, IRS determination letters, opinion letters, financial statements, and trust, funding and insurance agreements) and all employee handbooks, employee rules and regulations, if any. Each Company Benefit Plan has been operated and maintained in material compliance with its terms and with the requirements prescribed by all applicable legal requirements (including ERISA and the Code).

(d)   Qualified Plans. With respect to each Company Benefit Plan, (i) such Company Benefit Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter and no Company Benefit Plan amendment that is not the subject of a favorable determination letter would affect the validity of such Company Benefit Plan’s letter; (ii) no material liability to the Pension Benefit Guaranty Corporation has been or is expected by Company to be incurred with respect to any Company Benefit Plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Company to any liability.

5.12     Compliance with Applicable Law.

(a)   The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and, have complied with, and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity (collectively, “Laws”) relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of any requirement of applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries related to privacy, data protection or the collection and use of personal information gathered or used by the Company and the Subsidiaries of the Company or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing standards of any applicable stock exchange (including the NASDAQ Stock Market and the OTCQB Market), including, without limitation, those related to corporate governance, except, in each case, for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.13     Certain Contracts.

(a)   Section 5.13(a) of the Company Disclosure Schedule lists all material agreements to which the Company or any Affiliate of the Company is a party, and which (i) are required to operate the business of the Company in the manner currently operated by Company, or (ii) cannot be terminated without penalty, premium or other termination fees (“Company Contracts”). Company delivered or made available true and accurate copies of each Company Contact to Parent and Merger Sub prior to execution of this Agreement.

(b)   Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, except as enforceability may be limited by the Bankruptcy and Equity Exceptions or as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except, as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

5.14     Undisclosed Liabilities; Off Balance Sheet Arrangements.

(a)   Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Company Balance Sheet”), (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement, as long as such liability would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, or (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company.

(b)   Except as described in the Company SEC Reports filed as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

5.15     Anti-Takeover Provisions. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any of the transactions contemplated by this Agreement.

5.16     Company Information. The information relating to the Company and its Subsidiaries made available to Parent and/or to be provided by the Company for inclusion in the Offer Documents and the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement (except for such portions thereof as relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.

5.17     Title to Property.

(a)   Real Property. Except as disclosed in Section 5.17(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property (the “Owned Real Property”). All real property and fixtures material to the business, operations or financial condition of the Company and its Subsidiaries are in substantially good condition and repair, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company has good fee simple title to all material Owned Real Property specified in Section 5.17(a)(ii) of the Company Disclosure Schedule. Except for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Subsidiary of the Company) any right to the use or occupancy of such Owned Real Property or any part thereof. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Owned Real Property.

(b)   Personal Property. The Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease which default would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(c)   Leased Property. Except as disclosed in Sections 5.8 and 5.9 of the Company Disclosure Schedule, all leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property (the “Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Leased Real Property.

(d)   Permitted Liens. As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 5.17(d) of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, or (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business.

5.18     Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and, except as set forth on Section 5.18 of the Company Disclosure Schedule, all premiums and other payments due under any such policy have been paid.

5.19     Environmental Liability. Neither the Company nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, during or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary (including Section 5.12), the representations and warranties of the Company in this Section 5.19 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.

5.20     Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or any of its Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of the Company in this Section 5.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to intellectual property matters.

5.21     Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. As of the date of this Agreement, there is no written labor or employment-related charge, complaint or claim of any sort against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity, except for such charges, complaints or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.22     Transactions with Affiliates. Except as previously disclosed in the Company SEC Reports, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Subsidiaries of the Company, on the one hand, and any Affiliate of the Company (other than the Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.23     Opinion of Financial Advisor. The Company has received an opinion of Armory Securities LLC, financial advisor to the Company, to the effect that subject to the terms and qualifications contained therein, as of the date of such opinion, the the Offer Price and the Merger Consideration payable to the holders of Company Common Stock under this Agreement is fair, from a financial point of view, to such holders of the Company Common Stock. A written copy of such opinion will be furnished, for informational purposes, to Parent as promptly as practicable following the receipt thereof by the Company. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

5.24     Rights Agreement. The Board of Directors of the Company has approved the execution of the Rights Agreement Amendment such that the Rights issued pursuant to the terms of the Rights Agreement are inapplicable to this Agreement and the transactions contemplated hereby. The Rights Agreement, as so amended, has not been further amended or modified. A copy of the Rights Agreement Amendment has been previously made available to Parent.

5.25     Accounts Receivable. The accounts receivable reflected on the Company financial statements and the accounts receivable arising after the date of the Company Balance Sheet (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Company financial statements or, with respect to accounts receivable arising after the date of the Company Balance Sheet, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

5.26     No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 5, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its affiliates, officers, directors, employees, agents or other representatives. Except for the representations and warranties contained in this Section 5, Parent and Merger Sub acknowledge that neither Company nor any representative of Company makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries, this Agreement or the transactions contemplated by this Agreement, or with respect to any other information provided or made available to the Parent, the Merger Sub or their representatives in connection with this Agreement or the transactions contemplated by this Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule of Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates; provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect (as hereinafter defined)), Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof, as follows:

6.1     Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect. As used in this Agreement, a “Parent Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any effect on the Parent or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of Parent or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company or Parent in connection with the transactions contemplated hereby, (B) any failure by Parent to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its Subsidiaries operate, (D) changes generally affecting the industries in which Parent or its Subsidiaries operate that are not specifically related to Parent and its Subsidiaries and do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

6.2     Authority; No Violation.

(a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except where the failure to have such power or authority would not reasonably be expected to result in a Parent Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, have been duly and validly approved by the Board of Directors of Parent (“Parent Board”) and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

(b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Offer and the Merger will (i) violate any provision of charter documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 6.3 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.

6.3     Consents and Approvals. Except as set forth in Section 6.3 of the Parent Disclosure Schedule, no Consents of, or filings or registrations with, any Governmental Entity or any third Person are necessary in connection with (a) the execution and delivery by Parent or Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Offer and the Merger, except for (i) the filing with the SEC of the Offer Documents and if required to complete the Merger, the Proxy Statement (as hereinafter defined) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger and related certificates with the Delaware Secretary pursuant to the DGCL, and (iii) Consents or approvals of, or filings or registrations with, Governmental Entities or third parties, the failure of which to be obtained would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

6.4     Broker’s Fees. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective officers or directors on behalf of the Parent or any of the Parent’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

6.5     Parent Information. The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent to be contained in the Schedule 14 D-9, Proxy Statement, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

6.6     No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

6.7     Ownership of Company Common Stock; No Other Agreements. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Offer and the Merger. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.

6.8     Acknowledgement of Parent. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.

6.9     No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 6, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to the Parent, Parent’s Subsidiaries, Merger Sub or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their respective affiliates, officers, directors, employees, agents or other representatives. Except for the representations and warranties expressly contained in this Section 6, the Company acknowledges that neither Parent nor Merger Sub or any representative of Parent makes any other express or implied representation or warranty with respect to Company, this Agreement or the transactions contemplated by this Agreement, or with respect to any other information provided or made available to the Company or its representatives in connection with this Agreement or the transactions contemplated by this Agreement.

7.	COVENANTS RELATING TO CONDUCT OF BUSINESS

7.1     Conduct of Business of the Company Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (a) conduct its business in the ordinary course consistent with past practices and (b) maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees.

7.2     Company Forbearances. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)   (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of Company Options or vesting of Company Restricted Shares outstanding as of the date hereof or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans), or (iv) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except pursuant to the exercise of Company Options or vesting of Company Restricted Shares or vesting or settlement of awards under the Company Stock Plans outstanding as of the date hereof), any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, in each case, except as required by any agreement in effect on the date hereof and as set forth on Section 7.2(a) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement);

(b)   sell, transfer, license, lease, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets pursuant to the current factoring relationship between the Company, Cambridge Strategic Management Group, Inc. and RVA Consulting LLC with RTS Financial Service, Inc. and Cartesian Limited’s factoring relationship with RBS Invoice Finance Limited of Smith House in the ordinary course of business consistent with past practice or (iv) as required by any agreement in effect on the date hereof and as set forth on Section 7.2(b) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement);

(c)   make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (i) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 7.2(c) of the Company Disclosure Schedule, or (ii) as otherwise permitted by this Section 7.2(c);

(d)   enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract, a Company Benefit Plan or a lease with respect to the Owned Real Property or Leased Real Property, except that the Company may (i) vacate its office space at Two Financial Center, Boston and (ii) enter into a short term lease for alternative space with a fixed term of not more than 6 months;

(e)   (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation pursuant to the terms of any employee benefit plan, policy, agreement or arrangement) to any of its employees, directors or independent contractors, (ii) pay any severance, except as required by any agreement in effect on the date hereof and as set forth on Section 7.2(e) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), or (iii) amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

(f)   amend its Certificate of Incorporation, bylaws or similar governing documents or similar organizational documents;

(g)   enter into any new material line of business outside of its existing business;

(h)   repurchase, prepay or incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, in each case, except as required by any agreement in effect on the date hereof and as set forth on Section 7.2(h) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement);

(i)   make or change any material Tax election or settle or compromise any Tax liability of the Company or any of its Subsidiaries;

(j)   make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

(k)   effect or permit, with respect to the Company and any Subsidiary of the Company, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(l)   except as permitted pursuant to Section 8.7, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 9.1 not being satisfied;

(m)   institute, settle, or compromise any legal action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $250,000 in the aggregate, other than (i) any legal action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business; or

(n)   agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 7.2.

7.3     Parent Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a)   (i) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or organization of Parent or (ii) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that, in the case of either clause (i) or clause (ii), could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Offer or the Merger or any of the other Transactions, including withdrawing or modifying, in a manner adverse to the Company, the approval by the Parent Board of this Agreement, the Offer or the Merger;

(b)   without limiting the generality of Section 7.2(b), acquire (whether through merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless such acquisition or agreement would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Offer or the Merger or any of the other transactions contemplated hereby, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or any of the transactions contemplated by this Agreement or (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or

(c)   agree to, or make any commitment to, take any of the actions prohibited by this Section 7.3.

8.	ADDITIONAL AGREEMENTS

8.1     Proxy Statement. In the event that a Company Shareholder Meeting is required in order to obtain the Company Required Vote and complete the Merger, as soon as reasonably practicable following the Offer Acceptance Time or the Expiration Time, as the case may be, the Company shall prepare and file the Proxy Statement of the Company (the “Proxy Statement”) with the SEC. Parent, Merger Sub, and the Company will reasonably cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the Company’s shareholders and at the time of the Company Shareholder Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall, as soon as reasonably practicable, notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendments to the Proxy Statement or for additional information.

8.2     Access to Information.

(a)   Upon reasonable prior notice and subject to applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to the directors, officers, managers, members, partners, employees, investment bankers, advisors, consultants, accountants, counsel, lenders, agents and representatives (collectively “Representatives”) of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. At the request of Parent, the Company shall use its commercially reasonable efforts to comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by the Company prior to the date hereof. Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the opinion of legal counsel, (i) violate or prejudice the rights of its customers or employees, (ii) jeopardize the attorney-client privilege of the institution in possession or control of such information, (iii) contravene, violate or breach any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (iv) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement.

(b)   All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure Agreement, dated November 28, 2017, between Parent’s affiliate, Blackstreet Capital Holdings, LLC and the Company (the “Confidentiality Agreement”). The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 8.2(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Section 5.

8.3     Company Shareholder Meeting. In the event that a Company Shareholder Meeting is required in order to consummate the Merger, following the clearance of the Proxy Statement by the SEC and subject to the other provisions of this Agreement, the Company shall, as soon as reasonably practicable thereafter, (a) mail the Proxy Statement to the Company’s shareholders and (b) duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby and thereby, including the Merger. Subject to Section 8.5, (i) the Company Board shall recommend a vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger and (ii) the Proxy Statement shall include the Company Recommendation. Subject to Section 8.7, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger. Notwithstanding any other provision hereof, the Company may postpone or adjourn the

Company Shareholder Meeting: (A) with the consent of Parent; (B) for the absence of a quorum; or (C) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Shareholder Meeting.

8.4     Further Actions.

(a)   Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) taking, or causing to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 9 hereof, to consummate the transactions contemplated by this Agreement; and (ii) promptly preparing, filing and providing to third parties and Governmental Entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material permits, Consents, registrations, authorizations and exemptions of or from all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, Consents, registrations, authorizations and exemptions of all such third parties and Governmental Entities. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, shareholders and Representatives and such other matters as may be reasonably necessary or advisable in connection with any application, statement, notice, petition, registration, request, declaration or filing made or provided by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if at any time after the purchase of Shares pursuant to the Offer by Merger Sub, the number of actually outstanding Shares owned by Merger Sub, together with any outstanding Shares owned by Parent and Parent’s other affiliates, shall collectively represent at least 90% of the actually outstanding Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without holding a Company Shareholder Meeting.

(b)   Nothing in this Section 8.4 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 8.5 or are required to take under applicable law.

8.5     Employees; Employee Benefit Plans.

(a)   Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit for purposes of determining eligibility and vesting (but not for purposes of any benefit accruals) under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company (other than any defined benefit or equity-based plans), including, but not limited to, vacation and paid time off accruals, (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its Subsidiaries or otherwise not subject to a limitation by the Company and its Subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.

(b)   The provisions of this Section 8.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 8.5) under or by reason of any provision of this Agreement. Nothing contained in this Section 8.5 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 8.5 (a) and Section 8.5(b), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

8.6     Indemnification; Directors’ and Officers’ Insurance.

(a)   From the Effective Time and for a period of six (6) years thereafter, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders of the Company or any of its Subsidiaries) to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses (as defined below) incurred in investigating, preparing to defend or investigate, defending, settling serving as a witness with respect to or otherwise participating in (including on appeal) any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses; provided, that the Surviving Company will not be liable for any settlement effected without the Surviving Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief (including any admission of liability or guilt) from such Indemnified Party. Notwithstanding the foregoing, an Indemnified Party shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to Parent and Parent and the Surviving Company shall cooperate in the defense thereof; provided, that Parent shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby. The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 8.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement by the Company Board and the Company’s shareholders and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries at or prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 8.6, the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled. As used in this Section 8.6(a), (A) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, or any other matter for which indemnification is permitted pursuant to Section 145 of the DGCL, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries; and (B) the term “Expenses” means reasonable, out of pocket attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, settling, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.6(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b)   From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of and advancement of expenses to such Indemnified Party.

(c)   Without limiting any of the obligations under paragraph (a) of this Section 8.6, Parent agrees that all rights to indemnification and advancement of expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

(d)   If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 8.6.

(e)   As of the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Company to, obtain and fully pay the premium for “discovery periods,” “extended reporting periods,” or other such periods however they may be named of no less than six years in duration commencing at the Effective Time (“Run-Off Period”) that shall provide coverage otherwise available under the Company’s existing primary and excess directors and officers liability insurance policies and the Company’s existing primary and excess fiduciary liability insurance policies for claims made during the Run-Off Period based on actual or alleged wrongful acts occurring prior to the Run-Off Period.

(f)   The provisions of this Section 8.6 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Company under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 8.6 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 8.6. Parent and the Surviving Company, jointly and severally, shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 8.6.

8.7     No Solicitation.

(a)   During the period beginning on the date of this Agreement and continuing until the earlier of the Offer Acceptance Time, the Effective Time and the termination of this Agreement in accordance with Section 10.1, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person that would otherwise be prohibited by this Section 8.7(a). Promptly following the execution of this Agreement, the Company shall deliver a written notice to each such Person to the effect that, subject to the provisions of this Section 8.7, the Company is ending all discussions and negotiations with such Person with respect to any Alternative Proposal, effective on and from date of this Agreement, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and/or its Subsidiaries. Subject to the provisions of this Section 8.7, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the Offer Acceptance Time, the Effective Time and the Termination Date, the Company and its Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit (including by way of furnishing non-public information), initiate or knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal, (ii) furnish to any Person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiaries (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any Person, except to notify such Person as to the existence and content of the provisions of this Section 8.7, or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a Person to communicate an Alternative Proposal to Company Board), or anti-takeover laws.

(b)   Notwithstanding anything to the contrary set forth in this Section 8.7 or elsewhere in this Agreement, until this Agreement shall have been approved by the Company Required Vote, the Company may, directly or indirectly through one or more Affiliates or Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiaries to, a Person or group of Persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied with its non-solicitation obligations under Section 8.7(a)); provided, however, that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company and/or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub or their respective Representatives (which requirement may be satisfied by posting such information in the online data room established by the Company prior to the date hereof); and provided further that, prior to initiating any such action, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and provided further that prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 8.7) or negotiations with, such Person(s), (i) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (ii) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s). In addition to the obligations of the Company and the Subsidiaries of the Company set forth in clause (ii) of this Section 8.7(b), the Company shall promptly notify Parent in writing of any Alternative Proposal made after the date of this Agreement, which notice shall specify the material terms and conditions of any such Alternative Proposal and the identity of the Person(s) making such Alternative Proposal. The Company agrees that neither the Company nor any of the Company’s Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent.

(c)   Except as provided by Section 8.7(d), at any time after the execution of this Agreement, the Company Board shall not:

(i)	resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent and Merger Sub (a “Company Recommendation Change”);
(ii)	approve or recommend any Alternative Proposal; or
(iii)	cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 8.7(b)) or authorize, approve or publicly recommend an Alternative Proposal or any agreement, understanding or arrangement relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 8.7(b)).

(d)   Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the this Agreement shall have been approved by the Company Required Vote the Company is then in receipt of a bona fide written Alternative Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or in connection with a Fiduciary Change, the Company Board may (i) effect a Company Recommendation Change, and/or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the Company, any Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 10.1(c)(ii) to enter into or consummate an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, however, that in such event under this clause (ii), the Company concurrently terminates this Agreement pursuant to Section 10.1(c)(ii) and enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal), then the Company Board may effect a Company Recommendation Change, if and only if:

(i)	the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Alternative Proposal constitutes a Superior Proposal, or in the case of a Fiduciary Change that failure to effect a Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company; and
(ii)	if the Company Board makes a Company Recommendation Change in connection with a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 10.1(c)(ii), including the payment of the Termination Fee in accordance with Section 10.2; provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least three (3) days’ notice thereof, attaching the Alternative Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect in which case the three-day period referred to herein shall be 48 hours, and (B) if, within such three-day period(or where applicable, 48-hour period), Parent makes an offer that the Board of Directors of the Company determines in good faith is more favorable to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company’s Board of Directors deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Subsidiary of the Company has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such three-day period (or where applicable 48-hour period) to include a provision permitting such termination).

(e)   The Company shall keep Parent reasonably informed regarding the matters contemplated by this Section 8.7 (including any Alternative Proposals). Without limiting the generality of foregoing, (i) the Company shall promptly notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto), including any change in the Company’s intentions as previously notified, and (ii) the Company agrees that it will promptly notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(f)   The Company Board may not make a Company Recommendation Change in connection with a Fiduciary Change unless: (i) the Company provides Parent with written information describing such Fiduciary Change in reasonable detail as soon as reasonably practicable after becoming aware of it; (ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Fiduciary Change; (iii) the Company notifies Parent in writing at least four (4) Business Days before making a Company Recommendation Change with respect to such Fiduciary Change of its intention to do so and specifies the reasons therefor; and (iv) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable law.

(g)   Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its shareholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law or would constitute a violation of applicable law; provided, however, that any Company Recommendation Change must comply with this Section. It is understood and agreed that, for purposes of this Agreement (including Section 10), a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board, shall not constitute a Company Recommendation Change or an approval or recommendation with respect to any Alternative Proposal.

(h)   Neither Parent nor Merger Sub, nor any of their respective Affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any Alternative Proposal involving the Company.

(i)   As used in this Agreement:

(i)	“Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not be required to restrict a Person from communicating an Alternative Proposal to the Company Board) or, to the extent applicable, a confidentiality agreement entered into prior to the execution of this Agreement.
(ii)	“Alternative Proposal” shall mean any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s shareholders, made by any Person or group (as defined under Rule 13d-5(b) of the Exchange Act) other than Parent or its Subsidiaries and/or Affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (A) transaction or series of transactions (involving any merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction with respect to the Company and/or any Subsidiary or Subsidiaries of the Company or the

issuance or acquisition of shares of Company Common Stock or other equity securities of the Company whose business or businesses constitute twenty percent (20%) (in number or voting power) or more of the assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole, (B) acquisition, license or purchase of assets of the Company and/or its Subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable or (C) acquisition of beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13d-5(b) of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) (in number or voting power) or greater economic or voting interest in the Company.

(iii)	“Superior Proposal” shall mean any bona fide Alternative Proposal (except that references to “twenty percent (20%) or more” in the definition thereof will be deemed to be references to “fifty percent (50%) or more”) made by any Person that is on terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement that Parent and Merger Sub propose to make in accordance with Section 8.7(d)(ii), are more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement.
(iv)	“Fiduciary Change” means the Company Board, prior to the Company Required Vote, determines it is obligated to make a Company Recommendation Change because such a change is advisable to comply with its fiduciary duties to shareholders of the Company, including for circumstances as set forth in Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, (Del. Ch. Apr. 29, 2005).

8.8     Standstill. Until the earlier of the Effective Time or the termination of this Agreement, neither Parent nor any of its Affiliates shall (a) purchase any shares of Company Common Stock or any security of the Company that is convertible into Company Common Stock in the open market or in privately negotiated transactions or (b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (c) commence a tender offer or exchange offer.

8.9     Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.10     Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the OTCQB Market to cause the delisting of the Company Common Stock from the OTCQB Market as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock at the completion of the Merger.

8.11     Working Capital Loan.

(a)   Upon signing of this Agreement, Parent (or its designee) shall make and fund a secured loan to the Company of One Million Dollars ($1,000,000) to be used for working capital of the Company or its Subsidiaries (the “Working Capital Loan”).

(b)   Amounts funded under the Working Capital Loan shall bear interest at an annual rate of ten percent (10%) and shall be secured by a lien on all assets of the Company (including all direct and indirect equity interests owned by the Company) and all assets of each Subsidiary of the Company, subordinate only to

Permitted Encumbrances (as defined in the Security Agreement as defined below) and the Debenture (as defined below). The Working Capital Loan shall be subject to the other terms and conditions reflected in the Term Loan Note for Working Capital (“Working Capital Note”), the Security Agreement covering the Working Capital Note (the “Security Agreement”) and the Debenture covering the Working Capital Note (the “Debenture”), each of which are dated the date of this Agreement and are attached hereto as Exhibits A, B and C, respectively.

8.12     Assumption of Elutions Note and Cooperation. Parent agrees to assume the obligation to pay any principal and accrued interest on the Elutions Note that is directed to be paid in an order of a court of competent jurisdiction rendered in a final, non-appealable judgment prior to the Offer Acceptance Time. The Company agrees not to consent to a judgment, or to enter into a settlement, regarding payment of the Elutions Note, without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company and Parent agree to reasonably cooperate in the defense of any litigation related to the Elutions Note or its payment. Parent shall have the right (i) to designate counsel for the Company to defend any litigation related to the Elutions Note, subject to the Company’s approval (which shall not be unreasonably withheld), and (ii) to consult with such counsel and the Company on such defense.

9.	CONDITIONS PRECEDENT

9.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)   Offer Acceptance Time. The Offer Acceptance Time shall have occurred, it being expressly acknowledged and agreed, that neither party shall be obligated to proceed with the Merger if the Offer Acceptance Time does not occur prior to the termination of this Agreement in accordance with Section 10.

(b)   Company Shareholder Approval. This Agreement shall have been approved by the Company Required Vote.

(c)   No Injunctions or Restraints; Illegality. No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity or other Person that prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger.

(d)   Statutes. No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

10.	TERMINATION AND AMENDMENT

10.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the earlier of the Offer Acceptance Time or the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the shareholders of the Company, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholder Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)   by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines;

(b)   by either Parent or the Company:

(i)	if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(ii)	if the Effective Time shall not have occurred on or before July 31, 2018; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;
(iii)	at any time after the Initial Expiration Time, if the Offer Acceptance Time has not occurred by such date; or
(iv)	if any state or federal law, rule or regulation is adopted or issued that has the effect of prohibiting the Merger;

(c)   by the Company:

(i)	if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent and Merger Sub herein are or become untrue or inaccurate; provided, however, that for purposes of this Section 10.1(c)(i)(A), no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of such section, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect, or (B) there has been a material breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to Parent and Merger Sub; or
(ii)	under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 8.7 and provided the Termination Fee referenced in Section 10.2 shall have been paid by the Company to Parent.

(d)   by Parent:

(i)	if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect; provided, however, that for purposes of this Section 10.1(d)(i)(A), no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of such section, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect, or (B) there has been a material breach on the part of the Company of any of its covenants or agreements herein, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to the Company; or
(ii)	if (A) the Company Board shall have failed to include the Company Recommendation in the Schedule 14 D-9 or the Proxy Statement or shall have effected a Company Recommendation Change, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Alternative Acquisition Agreement, Alternative Proposal or any Superior Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Alternative Proposal or a Superior Proposal, (C) the Company shall have failed to call the Company Shareholder Meeting in accordance with Section 8.3 or shall have failed to deliver the Proxy Statement in accordance with Section 8.1 in material breach of such Sections and such failure shall not be due to any material breach by Parent or Merger Sub of their obligations under Section 8.1, or (D) a tender offer or exchange offer for outstanding shares of Common Stock shall have been commenced (other than by Parent or Merger Sub or their respective Affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer.

10.2     Effect of Termination.

(a)   Notwithstanding any provision of this Agreement to the contrary, if this Agreement is validly terminated pursuant to Section 10.1(b)(i), Section 10.1(b)(ii), Section 10.1(b)(iv), Section 10.1(c)(ii) or Section 10.1(d), then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee. “Termination Fee” shall mean an amount equal to $400,000. Such payment shall be made, concurrently with the termination of this Agreement by the Company pursuant to Section 10.1(b) or Section 10.1(c)(ii) or within two (2) business days after termination of this Agreement by Parent pursuant to Section 10.1(b) and Section 10.1(d)(ii). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 10.2, Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 10.2, and upon payment in full of such amount, none of Parent nor Merger Sub or any of their respective Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 10.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of the Wall Street Journal in effect from time to time from the date such fee or obligation was required to be paid.

(c)   The parties acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable, constitute liquidated damages and are not a penalty.

(d)   There shall be deducted from any payments made pursuant to this Section 10.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

(e)   The party seeking to terminate this Agreement pursuant to Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 11.5, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this Section 10, any valid termination of this Agreement pursuant to Section 10.1 (other than Section 10.1(a)) shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable. In the event of termination of this Agreement by either Parent or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Sections 8.2(b), 10.2, 11.4 and 11.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

11.	GENERAL PROVISIONS

11.1     Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.2     Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after receipt of the Company Required Vote, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

11.4     Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

11.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronically transmitted by facsimile (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub or, following the Closing, the Surviving Company, to:

Cartesian Holdings, LLC
c/o Blackstreet Capital Holdings, LLC
5425 Wisconsin Ave, Suite 701
Chevy Chase, MD 20815
	Attn:	Murry N. Gunty
	Telephone:	(240) 223-1333
	Fax:	(240) 223-1331
	E-mail:	mgunty@blackstreethold.com

with a copy to:

Manatt, Phelps & Phillips, LLP
1050 Connecticut Avenue, N.W., Suite 600
Washington, DC 20036
	Attn:	Alan Noskow
	Telephone:	(202) 585-6525
	Fax:	(202) 637-1595
	E-mail:	anoskow@manatt.com
(b)	if to the Company, to:

Cartesian, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
Attention:
Facsimile:

with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attention: John A. Granda
Facsimile: (816) 412-1159

11.6     Interpretation; Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive.

Whenever the word “made available” is used in this Agreement, it shall be deemed to be followed by the words “in the online data room established by the Company or in emails to representatives of Parent or Merger Sub from Aaron Copeland or Matt Cusick, of Armory Securities (financial adviser to the Company) and attachments thereto.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

11.7     Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 11.5 hereof, provided that such delivery is effected in accordance with the notice information provided for in Section 11.5 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

11.8     Entire Agreement. This Agreement (together with the agreements, documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.

11.9     Specific Performance. The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 11.9 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.10     Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law). Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of Delaware or of the United States of America, in each case located in the County of New Castle, Delaware, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court. Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

11.11     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

11.13     Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the OTCQB Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

11.14     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (a) the provisions of Section 8.5 and Section 8.6 at the Effective Time, (b) the right of the Company’s shareholders to receive the Merger Consideration at the Effective Time as required by this Agreement, (c) the right of the holders of Company Options to receive the Merger Consideration at the Effective Time, and (d) the rights of the Company’s shareholders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful breach of this Agreement (provided, that the rights granted pursuant to this clause shall be enforceable on behalf of the shareholders only by the Company in its sole and absolute discretion), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

CARTESIAN, INC.

By:	/s/ Donald J. Tringali
Name Donald J. Tringali
Title Executive Chairman
CARTESIAN HOLDINGS, LLC

By:	/s/ Murry N. Gunty
Name Murry N. Gunty
Title Chief Executive Officer
CARTESIAN HOLDINGS, INC.

By:	/s/ Murry N. Gunty
Name Murry N. Gunty
Title President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1)	Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to irrevocably accept for purchase, or, subject to the rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more than 50% of the sum of (i) the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer, plus (ii) the aggregate number of shares of Company Common Stock then issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such shares have not yet been issued to such exercising holders of Company Options) (such condition, the “Minimum Condition”).
(2)	In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 (c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for purchase) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(a)   the Agreement shall have been terminated in accordance with its terms;

(b)   any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits, or issued a final and nonappealable order, or taken any other action, that is in effect and permanently restrains, enjoins or otherwise prohibits, in each case, the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement;

(c)   (i) other than representations set forth in clauses (ii), (iii) and (iv) below, the representations and warranties of the Company set forth in the Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representation and warranty of the Company set forth in Section 5.8 (Absence of Certain Changes or Events) shall not have been true and correct of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 5.2 (Capitalization) and Section 5.3 (Authority; No Violation) shall not have been true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for de minimis inaccuracies; and (iv) the representations and warranties set forth in Section 5.1 (Corporation Organization) and Section 5.7 (Broker’s Fees) shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date);

(d)   the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the Expiration Date;

(e)   the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)( c) and (2)( d) have been satisfied as of immediately prior to the Expiration Date; or

(f)   since the date of the Agreement, there shall have occurred and be continuing any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Company Disclosure Schedule

The Company Disclosure Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Cartesian, Inc. hereby undertakes to furnish supplemental copies of the Company Disclosure Schedule upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any portion of the omitted Company Disclosure Schedule.

ANNEX B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF APPRAISAL

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, §258, § 263 or § 264 of this title:
(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.

An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

OPINION OF ARMORY SECURITIES LLC

Armory Securities. LLC
1230 Rosecrans Avenue, Suite 660
Manhattan Beach, CA 90266
Tel: (310) 220-6400
Fax: (310) 798-6277

March 21, 2018

Strategic Review Committee
Board of Directors
Cartesian, Inc.
Two Financial Center
60 South Street, Suite 820
Boston, MA 02111

Members of the Board of Directors:

We understand that Cartesian, Inc. (“Cartesian” or the “Company”) intends to enter into a transaction with an entity affiliated with Blackstreet Capital Holdings, LLC (“Blackstreet”) pursuant to which that entity will acquire all or substantially all of the stock of the Company. The proposed transaction is to be effectuated pursuant to an Agreement and Plan of Merger dated as of March 21, 2018 (together with all exhibits and schedules thereto, the “Merger Agreement”), to be entered into by and among the Company, Cartesian Holdings, LLC, a Delaware limited liability company formed by Blackstreet (“Parent”), and Cartesian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Subject to the conditions of the Merger Agreement, Merger Sub will agree to commence (within the meaning of Rule 14D-2 under the Securities Exchange Act of 1934, as amended) a cash tender offer (the “Offer”) to acquire all of the outstanding shares of Company common stock, $0.05 par value per share (“Company common stock”) at a price per share of $0.40 (the “Offer Price”), net to the seller in cash, without interest and reduced by the amount of any applicable withholding tax. As soon as practicable following consummation of the Offer (and the receipt of shareholder approval if required) Merger Sub will be merged with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “Merger”). The Company could continue as the surviving corporation of the Merger, with all of the stockholders of the Company, other than Parent and Merger Sub, receiving an amount of cash equal to the Offer Price in exchange for their Company common stock (the “Merger Consideration”). The terms and conditions of the Offer and the Merger are set forth in greater detail in Merger Agreement. As part of the Offer, Parent will also agree to (i) have the Company assume the Company’s deal related fees and expenses as set forth in the Merger Agreement and (ii) to make a certain loan to the Company in an aggregate amount of $1 million to support ongoing working capital needs, which amounts will not be deducted from Offer Price or Merger Consideration paid to holders of the Company common stock.

The Strategic Review Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company, has requested our opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the Offer Price and the Merger Consideration proposed to be received by the holders of the Company common stock in connection with the Merger Agreement. This Fairness Opinion does not address any other aspect or implication of the Offer, the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Fairness Opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Offer and the Merger, (b) the relative merits of the Offer and the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (c) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Offer or the Merger or otherwise (other than the Offer Price and Merger Consideration to the extent expressly specified herein), (d) the fairness of any portion or aspect of the Offer or the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, other than the holders of Company common stock to the extent expressly set forth in Fairness Opinion, (e) the fairness of any portion or aspect of the Offer or the Merger to any one class or group of the

Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (f) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Offer or the Merger, (g) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Offer, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger Agreement, any class of such persons or any other party, relative to the Offer Price, the Merger Consideration, or otherwise. In addition, our Fairness Opinion does not address whether or not the Offer Price is the highest price per share of Company common stock that could be achieved in a sale of the Company.

In arriving at our Fairness Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate. Among other things, we have reviewed and analyzed: (1) a draft of the Merger Agreement, dated as of March 21, 2018; (2) certain publicly available business and financial information relating to the Company that we deemed to be relevant; (3) certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company (the “Projections”); (4) a comparison of the present and projected financial condition of the Company with those of other public companies that we deemed relevant; (5) a comparison of the financial terms of the Merger with the financial terms of certain other precedent transactions that we deemed relevant; (6) the discounted cash flow of the Company based on the Projections and residual value; and (7) the current and historical market prices and trading volume for Company common stock and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant. In addition, we have had discussions with management of the Company and the Special Committee concerning the business, operations, financial condition, performance trends and prospects of the Company and made inquiries regarding and discussed the Offer and other matters related thereto.

In arriving at our Fairness Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information that was publicly available to us, provided to us by the Company, or that was otherwise reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information). We have further relied upon the statements of management of Company and the Special Committee that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect. In addition, management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and we express no view as to any such Projections or estimates or the assumptions on which they are based. Furthermore, we have assumed that the amounts and timing of estimated revenues and cash flows in the Projections are reasonable and will be realized in accordance with such estimates. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our Fairness Opinion.

Our Fairness Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our Fairness Opinion based on events or circumstances that may occur after the date of this letter.

Any analyses relating to the value of assets, businesses or securities in our Fairness Opinion do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. Our Fairness Opinion does not constitute a valuation opinion or credit rating. In preparing our Fairness Opinion, we have not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and we have not undertaken to evaluate the solvency of the Company or any other party under any law. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have not undertaken analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have assumed that the executed Merger Agreements and the other documents related thereto will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Merger Agreement and the other documents related thereto. We have also assumed, upon the advice of the Company, that (a) the Offer and the Merger will be consummated in a manner that complies in all respects with applicable federal and state statutes, rules and regulations, (b) all material governmental, regulatory and third party approvals, consents and releases for the Offer and the Merger will be obtained within the constraints contemplated by the Merger Agreement, and (c) that the Offer and the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

We do not express any opinion as to any tax or other consequences that might result from the Offer or the Merger, nor does our Fairness Opinion address any legal, accounting, regulatory, insurance, tax, or other specialist matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

We are also acting as financial advisor to the Special Committee pursuant to that certain letter agreement dated September 29, 2016 (the “Original Engagement Letter”), pursuant to which the Special Committee has engaged us to provide financial advisory services related to a potential Transaction (as defined in the Original Engagement Letter). A portion of the fee under the Original Engagement Letter has been paid. A substantial portion of the fee is contingent upon the successful completion of the Transaction. Our fee for rendering the Fairness Opinion became payable to us upon the rendering of the Fairness Opinion to the Special Committee. No portion of the fee for the Fairness Opinion is contingent upon the successful completion of the Offer, the Merger or other Transaction, and no portion of the fee for the Fairness Opinion is creditable against the transaction fee payable to us under the Original Engagement Letter. In addition to the fees discussed above, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of the Original Engagement Letter and our engagement to render the Fairness Opinion.

Armory Securities, LLC and its affiliates engage in a wide range of investment banking related businesses. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in debt, equity and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Armory Securities, LLC and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Blackstreet, other participants in the Offer and the Merger or certain of their respective affiliates in the future, for which Armory Securities LLC and its affiliates may receive compensation. In addition, Armory Securities LLC and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Blackstreet, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Armory Securities LLC and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Blackstreet other participants in the Offer and the Merger or certain of their respective affiliates or security holders, for which advice and services Armory Securities LLC and such affiliates have received and may receive compensation.

Our Fairness Opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee and is rendered in connection with the consideration of the Offer and the Merger. It is understood that this letter may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without our express prior written consent.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Offer Price and the Merger Consideration to be paid to the holders of the Company common stock under the Merger Agreement is fair, from a financial point of view, to such holders of the Company common stock.

Very truly yours,

Armory Securities, LLC

/s/ Eben Perison
By:	Eben Perison
Title:	Senior Managing Director

CARTESIAN, INC.
7300 COLLEGE BLVD., STE 302
OVERLAND PARK KS 66210
ATTN: JIM SERAFIN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.

NOTE: In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000383942_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is available at www.proxyvote.com.

CARTESIAN, INC.
Special Meeting of Stockholders
June 28, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jim Serafin as proxy, with the power to appoint his substitute, and hereby authorize him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARTESIAN, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at 9:00 AM, local time on June 28, 2018 at the Company's offices at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned stockholder(s).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for the election of nominees for director listed on the reverse side and for each Proposal. If any other matters come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000383942_2 R1.0.1.17